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TrueBlue, Inc.
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Notice of 2023 Annual
Meeting of Shareholders
and Proxy Statement
Thursday, May 11, 2023 at 8:00 a.m., Pacific Daylight Time
Virtual Meeting Site: www.virtualshareholdermeeting.com/TBI2023

Letter to Shareholders
Tacoma, Washington
March 30, 2023
Dear Shareholders:
On behalf of the board of directors and management of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our”), it is a pleasure to invite you to TrueBlue’s 2023 Annual Meeting of Shareholders (“Meeting”). This year's Meeting will be held in a virtual format through a live webcast at www.virtualshareholdermeeting.com/TBI2023 on Thursday, May 11, 2023, at 8:00 a.m., Pacific Daylight Time (“PDT”). A recording of the Meeting will be available on the TrueBlue Investor Relations website after the Meeting. For further information on how to participate in the Meeting, please see the Information About the Meeting section in the proxy statement.
You may submit questions in writing during the Meeting. To submit a question during the Meeting, you must first join the Meeting with your 16-digit control number (“Control Number”). Your Control Number can be found next to the label for postal mail recipients or within the body of the email sending you the proxy statement. We intend to answer questions pertinent to Company matters as time allows at the question and answer session following the formal portion of the Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. The Meeting webcast will begin promptly at 8:00 a.m. PDT. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 7:30 a.m. PDT, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Meeting, a technical assistance phone number will be made available on the Meeting's registration page 15 minutes prior to the start time of the Meeting.
As in prior years, TrueBlue has elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving resources and lowering the cost of delivery. On or about March 30, 2023, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access our 2023 proxy statement and 2022 Annual Report to shareholders for the fiscal year ended December 25, 2022 (the “2022 Annual Report”). The Proxy Notice also provides instructions on how to vote online, by telephone, or by requesting and returning a proxy card, and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the Notice of Annual Meeting of Shareholders and Proxy Statement.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please vote online, by telephone, or by mail as soon as possible to ensure that your vote is counted. If you are a shareholder of record and attend the Meeting, you will have the right to vote your shares during the Meeting.
Very truly yours,
/s/ Jeffrey B. Sakaguchi
Jeffrey B. Sakaguchi
Board Chair
TrueBlue, Inc. 2023 Proxy Statement P. 1

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	May 11, 2023 at 8:00 a.m., Pacific Daylight Time
Location:	www.virtualshareholdermeeting.com/TBI2023
Record Date:	March 13, 2023
Voting:	Shareholders as of March 13, 2023 are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
	Proposals*	Board Vote Recommendation	Page Reference for More Information
1	Elect the directors named in the proxy statement • 7 of 8 nominees are independent • Diverse slate in terms of attributes, experience, and skills, including all 4 committees led by directors from underrepresented groups (by gender or race/ethnicity) • Robust Board oversight of Company strategy and risks • Proactive and evolving corporate governance practices	FOR	20
2	Advisory vote on the frequency of future advisory votes on executive compensation • Annual votes provide for the highest levels of accountability to the Company's shareholders • Allows shareholders to have regular input on the Company's executive compensation practices	FOR 1 YEAR	26
3	Advisory vote on our executive compensation • Program offers competitive total compensation opportunities to executives while aligned with shareholder interests • Executives are incentivized to focus on both short- and long-term Company performance	FOR	27
4	Approval of the Amendment and Restatement of the Company's 2016 Omnibus Incentive Plan • Allows the Company to maintain a compensation policy that includes a balanced mix of cash and equity • Helps the Company compete more effectively for key employee talent • Aligns the long-term interests of employees and shareholders	FOR	55
5	Approval of the Amendment and Restatement of the Company's 2010 Employee Stock Purchase Plan • Aids the Company in attracting and retaining employees • Aligns the interests of participating employees with those of shareholders by promoting share ownership	FOR	60
6	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 • Independent firm with reasonable fees and strong geographic and subject matter expertise • Performance annually assessed by the Audit Committee • Served as independent registered public accounting firm since 2009	FOR	64
*Brokers cannot vote for Proposals 1, 2, 3, 4, or 5 without shareholders' instructions on how to vote.
TrueBlue, Inc. 2023 Proxy Statement P. 2

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
Vote Right Away
Even if you plan to attend our 2023 Annual Meeting of Shareholders online, please read this proxy statement with care and vote right away using any of the methods below. In all cases, have your proxy card or voting instructions form in hand and follow the instructions.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be virtually held on May 11, 2023: Our proxy statement is attached. Financial and other information concerning TrueBlue is contained in our 2022 Annual Report. The proxy statement and our 2022 Annual Report are available on our website at investor.trueblue.com. Additionally, you may access our proxy materials and vote your shares at www.proxyvote.com.
By Order of the Board of Directors,
/s/ Todd N. Gilman
Todd N. Gilman
Corporate Secretary
Tacoma, Washington
March 30, 2023
TrueBlue, Inc. 2023 Proxy Statement P. 3

2022 Proxy Statement
TrueBlue, Inc. 2023 Proxy Statement P. 4

About TrueBlue
Our Mission: Connecting People and Work

TrueBlue’s Values
We believe there is a solution to every problem. By being innovative and working together, we can find new ways to get results.
We believe in what we do, are committed to doing good, and will go above and beyond the call of duty for our clients and our workers.
We empower our people to take personal responsibility and make an impact.
We listen and learn from each other, embrace diverse views and experiences, and know that finding successful solutions comes from working together.
We are true to who we are and what our clients need.

TrueBlue, Inc. 2023 Proxy Statement P. 5

About TrueBlue
TrueBlue 2022 Business Highlights

Revenue	$2.3 billion, a 4% increase over 2021
Net Income	$62.3 million, versus $61.6 million in 2021
Adjusted EBITDA(1)	$117.0 million, versus $103.8 million in 2021
Return of Capital	$60.9 million of common stock, 2,234,006 shares repurchased in 2022
9.6 million shares repurchased in the past five years, a 23% reduction in shares outstanding
Progress on Digital Strategy	3.4 million shifts filled in 2022 through our JobStack™ mobile application
Over 30,000 clients served using JobStack™ by the end of 2022
PeopleScout's Affinix™ is helping clients improve time to fill, candidate flow, and candidate satisfaction
(1)
Please see the Appendix A to this proxy statement for a detailed definition and reconciliation of the non-generally accepted accounting principles (“non-GAAP”) financial measure to the most directly comparable GAAP financial measure.

TrueBlue, Inc. 2023 Proxy Statement P. 6

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
COMPANY GOVERNANCE
One Share Equals One Vote	We have only a single class of shares with equal voting rights
Leadership	Separation of Board Chair and CEO roles since 2008, utilizing Lead Independent Director position when needed
Independence	7 of 8 directors are independent
All members of the Governance, Audit, and Compensation committees are independent
Elections	All directors are elected annually
Directors must be elected by the majority of votes cast
Evaluations	All directors complete annual evaluations of the Board
The members of the Audit, Compensation, and Innovation and Technology Committees complete annual self-evaluations of these committees
Alignment with Shareholder Interests	All directors have stock ownership guidelines
All directors receive annual equity grants
Attendance	All directors attended at least 75% of the meetings of the Board and their respective committees
Succession Planning	Our Board regularly reviews Board and executive succession planning
Stock Ownership	Meaningful stock ownership guidelines are in place for directors and executive officers
Anti-Hedging policy in place that prohibits hedging against the Company's stock by directors and all employees, including executive officers. Pledging of shares is discouraged.

Key Board and Committee Responsibility and Risk Oversight*
Owner	Responsibilities and Risk
Full Board	Overall strategy Enterprise risk management
Audit Committee	Financial statements, systems, reporting and compliance Ethics and Compliance program
Innovation & Technology Committee	Technology strategy Cybersecurity
Compensation Committee	Executive Compensation strategy and plans Human capital management
Governance Committee	Corporate governance matters Board membership criteria and candidate review ESG
*	Please refer to the Risk Assessment section below for further details
TrueBlue, Inc. 2023 Proxy Statement P. 7

Proxy Summary
Board of Directors Summary
Diversity of Attributes

Diversity of Experience and Skills

Human Capital or Employee Compensation	8 of 8
Audit, Accounting, or Finance	8 of 8
Public Company Board & Investor Relations	8 of 8
Mergers and Acquisitions	8 of 8
Business Service Industry	5 of 8
Corporate Transformation	7 of 8
Ethics & Compliance	8 of 8
Sales and Marketing	8 of 8
Global Business Operations	8 of 8
Risk Management	8 of 8
Business Innovation & Technology	7 of 8
Environmental, Social & Governance (ESG)	7 of 8
ybersecurity	5 of 8
ublic Company CEO	2 of 8

TrueBlue, Inc. 2023 Proxy Statement P. 8

Proxy Summary
COMPENSATION SUMMARY
Compensation Governance Highlights
Shareholder Approval	97% of voting shareholders approved our executive compensation program in 2022
Compensation Committee	The Compensation Committee, comprised entirely of independent directors, oversees and regularly reviews named executive officer compensation
Compensation Consultant	Mercer (US), Inc. is the Compensation Committee’s independent, third-party consultant
Risk	Compensation programs do not encourage excessive or unnecessary risk-taking
Compensation Best Practices
WHAT WE DO
✔ Pay for performance by delivering a significant portion of compensation through performance and equity-based plans
✔ Request annual shareholder advisory say-on-pay votes
✔ Target total compensation near the median of relevant peers
✔ Maintain meaningful stock ownership guidelines for all named executive officers
✔ Engage an independent compensation consultant
✔ Retain double trigger change-in-control agreements
✔ Conduct an annual risk analysis of compensation programs
✔ Maintain a clawback policy
✔ Require minimum vesting period for equity grants
✔ Include ESG goals in executive compensation
✔ Maintain a Compensation Committee comprised solely of independent directors
WHAT WE DO NOT DO
X No excessive or guaranteed pay targets. All potential payouts are capped and tied to measurable targets
X No re-pricing of options or equity grants
X No pension benefits
X No gross-up of excise taxes upon change-in-control
X No hedging or short sales of Company stock, with pledging discouraged
X No reward for excessive risk-taking
X No excessive executive perquisites
X No cash buyouts of underwater options
X No special health or welfare benefits for executives
TrueBlue, Inc. 2023 Proxy Statement P. 9

Proxy Summary
Environmental, Social, and Governance
TrueBlue was founded as a force for good with a mission to connect people to work. Today, our commitment to doing the right thing is reflected in the attention we pay to all of our stakeholders - our employees, associates, candidates, clients, shareholders, and the communities in which we operate. That commitment has not wavered. In 2022:

Environmental, Social, and Governance (ESG)

8 EMPLOYEE RESOURCE GROUPS create a safe, supportive space for employees sharing a common identity

65% of global full-time employees (FTEs) and 50% of our management directors and above are **FEMALE**

Published our annual **CORPORATE CITIZENSHIP REPORT**

50% of domestic FTEs and 20% of directors and above identify as **RACIALLY/ETHNICALLY DIVERSE**

Completed our first **STAKEHOLDER MATERIALITY SURVEY**

Completed our first **GREENHOUSE GAS ASSESSMENT**

~37,000 EMPLOYEE DEVELOPMENT training courses completed

Held **QUARTERLY VOLUNTEER EVENTS**, including a global food drive

SUPPORTED FEEDING AMERICA to provide 1.5 million meals to feed, nourish, and assist local communities in need

Maintained **ISO 270001 CERTIFICATION** for information security management

TrueBlue, Inc. 2023 Proxy Statement P. 10

Leadership Structure
The board of directors (the “Board”) of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our”) has divided the Company's leadership among three directors:
•	Steven C. Cooper serves as Chief Executive Officer (the “CEO”);
•	Jeffrey B. Sakaguchi serves as Chair of the Board (the “Board Chair”); and
•	Colleen Brown serves as Chair of the Corporate Governance and Nominating Committee (the “Governance Committee”).
The Board has appointed different individuals to fulfill the roles of the Board Chair and the CEO for over 20 years. The Board believes that it is in the best interest of the shareholders and an efficient allocation of the time and responsibilities for Company leadership to separate these roles. The key duties and responsibilities of the Board Chair and the Chair of the Governance Committee are set forth in the tables below. When the Board Chair is not an independent director, we have appointed a lead independent director to ensure independent leadership of the Board when such independence was necessary or advisable for the Board.
Key Duties and Responsibilities
Board Chair	•	Plans the Board meeting calendar.
	•	Proposes the agenda for meetings of the Board and shareholders, with input from the CEO and other directors.
	•	Presides at meetings of the Board and the shareholders except where the Board Chair has a conflict or elects to delegate such responsibility to another director.
	•	Maintains effective communications between the Board and the CEO.
Chair of Governance Committee	•	Presides at meetings of the Board and the shareholders in the absence of the Board Chair.
	•	Leads the Governance Committee in discharging such responsibilities as may be established in its charter including without limitation:
• the annual evaluation processes for the CEO, the Board, and Board committees;
• the identification, review, and proposal of nominees (including the nomination of existing directors) to the Board;
• changes in the composition of the Board's committees; and
• the CEO succession planning process.
	•	Identifies, communicates, and reviews existing and new governance requirements, proposals, and trends.
	•	Undertakes such other matters as may be delegated to the Chair of the Governance Committee by the Board Chair.
TrueBlue, Inc. 2023 Proxy Statement P. 11

CORPORATE GOVERNANCE
Director Independence
The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with criteria set forth in the Company's Corporate Governance Guidelines (the “Guidelines”), which include all elements of independence set forth in the New York Stock Exchange (“NYSE”) listing standards and related U.S. Securities and Exchange Commission (“SEC”) Rules and Regulations. At a regularly scheduled portion of each Board meeting or as part of the Governance Committee meetings, the independent directors meet in executive session without management or any non-independent directors present. Independent directors have no material relationship with the Company, except as directors and shareholders of the Company.
Based on these standards, at its meeting held on March 10, 2023, the Board made the independence determinations for each of our directors:
Name	Tenure	Independent
Colleen B. Brown	9 years	Yes
Steven C. Cooper	17 years	No(1)
William C. Goings	7 years	Yes
Kim Harris Jones	7 years	Yes
R. Chris Kreidler	3 years	Yes
Sonita Lontoh	1 year	Yes
Jeffrey B. Sakaguchi	12 years	Yes
Kristi A. Savacool	5 years	Yes
(1)	Based on the NYSE rules, the Board determined that Mr. Cooper is not independent because he is the CEO of the Company.
By having a majority of independent directors serve on the Board, there are several key benefits to the Company which are set forth in the table below.
Key Duties and Responsibilities
Independent Directors	•
Bring an objective view in balancing the concerns of interested parties and ensure the Board acts in the best interests of the Company on issues such as strategy, performance, risk management, resources, key appointments, and standards of conduct.

	•	Safeguard and balance the concerns of all stakeholders.
	•	In situations of conflict between management and shareholders' concerns, aim towards the solutions which are in the best interest of the Company.
	•	Establish suitable levels of compensation for the CEO and executive vice presidents.
	•	Chair the Audit, Compensation, and Governance Committees.
	•	Create a process of checks and balances on management and other directors.
	•	Create an environment for innovation.
Risk Assessment
Enterprise risk management is an integral part of our business processes and the Company has an enterprise risk management (“ERM”) program to integrate risk responsibilities within the current management structure. Specific risks are assigned to the Board's committees and business area experts. The most significant risks are regularly discussed with the Board as part of its active oversight of risks that could affect the Company. Risks are delegated among the committees based on the expertise of each committee. Each committee and the Board discuss specific risks with management throughout the year, as appropriate. The Board believes the administration of this risk oversight function does not negatively affect the Board's leadership structure.
The Board exercises an oversight role with respect to the most significant risks facing our Company and maintains responsibility for certain risks, while designating the Audit Committee with the primary responsibility for overseeing the Company's ERM program and process. Management provides the Board with periodic reports on the Company’s risk and ERM program findings. The Audit Committee has responsibility to periodically review the Company's guidelines, policies, and procedures to assess and manage risk exposure.
The individual committees also consider risk within their areas of responsibility as highlighted below. The committee chairs provide reports of their activities to the Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management's response to those risks.
TrueBlue, Inc. 2023 Proxy Statement P. 12

CORPORATE GOVERNANCE
Meetings and Committees of the Board
The Board
Each director is expected to devote sufficient time, energy, and attention to ensure diligent performance of his or her duties and to attend all Board, committee, and shareholders' meetings. The Board met nine times during 2022. All directors attended all the meetings of the Board and of the committees on which they served during the fiscal year ended December 25, 2022. Our Guidelines provide that each of our directors is expected to attend our annual meeting of shareholders and all directors participated in the 2022 Annual Meeting of Shareholders on May 11, 2022.
Committees of the Board
The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Governance
Committee, and the Innovation and Technology Committee (“I&T Committee”). With the exception of the I&T Committee, of which Mr. Cooper is a member, all the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on the Company's website at https://investor.trueblue.com/corporate-governance/governance-documents. The charter of each committee is also available in print to any shareholder upon request. The table below shows membership for each of the standing Board committees as of December 25, 2022, the number of times each committee met in 2022, and outlines each committee's key responsibilities and functions.
Committees, Members for 2023, and Number of Meetings in 2022	Key Areas of Responsibility and Risk Oversight During 2022
Full Board	Retains responsibility for oversight of major Company initiatives and risks such as:
	•	Strategy;
	•	Competition;
	•	Mergers & Acquisitions;
	•	Major Litigation;
	•	Leadership and Oversight of Ethical Standards; and
9 Meetings	•	Enterprise Risk Management (“ERM”).
Corporate Governance and Nominating Committee Brown (Chair) Goings Harris Jones Kreidler Lontoh Sakaguchi Savacool	•	Oversees corporate governance matters.
	•	Establishes criteria for Board membership, including diversity, experience, skill set, and the ability to act effectively on behalf of shareholders.
	•	Identifies and reviews the candidates for the Board.
	•	Provides a forum for independent directors to meet separately from management.
	•	Reviews and recommends to the Board any changes to the Guidelines.
	•	Oversees the Board’s evaluation process.
	•	Conducts the CEO evaluation and succession planning process.
	•	Reviews and determines compensation paid to non-employee directors.
	•	Reviews any conflicts of interest and related party transactions and relationships involving directors and executive officers.
	•	Monitors trends and best practices in corporate governance.
	•	Monitors the Company's government relations activities.
12 Meetings	•	Leads the Company's response on environment, social, and governance issues.
TrueBlue, Inc. 2023 Proxy Statement P. 13

CORPORATE GOVERNANCE
Committees, Members for 2023, and Number of Meetings in 2022	Key Areas of Responsibility and Risk Oversight during 2022
Audit Committee Harris Jones (Chair) Kreidler Lontoh Sakaguchi	•	Reviews and discusses the Company’s earnings reports and financial statements with management and the independent auditors prior to the release of this information to the public.
	•	Monitors risk relating to the Company’s financial statements, systems, reporting process, and compliance.
	•	Consults with the Company's independent external auditors and management to ensure the adequacy of internal controls that could significantly affect the Company's financial statements.
	•	Reviews compliance policies to ensure alignment with legal and regulatory requirements.
	•	Oversees the Company's Ethics and Compliance Program, including monitoring compliance with the Company's Code of Conduct and Business Ethics.
	•	Oversees management's process for identifying risks and setting mitigation strategies.
	•	Reviews and discusses with management the guidelines, policies, and procedures that govern the process by which the Company assesses and manages its exposure to risk.
	•	Monitors the process and management of the Company-wide ERM program.
	•	Evaluates and approves or disapproves in advance all audit and non-audit services proposed to be provided by the independent auditors.
10 Meetings	•
The Board has determined that each member of the audit committee is financially literate and that Ms. Harris Jones and Messrs. Sakaguchi and Kreidler each qualify as an “audit committee financial expert” under applicable SEC Rules.

Compensation Committee Goings (Chair) Brown Savacool	•	Approves compensation, including incentive plan awards, for the CEO and executives.
	•	Administers incentive compensation plans.
	•	Monitors compliance with stock ownership guidelines.
	•	Determines compensation levels for senior executives.
	•	Prepares required disclosures regarding compensation practices.
	•	Manages executive compensation risk.
	•	Oversees the Company's human capital management program.
	•	Reviews compensation and benefits policies and practices of the Company.
	•	Establishes incentive plan performance metrics and goals.
11 Meetings	•	Receives and monitors reports regarding the Company's human capital management risks.
Innovation and Technology Committee Savacool (Chair) Brown Cooper Goings Harris Jones Kreidler Lontoh Sakaguchi	•	Oversees and advises management on significant Company digital policies and trends.
	•	Leads Company technology initiatives and development of intellectual property.
	•	Monitors reports on the Company's cybersecurity risks and related incidents.
	•	Examines reports on the protection and privacy of client, employee, candidate, and associate data.
	•	Oversees major business model innovation and technology programs, investments, and architecture decisions.
	•	Monitors emerging technology trends and industry trends, and their potential impact on the Company’s strategy.
	•	Advises on leadership and talent development in the Company’s innovation and technology teams.
	•	Oversees disaster recovery plans for the Company’s ongoing business activities.
5 Meetings	•	Provides guidance on the risks and benefits associated with business model innovation and technology strategies, including financial, acquisition, and execution risks.
TrueBlue, Inc. 2023 Proxy Statement P. 14

CORPORATE GOVERNANCE
Audit Committee
The Audit Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules and the independence standards set forth in Rule 10A-3 of the Exchange Act. The Governance Committee and the Board have determined that all the members of the Audit Committee are “financially literate” pursuant to the NYSE rules. The Board has affirmatively determined that Ms. Harris Jones and Messrs. Kreidler and Sakaguchi are “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K. The Board has adopted a charter for the Audit Committee, which is available at https://investor.trueblue.com/corporate-governance/governance-documents The charter is also available in print to any shareholder upon request.
Compensation Committee
The Compensation Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company's website at https://investor.trueblue.com/corporate-governance/governance-documents. The charter is also available in print to any shareholder upon request. Additional information regarding the Compensation Committee and its procedures and processes for the consideration and determination of executive and director compensation are included under the Compensation Discussion and Analysis section of this proxy statement.
Corporate Governance and Nominating Committee
The Governance Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Governance Committee, which is available on the Company's website at https://investor.trueblue.com/corporate-governance/governance-documents. The charter is also available in print to any shareholder upon request.
Innovation and Technology Committee
The I&T Committee's primary functions are to oversee the Company's information risks, cyber-security, technology strategy, and emerging innovation and business trends and their alignment with the Company's business strategies and objectives. The Board has adopted a charter for the I&T Committee, which is available on the Company's website at https://investor.trueblue.com/corporate-governance/governance-documents. The charter is also available in print to any shareholder upon request.
Corporate Environmental, Social, and Governance Responsibility
The Company sees environmental, social, and governance (“ESG”) matters as an essential component of sustainable Company performance and integral to the successful implementation of our long-term business strategy. ESG considerations inform how we manage the Company, including our risk management framework and our governance mechanisms for Board oversight and how we deliver sustainable growth that positively impacts our employees, clients, shareholders, and the communities in which we operate.
As the Company seeks to meet evolving stakeholder needs, the Board views ESG issues as increasingly essential to the Board’s oversight of our business strategy. The Governance Committee is responsible for overseeing our ESG efforts and receives regular updates from management on our sustainability strategy and activities. The Company's ESG efforts are led by the chief legal officer, who chairs, leads, and manages our response to ESG issues for the Company, and engages stakeholders on our ESG initiatives. Other senior leaders provide input through corporate organizations such as the Diversity, Equity, & Inclusion Council (the “Council”). The Company implements day-to-day ESG programs with support from senior managers and relevant corporate functions.
Key ESG Factors
Our approach to ESG strategy and corporate sustainability begins with understanding and acting on the ESG issues that most impact our business performance and strategy. Since 2018, we have conducted assessments of significant ESG risks, based on input from across the Company and alignment with leading external reporting frameworks. In assessing key material topics for our business and industry, we referenced the Sustainability Accounting Standards' Board and added components most important to management and the Governance Committee. We also work with stakeholders across the Company, including Human Resources, Legal, Compliance, and Audit to identify key priorities based on likelihood and impact at the Company.
After considering the various ESG related risks, the Company found the following risks to be material or significant enough to warrant specific ESG reporting efforts:
•	Board Governance;
•	Diversity, Equity, and Inclusion;
•	Professional Integrity;
•	Human Capital Management;
•	Cybersecurity; and
•	Environment.
In 2022, we conducted a materiality assessment which resulted in the determination of our most important ESG materiality issues:
•	Skills Development;
•	Recruitment and Retention;
•	Workplace Safety;
•	Data and Cybersecurity;
•	Health and Well-being;
•	Business Ethics; and
•	Company Reputation.
Board Governance
Board and corporate governance have been a focus of the Company for over a decade, exemplified by the Company's early adoption of a practice separating the CEO and Board Chair roles. The Governance Committee also receives frequent updates on evolving corporate governance best practices and implements those practices most impactful or useful to the Company.
TrueBlue, Inc. 2023 Proxy Statement P. 15

CORPORATE GOVERNANCE
Majority Voting for Directors
A nominee for director in an uncontested election who does not receive the majority vote required by our Amended and Restated Bylaws (the “Bylaws”) but who was a director at the time of the election shall not be elected, but shall continue to serve as a holdover director until the earliest of: (i) 90 days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07 of the Washington Business Corporation Act; (ii) the date on which the Board appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board; or (iii) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under these circumstances may be filled by the Board as provided in Article II, Section 2.11 of the Company's Bylaws. The Governance Committee will promptly consider whether to fill the position of a nominee failing to receive a majority vote and make a recommendation to the Board to fill the position. The Board will act on the Governance Committee’s recommendation and, within 90 days after the certification of the shareholder vote, will publicly disclose its decision. Except as provided in the next sentence, a director who fails to receive a majority vote for election will not participate in the Governance Committee's recommendation or the Board's decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors: (i) will nominate a slate of nominee directors and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (ii) may in the interim fill one or more director positions with the same director(s) who will continue in office until their successors are elected.
Diversity, Equity, and Inclusion
The Board has emphasized diversity, equity, and inclusion (“DE&I”) as a key aspect of corporate sustainability for many years and ensures it leads the Company by example. The Board has been recognized by the National Association of Corporate Directors (“NACD”) and other national and regional organizations for its efforts and success in becoming a diverse and inclusive board. The Board continues to foster and promote a diverse, talented, and well-trained workforce and a performance-driven workplace culture.
Management has also emphasized DE&I throughout the Company with our chief diversity officer leading our DE&I programs. Additionally, the Council designs and launches initiatives that advance acceptance and inclusion. The Council reports regularly to executive leadership, who brief our Board periodically throughout the year. The Council also sponsors training to build diversity and inclusion awareness, and supports Employee Resource Groups (“ERGs”), which are employee-led groups that create opportunities for employees to collaborate based on shared characteristics or life experiences to support each other for enhanced career and personal development. ERGs seek to maximize employee engagement and contribute to our overall business objectives by offering diverse perspectives, networking opportunities, and increased cultural awareness. We currently have eight ERGs for employees sharing similar ethnicity, nationality, gender, lifestyle choice, or life experience and their respective allies. Through these initiatives, we learn how our differences build stronger teams and how our histories reveal similarities.
Professional Integrity
Professional ethics are monitored at the Board level by the Audit Committee. The chief ethics and compliance officer oversees risks related to professional integrity and ethics, ensuring regular training for Company employees on our Code of Conduct and Business Ethics (“Code of Conduct”), anti-fraud, bribery and corruption efforts, third-party risk program, and provides regular reports to the Audit Committee of these efforts and any breaches of ethical conduct by Company employees. Our Code of Conduct covers topics including avoiding conflicts of interest, maintaining confidentiality, anti-harassment and discrimination, among others.
We believe a strong corporate culture and employee engagement is key to attracting and retaining talented employees. To assess and improve our culture, we routinely utilize an independent third party to measure how favorably our employees view our organizational culture and engagement. These surveys include corporate culture assessments, as well as real-time feedback on employee engagement and employee-management relations. The results of these surveys are reported and distributed throughout management and the Board, and are used to create actionable plans to improve employee engagement and retention. Our October 2022 survey achieved an engagement score of 78, consistent with our October 2021 survey, which exceeds the benchmark of 75 set by the independent third-party survey provider.
Human Capital Management
Our human capital strategy is centered on our values and our employees. Ensuring a diverse and inclusive performance-driven culture is one of the key components of this corporate strategy and a corporate priority led by the Board. We invest in emerging talent through our DE&I program, recruitment strategies, talent management, and development programs for critical roles. Our human capital management (“HCM”) initiatives are included in the chartered responsibilities of the Compensation Committee. Relevant HCM metrics are reported on a regular basis to the Compensation Committee. Our online training platforms provide our employees with access to a multitude of training courses, videos, reference material, and other tools.
We also emphasize the health, safety, and wellness of our employees. We provide our employees and their families with flexible health and wellness programs, including competitive benefits. Our benefits include health, dental, and vision insurance, health savings and flexible spending accounts, paid time off, family leave, and family care resources.
Cybersecurity
The Board takes its oversight of cybersecurity seriously and in 2011 designated a separate Board-level committee to oversee the risks related to cybersecurity and the Company's digital strategy and initiatives. This focus has led to additional emphasis on digital security matters at the Company, including quarterly updates to the I&T Committee about security risks, threats, and efforts focused on mitigating those risks. These presentations are provided by our chief technology officer and our chief information security officer, and include updates on recent developments in cybersecurity, the Company's actual experience with cybersecurity issues, and the systems and processes in place to defend against cyber attacks.
TrueBlue, Inc. 2023 Proxy Statement P. 16

CORPORATE GOVERNANCE
Corporate Environmental Stewardship & Management
We are committed to promoting environmental sustainability both internally, by minimizing our corporate environmental footprint, and externally by developing digital tools that modernize how people are connected with work and reducing our employees' need for daily transportation to our branches or to face-to-face interviews.
We strive to reduce our corporate environmental footprint by seeking opportunities for increased efficiency and resource conservation. During 2022 we completed our first greenhouse gas assessment, which will help us set emissions goals and targets going forward; the results of this assessment will be published in our 2023 Corporate Citizenship Report (described below). We will continue to refer to the Task Force on Climate-Related Financial Disclosures (TCFD) framework to further develop measurable environmental goals for the Company.
Corporate Citizenship Report
A more detailed disclosure of more of our ESG efforts as a Company can be found in our Corporate Citizenship Report on our website at trueblue.com/corporate-citizenship/. This report is updated from time to time and contains a description of our ESG efforts more broadly, as well as disclosure of some of the metrics we use to measure and improve our performance in these important areas for the Company. The Corporate Citizenship Report on our website does not form a part of this proxy statement.
Corporate Governance Guidelines
The Corporate Governance Guidelines (the “Guidelines”) are available at https://investor.trueblue.com/corporate-governance/governance-documents. Shareholders may request a free printed copy by contacting TrueBlue, Inc., Investor Relations, 1015 A Street, Tacoma, Washington 98402. The Guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of the shareholders.
On an annual basis, each director and executive officer is obligated to complete a questionnaire which, among other things, requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.
Shareholder Engagement
We value our shareholders' feedback and are committed to engaging in constructive and meaningful dialogue with shareholders regarding our strategic focus, operating results, capital allocation priorities, governance practices, executive compensation program, and other areas of shareholder focus throughout the year. As part of our ongoing outreach, members of senior management and investor relations routinely engage with investors in many different ways, including:
•	Hosting quarterly earnings calls with a live webcast, presentation materials, and a Q&A session.
•
Participating in industry conferences, non-deal roadshows, and one-on-one meetings. Over the last three years, the investor relations team attended 14 industry conferences and participated in 13 non-deal roadshows.

•	Conducting an annual outreach program to solicit investor feedback and seek insight into our investors' priorities.
These activities allow our senior management and investor relations teams to share and discuss our business strategy and achievements with investors, solicit investor feedback on our performance, and seek insight into our investor's priorities.
Any shareholder or interested party who wishes to communicate with our Board or any specific director, including non-employee directors, may write to Board of Directors, TrueBlue, Inc. c/o Corporate Secretary, 1015 A Street, Tacoma, Washington 98402. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must indicate whether or not the author is a shareholder and clearly state whether the intended recipients are all members of the Board or specific individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director(s). If the Company develops any other procedures, they will be posted on the Company's website at www.trueblue.com. Procedures addressing the reporting of other concerns by shareholders, employees, or other third parties are set forth in our Code of Conduct.
Board and Committee Self-Evaluations
The Board annually assesses the performance and effectiveness of the Board, the Audit, Compensation, and I&T Committees, these committee chairs, the Board Chair, and each director through an annual self-evaluation, discusses the results of each annual self-evaluation and, as appropriate, implements enhancements and other modifications identified during the self-evaluation process.
Self-Evaluation Questionnaires
The Board and the committees noted in the prior paragraph conduct annual self-evaluations by written questionnaire to provide feedback on performance and effectiveness of the Board and committees.
On-Going Feedback
Directors provide ongoing, real-time feedback to management, committees, and the chairs of each committee, including the Board Chair, outside the formal annual self-assessment process, and specifically reserve time after each Board meeting to consider the effectiveness of that meeting and discuss potential improvements to various Board practices.
Review and Discussion
Independent legal counsel aggregates and summarizes the annual director questionnaire responses to promote candor and ensure feedback is not attributed to individual directors and provides guidance on material issues. The Governance Committee reviews the evaluation results for the Board and each committee and presents the results and findings to the full Board and each committee for further consideration and discussion.
Review of the Evaluation Process
The Governance Committee annually reviews the self-evaluation process to ensure that actionable and constructive feedback is solicited on the operations and performance of individual committees and the Board as a whole.
TrueBlue, Inc. 2023 Proxy Statement P. 17

CORPORATE GOVERNANCE
Feedback Incorporated
As an outcome of these discussions, the Board and its committees identify key substantive and procedural areas for increased Board effectiveness. Changes to the Board's policies and practices are also considered and implemented based on self-evaluation results and ongoing feedback. Some of the actions taken recently in response to suggestions for improvement include:
•	Increasing the frequency of Board refreshment, reducing the average Board tenure from 10 years to under eight years;
•	Including discussions with management on Company strategy at each Board meeting;
•	Increasing discussions with third-party experts and consultants on a range of topics to enhance Board education; and
•	Increasing Board meeting time specifically devoted to questions and answers between management and directors, rather than time allocated solely to management presentations.
Code of Conduct and Business Ethics
Our Code of Conduct and Business Ethics (“Code of Conduct”) is applicable to all directors, officers, and employees of the Company. Our Code of Conduct is available at www.trueblue.com/code-of-conduct. Shareholders may also request a free printed copy from TrueBlue, Inc., Investor Relations, 1015 A Street, Tacoma, Washington 98402.
The Company intends to disclose any amendments to the Code of Conduct (other than technical, administrative, or non-substantive amendments) and any waivers of a provision of the Code of Conduct for directors or executive officers on the Company's website at www.trueblue.com. Information on the Company's website, however, does not form a part of this proxy statement.
Related Person Transactions
The Board has adopted a Director and Officer Related Person Policy, which sets forth the policies and procedures for the review and approval or ratification of “Related Person Transaction(s).” A Related Person Transaction is defined to include transactions, arrangements, or relationships in which the Company is a participant, the amount involved exceeds $120,000, and a Related Person has or will have a direct or indirect material interest. “Related Person” is defined to include directors, executive officers, director nominees, beneficial owners of more than 5% of the Common Stock, and members of their immediate families sharing the same household. A Related Person Transaction must be reported to the Company's chief legal officer and reviewed and approved by the Governance Committee. Under certain circumstances, a transaction may be approved by the Chair of the Governance Committee subject to ratification by the full Governance Committee at its next meeting. In determining whether to approve or ratify a Related Person Transaction, the Governance Committee, as appropriate, shall review and consider:
•	the Related Person's interest in the Related Person Transaction;
•	the approximate dollar value of the Related Person Transaction;
•	the approximate dollar value of the Related Person's interest in the Related Person Transaction without regard to the amount of any profit or loss;
•	whether the Related Person Transaction was undertaken in the ordinary course of business of the Company;
•	whether the Related Person Transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the Related Person Transaction; and
•
any other information regarding the Related Person in the context of the proposed Related Person Transaction that would be material to investors in light of the circumstances of the particular transaction.

After reviewing all facts and circumstances, the Governance Committee may approve or ratify the Related Person Transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.
There were no Related Person Transactions in 2022.
Nominations for Directors
Qualifications of Nominees
The Guidelines include the criteria our Board believes are important in the selection of director nominees. While the Board has not established any minimum qualifications for nominees, the Board does consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, and experience in industry, finance, administration, and operations) of each candidate, and the skills and expertise of its current members while taking into account the overall operating efficiency of the Board and its committees. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender, and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability, or any other basis proscribed by law. Service on other boards of directors and other commitments by directors will be considered by the Governance Committee and the Board when reviewing director candidates and in connection with the Board's annual self-assessment process for current members of the Board.
Nominee Identification and Evaluation
The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the need for diversity on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers potential candidates for director which may come to the Governance Committee's attention through current Board members, professional search firms, shareholders, or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.
TrueBlue, Inc. 2023 Proxy Statement P. 18

CORPORATE GOVERNANCE
Under the Guidelines, the Governance Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board nominees in the context of the current Board composition. This assessment will include experience in industry, finance, administration, operations, marketing, and technology, as well as diversity.
Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director nominees, to help ensure that the Board remains aware of and responsive to the needs and interests of our shareholders, employees, clients, and other stakeholders, the Board believes it is important to identify qualified director candidates that would increase the diversity of experience, profession, expertise, skill, background, gender, racial, ethnic, cultural, and other diversity characteristics (“Diversity Characteristics”) of the Board. Accordingly, the Governance Committee has made an effort when nominating new directors to ensure that the composition of the Board reflects broad Diversity Characteristics.
In recent years, the Governance Committee has directed its third-party search firm to present a slate of possible candidates which includes qualified potential nominees with broad Diversity Characteristics in considering nominees for the Board.
The Governance Committee considers the entirety of each candidate’s credentials, in addition to diversity, as they fit with the current composition and skills and experience of the Board. The Company considers the Board to be a valuable strategic asset of the Company. To maintain the integrity of this asset, the membership of the Board has been carefully crafted to ensure that its expertise covers broad Diversity Characteristics, and these Diversity Characteristics will continue to be considered when nominating individuals to serve on the Board.
The Governance Committee will consider candidates recommended by shareholders. The Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized in this section to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee's background and experience and report its findings to the Governance Committee. Other than the verification of compliance with procedures, shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee. One or more members of the Governance Committee, and others as appropriate, will interview the prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company's officers, directors, and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company's securities with the SEC. Based solely on the Company's review of forms received by it, or representations from certain reporting persons, the Company believes that during 2022 all applicable Section 16(a) filing requirements were met and that all such filings were timely.
TrueBlue, Inc. 2023 Proxy Statement P. 19

PROPOSAL 1.
ELECTION OF DIRECTORS
The Nominees
The board of directors (the “Board”) has nominated the following persons for election as directors: Colleen B. Brown, Steven C. Cooper, William C. Goings, Kim Harris Jones, R. Chris Kreidler, Sonita Lontoh, Jeffrey B. Sakaguchi, and Kristi A. Savacool. The Board recommends a vote “FOR” each of the nominees. All directors were elected at the 2022 Annual Meeting of Shareholders. The biographies of each of the nominees below contain information regarding the nominees' service on the Board, business experience, director positions held currently or at any time during the last five years. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Board to determine that each nominee should serve as a director for the Company. The summaries do not include all of the experiences, qualifications, attributes, or skills of the nominees. General information regarding the nomination process is included in the Corporate Governance section under “Nominations for Directors.”
✔	FOR	THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE
TrueBlue, Inc. 2023 Proxy Statement P. 20

Director Biographies

Colleen B. Brown

Colleen B. Brown, 64, has served as a Director of the Company since June 2014 and Chair of the Governance Committee since June 2022. She previously served as Chair of the Innovation and Technology Committee from 2017 to 2022. Ms. Brown serves as a Director of the privately held Port Blakely, the venture capital firm SpringRock Ventures, the publicly traded Spark Networks SE, and the publicly traded Big 5 Sporting Goods Corporation.She currently serves as a Director of a nonprofit, Delta Dental of Washington. Ms. Brown is a member of NACD, WCD, IWF, and C200. Previously, Ms. Brown served as Director, President, and Chief Executive Officer of Fisher Communications, a public multimedia and technology company. Ms. Brown has served as Chair of the board of directors of American Apparel, as a Director of CareerBuilder, and as a Director of Classified Ventures. She was the founder and Managing Director of Marca Global, an internet technology company. Her community activities have included the Washington Roundtable, a nonprofit public policy organization representing major private sector employers throughout Washington State, and the United Way of King County. Ms. Brown is a Henry Crown Fellow and a member of the Aspen Global Leadership Network at the Aspen Institute. She also holds a cyber certificate from Carnegie Mellon.

Ms. Brown brings extensive executive experience in strategic planning, operations, finance, and technology. Her leadership as a public company Chief Executive Officer, as well as a senior officer in two large media companies, is a valuable resource to the Company. As an NACD fellow, Ms. Brown is a champion of best practices in corporate governance.

Steven C. Cooper

Steven C. Cooper, 60, was reinstated as the Company's Chief Executive Officer in June 2022 and has served as a Director of the Company since May 2006. Mr. Cooper served as Board Chair from January 2019 until June 2022, as Board Executive Chair from September 2018 to December 2018, and as the Company’s

Chief Executive Officer from 2006 to 2018. He had previously served as President between 2005 and 2015 and as Executive Vice President and Chief Financial Officer between 2001 and 2005. He currently serves as a Director and member of the audit committee of publicly traded Boise Cascade Company.

Mr. Cooper’s long and successful tenure as Chief Executive Officer and Chief Financial Officer for the Company during a period of tremendous growth, combined with his effective leadership and coaching skills, financial and accounting expertise, and unique ability to develop consensus, are among the contributions he makes to the Board.

William C. Goings

William C. Goings, 65, has served as a Director of the Company since April 2016 and as Chair of the Compensation Committee since December 2020. Mr. Goings was Executive Vice President of TD Bank Group and President of TD Insurance from 2010 to 2012. Mr. Goings also held the positions of Senior Vice

President and Chief Operating Officer at TD Insurance between 2009 and 2010. Prior to joining TD Bank Group, Mr. Goings held a variety of operating roles with Genworth Financial from 2004 to 2009 and GE Capital from 1996 to 2004. Mr. Goings currently serves as a Director of publicly-traded Encore Capital Group, Inc., nonprofit AARP Service Inc. and as a member of the Board of Trustees for Penn Mutual Insurance Company. Mr. Goings’s earlier career was spent working for global companies in corporate banking, strategic planning, and business development.

Mr. Goings brings to the Board extensive expertise having served as a senior officer of a large multi-national corporation as well as an executive level, operations focused, strategic planning, and problem-solving ability.

Kim Harris Jones

Kim Harris Jones, 63, has served as a Director of the Company since May 2016 and as Chair of the Audit Committee since March 2020. Ms. Harris Jones served as Senior Vice President and Corporate Controller of Mondelez International from 2012 until 2014. She also served as the Senior Vice President and Corporate Controller at Kraft Foods, Inc. (“Kraft”) from 2009 until 2012. Prior to her time at Kraft, Ms. Harris Jones served in a number of positions at Chrysler LLC, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Ms. Harris Jones currently serves as a Director of publicly-traded United Rentals Inc. and Fossil Group, Inc., as well as the Ethiopian North American Health Professionals Association. She also serves on the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

Ms. Harris Jones has extensive management, financial, and business experience at large, complex corporations undergoing significant corporate growth and change.

TrueBlue, Inc. 2023 Proxy Statement P. 21

Director Biographies

R. Chris Kreidler

R. Chris Kreidler, 59, has served as a Director of the Company since July 2020. Mr. Kreidler currently serves as a senior advisor to McKinsey & Company and as a C-suite coach through Executive Coaching Connections. Mr. Kreidler also had a lengthy and distinguished career as EVP and CFO of Sysco Corporation, from

2009 through 2015. Prior to Sysco, Mr. Kreidler served with C&S Wholesale Grocers and spent 11 years at Yum! Brands, Inc. in multiple senior leadership roles. He previously served as a Director and Chairman of the Audit Committee of Aimia Inc., Wok Holdings, and P.F. Chang's China Bistro, and is currently a Board member of privately-held BradyIFS and Alyasra Foods. Mr. Kreidler also serves as a Special Advisor to the board of directors of Soul Foods. Mr. Kreidler is a member of the Board of Advisors for the Jones Graduate School of Business at Rice University.

Mr. Kreidler's service as a former financial executive with domestic and international experience and with deep strategic planning, operational, and transactional expertise provides a valuable resource to the Company. His extensive board experience provides the Company with insights to develop creative solutions for complex business issues and focus on delivery of desired strategic outcomes that create high shareholder, organizational, and client value.

Sonita Lontoh

Sonita Lontoh, 47, has served as a Director of the Company since October 2021. From 2018 to 2022, she served as the Global Head of Marketing (CMO), Personalization and 3D Printing & Digital Manufacturing at HP Inc., a global technology company. Prior to her time at HP, Ms. Lontoh served as a senior executive at Siemens AG, a global leader in automation and digitalization solutions, and at Trilliant, a global provider of IoT solutions. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy providers in the United States. Ms. Lontoh currently serves as an independent director of publicly-traded Sunrun Inc., one of the largest residential solar-and-battery-as-a-service companies in the United States and on the advisory board of the Jacobs Institute of Design Innovation at the University of California Berkeley. Ms. Lontoh is National Association of Corporate Directors (NACD) directorship-certified, Digital Directors' Networks cybersecurity-certified, and has completed the NACD Climate Governance and the Stanford Directors' College certifications. She was a mentor for the U.S. State Department’s TechWomen program and has been inducted into the U.S. Asian Hall of Fame and the U.S. Women in Manufacturing Hall of Fame.

Ms. Lontoh brings deep expertise in digital transformation, customer experience, and global marketing and innovation. Her leadership experience at both new, high-growth businesses, at large, global Fortune 100 companies, and at entrepreneurial, venture-backed Silicon Valley technology companies, provides valuable insight, foresight, and perspective to the Company’s digital and growth strategies.

TrueBlue, Inc. 2023 Proxy Statement P. 22

Director Biographies

Jeffrey B. Sakaguchi

Jeffrey B. Sakaguchi, 61, has served as a Director of the Company since December 2010 and as Board Chair since June 2022. He previously served as Chair of the Governance Committee and Lead Independent Director from 2017 to 2022. Mr. Sakaguchi serves as a Director of Eccentex, Inc., a privately held early-stage software company, and as a Director of ThinkIQ, Inc., a privately held early-stage software company. Mr. Sakaguchi was formerly a founding board member of ACT Holdings, Inc., an advisory board member of Habla.AI, and Chairman of the board of directors of Neah Power Systems, Inc. (renamed XNRGI, Inc.). He is a member and former Chairman of the board of directors of the Los Angeles Region American Red Cross as well as a member and former Chairman of their National Philanthropic Board. Previously, Mr. Sakaguchi was President and Chief Operating Officer of Evolution Robotics Retail, Inc., and he held leadership roles with both Accenture and McKinsey & Company, global management consulting firms. Mr. Sakaguchi is a National Association of Corporate Directors (NACD) Leadership Fellow, NACD directorship-certified, and an Educational Counselor for Massachusetts Institute of Technology.

Mr. Sakaguchi’s experience in several leadership roles helps the Company improve performance and build market share. His background and expertise in emerging technology, start-ups, and strategy provides valuable guidance to the Company’s strategic, innovative, and technological efforts. His experience provides a valuable resource to the Company.

Kristi A. Savacool

Kristi A. Savacool, 63, has served as a Director of the Company since July 2018 and as Chair of the Innovation and Technology Committee since June 2022. Previously, Ms. Savacool served as Chief Executive Officer of Aon Hewitt, the global human resources solutions business of Aon plc., from 2012 until her retirement in January 2018. She was responsible for setting Aon Hewitt’s business and solutions strategies, leading mergers and acquisitions, overseeing its global operations, and sponsoring relationships with its largest clients, which included a large portion of the Fortune 100 companies. She played a key role in the sale of Aon Hewitt’s RPO business to the Company in 2016. Prior to her time at Aon Hewitt, Ms. Savacool held several senior executive management positions at The Boeing Company in the areas of information technology (as Chief Information Officer for Commercial Airplanes), operations, and business services, spanning commercial and federal business sectors, globally. She currently serves as a board member of several private companies, including Ascension Inc., Springbuck, Inc., and RxBenefits, Inc., and as a Director and CEO for Private Health Management, Inc. Ms. Savacool also serves as a member of HealthQuest Capital's Board of Advisors and as a Director for Escuela Adelante. Ms. Savacool previously served as a Trustee for DePaul University, as a Director of the Midtown Educational Foundation in Chicago, Illinois, on the Board of Court Appointed Special Advocates of Lake County, Illinois, and as a Director of the United Way of King County in Seattle, Washington. She was also an executive member of the Center for Corporate Innovation, Fortune 1000 health care CEO roundtable.

Ms. Savacool has extensive financial, management, and business experience in professional services and large scale, global operations. Her invaluable experience as a public company business unit Chief Executive Officer in the human resource and outsourcing industry provides valuable guidance to the Company.

TrueBlue, Inc. 2023 Proxy Statement P. 23

Retainers and Committee Fees
Periodically, the Corporate Governance and Nominating Committee (“Governance Committee”) engages a third-party consultant to review the retainer and committee fees paid to the non-employee directors on our Board. This consultant provides information related to the retainer and fee levels of our peer companies, as well as information regarding best practices and emerging trends in the payments to non-employee directors. In 2021, the Governance Committee retained a consultant who recommended to the Governance Committee certain changes for 2022 in the amount and process for these fees to better align with the market. The information provided by the consultant is considered by the Governance Committee but does not directly determine any of the Company's actual retainer or fee arrangements. The Governance Committee applies its informed judgment when establishing the levels and payments of retainers and fees. After considering the information provided by the consultant and the Governance Committee's internal discussions, in October 2021, the Governance Committee approved changes to the retainer and committee fees paid to our non-employee directors starting in 2022 as outlined below. In July of 2022, a modest change was made to increase the cash retainer for the Chair of the Innovation and Technology Committee to put it on par with the other committee chairs.
For 2022, non-employee directors received (a) an annual cash Board retainer, (b) an annual cash committee retainer, and, if applicable (c) an annual cash committee chair supplement. The schedule of payments for 2022, as compared to 2021, are as set forth in the table below.
Annual Cash Retainer	2021 Amount	2022 Amount
Board Retainer
Board Chair	$97,000	$122,000
Lead Independent Director	$84,500	$89,500
Other Directors	$72,000	$77,000
Committee Retainer
Audit Committee	$10,000	$12,500
Compensation Committee	$8,000	$12,500
Governance Committee	$5,000	$5,000
Innovation and Technology Committee	$5,000	$5,000
Board Chair Committee Supplement	$15,000	—
Committee Chair Supplement
Audit Committee, Chair	$15,000	$15,000
Governance Committee, Chair	$15,000	$15,000
Compensation Committee, Chair	$10,000	$15,000
Innovation and Technology Committee, Chair(1)	$10,000	$15,000
(1)
The payments made for January through June 2022 to the Innovation and Technology Chair were prorated based on an annual amount of $10,000; payments made since July 2022 were prorated based on the amount reflected in the table above.

Equity Grants
Each non-employee director receives an annual grant of restricted stock units (“RSUs”) that is typically granted on the second day after the release of our annual earnings. The TrueBlue shares of common stock (“Common Stock”) underlying these RSUs fully vest on the first day of the Company's fourth quarter in the year in which they are granted. Non-employee directors appointed during the year are entitled to receive a pro rata grant, on their first day of service to the Board, as follows: 100% if appointed on or prior to the first quarterly meeting, 75% if appointed on or prior to the second quarterly meeting, 50% if appointed on or prior to the third quarterly meeting, and 25% if appointed on or prior to the last quarterly meeting of the year.
As part of the non-employee director compensation review in October 2021, the Governance Committee also approved increased compensation levels for some components of the equity awards for 2022. As a result, in early 2022, the Board Chair received an award of RSUs with a target value of $175,000 (an increase from $145,000 in 2021) and the lead independent director received an award of RSUs with a target value of $165,000 (an increase from $145,000 in 2021). Mr. Sakaguchi was then serving as our lead independent director and became Board Chair upon Mr. Cooper's reinstatement as CEO; the lead independent director position is no longer needed because our Board Chair is independent. All other non-employee directors received an award of RSUs with a target value of $135,000 (an increase from $110,000 in 2021). The Audit Committee and Compensation Committee Chairs received an additional award of RSUs with a value of $10,000 while all other committee chairs received an additional award of RSUs with a target value of $7,500. The Company determined the number of RSUs of each such award based on the average closing price of Common Stock during the 60 trading days prior to and including the second full trading day after the announcement of the Company’s fourth quarter and year-end financial results, which was approximately $27.24 per share.
Equity Retainer and Deferred Compensation Plan for Non-Employee Directors
Each non-employee director is able to participate in the Equity Retainer and Deferred Compensation Plan for Non-Employee Directors (“Director Equity Plan”). Under this plan, a director may elect to modify the manner in which he or she receives the annual retainer from the Company. Directors are given the option to make an irrevocable election to convert up to 100% of his or her cash retainer to an equity retainer, and then further elect to receive up to 50% of the equity retainer in the form of stock options, rather than Common Stock. In addition, a director may make an irrevocable election to defer settlement of all or part of his or her annual RSU grant to a time after he or she leaves the Board.
TrueBlue, Inc. 2023 Proxy Statement P. 24

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation Table
The following table discloses the compensation earned by each of the Company’s non-employee directors during the last completed fiscal year:
Name	Fees Earned and Paid in Cash	Stock Award Grant Date Fair Value(1)	Total
Colleen B. Brown	$112,000	$142,388	$254,388
William C. Goings(2)	$114,500	$144,892	$259,392
Kim Harris Jones(3)	$114,500	$144,892	$259,392
R. Chris Kreidler(4)	$99,500	$134,902	$234,402
Sonita Lontoh	$99,500	$134,902	$234,402
Jeffrey B. Sakaguchi	$135,750	$172,357	$308,107
Kristi A. Savacool(5)	$107,000	$134,902	$241,902
(1)
This column represents the grant date fair value of RSUs awarded to each of the non-employee directors in 2022 in accordance with Financial Accounting Standards Board Accounting Standards Codification Accounting for Stock Compensation (“FASB ASC Topic 718”). The amounts are calculated using the closing price of Common Stock on the grant date, which was $27.22 for all directors. For additional information, refer to Note 10 to the Consolidated Financial Statements found in Item 8 of Part II of our 2022 Form 10-K (listed under Stock-Based Compensation).

(2)	As of December 25, 2022, Mr. Goings continues to hold fully vested options for 5,172 shares of Common Stock.
(3)	Under the Director Equity Plan, Ms. Harris Jones elected to defer settlement of 100% of her equity retainer in the form of 5,323 RSUs until 90 days after her separation from the Board.
(4)	Under the Director Equity Plan, Mr. Kreidler elected to defer settlement of 100% of his equity retainer in the form of 4,956 RSUs until 90 days after his separation from the Board.
(5)	Under the Director Equity Plan, Ms. Savacool elected to defer 100% of her equity retainer in the form of 4,956 RSUs until 90 days after her separation from the Board.

Non-Employee Director Stock Ownership Guidelines
Each non-employee director is expected to hold shares of Common Stock having a value of not less than four times the director’s base annual cash retainer. Both directly and indirectly held RSUs and deferred shares are included in this calculation, but options for purchasing Common Stock in the future are not included in the calculation. New directors are allowed four years in which to reach the ownership guidelines. For the purpose of determining compliance, the Company determines the number of shares required on an annual basis with the value of the shares to be determined on a trailing 12-month average daily stock price. As of the end of the 2022 fiscal year, all non-employee directors either met these guidelines or were within the first four years and on track to meet these guidelines.
TrueBlue, Inc. 2023 Proxy Statement P. 25

PROPOSAL 2.
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory (non-binding) vote from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory vote on our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two, or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of every one year, or an annual vote.
Our Board believes that advisory vote approval of executive compensation should be conducted every year so that our shareholders may provide us with their direct input on our executive compensation philosophy, policies, and practices, as described in our proxy statement each year. Our Board determination was based on the premise that named executive officer compensation is evaluated, adjusted, and approved on an annual basis by our Compensation Committee and that some of the metrics that are used in determining performance-based awards are annual metrics. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.
We therefore request that our shareholders select “1 Year” when voting on the frequency of future advisory votes on executive compensation. Shareholders may vote for one year, two years, or three years or abstain as their preference for the frequency of advisory votes on executive compensation. However, because this is an advisory vote, this proposal is non-binding upon the Company and the Compensation Committee and the Board may decide that it is in the best interest of the shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board will review the results of the vote and, take the results into account in making a determination concerning the frequency of advisory votes on executive compensation.
✔	FOR 1 YEAR	OUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS SELECT “1 YEAR” AS THE SHAREHOLDERS' ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.
TrueBlue, Inc. 2023 Proxy Statement P. 26

PROPOSAL 3.
ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

Our Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, we are asking shareholders to approve the following advisory (non-binding) resolution at the 2023 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of TrueBlue, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in the proxy statement for the Company's 2023 Annual Meeting of Shareholders.
As an advisory vote, this proposal is not binding upon the Company or the Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the feedback received from shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company's named executive officers. Unless the Board modifies its policy, including as a result of votes cast in connection with Proposal 2 in this proxy statement, the next say-on-pay advisory vote will be held at our 2024 Annual Meeting of Shareholders.
✔	FOR	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
TrueBlue, Inc. 2023 Proxy Statement P. 27

Steven C. Cooper, 60, was reinstated as the Company's Chief Executive Office in June 2022 and has served as a Director of the Company since May 2006. Mr. Cooper served as Board Chair from January 2019 until June 2022, as Board Executive Chair from September 2018 to December 2018, and as the Company’s Chief Executive Officer from 2006 to 2018. He had previously served as President between 2005 and 2015 and as Executive Vice President and Chief Financial Officer between 2001 and 2005. He currently serves as a Director and member of the audit committee of publicly traded Boise Cascade Company.
Derrek L. Gafford, 52, has served as the Company’s Executive Vice President and Chief Financial Officer since 2006, after serving as Vice President and Chief Financial Officer since 2005. Mr. Gafford is a Certified Public Accountant (inactive) and joined the Company in 2002 serving as Vice President and Treasurer. Prior to joining the Company, Mr. Gafford served as Chief Financial Officer for Metropolitan Market, a grocery retailer, and held various management positions with Deloitte & Touche LLP and Albertsons, Inc.
Taryn R. Owen, 44, has served as President and Chief Operating Officer of the Company since September 2022, after serving as Executive Vice President of the Company and President of PeopleReady, TrueBlue's general, industrial and skilled trade staffing business, and PeopleScout, TrueBlue's recruitment process outsourcing (“RPO”) and managed service provider (“MSP”) solutions business, since October 2021. Ms. Owen previously served as Executive Vice President of the Company and President of PeopleReady since December 2019, after serving as Executive Vice President of the Company and President of PeopleScout since November 2014. Prior to these roles, she served as Senior Vice President since June 2014 and as President of PeopleScout since August 2013. Prior to that, she was Senior Vice President of Global Operations for PeopleScout since December 2011, after joining PeopleScout in 2010 as Vice President of Client Delivery. Prior to joining PeopleScout, Ms. Owen was an Operations Director at Randstad SourceRight Solutions where she led global RPO engagements. Ms. Owen has more than 20 years of talent acquisition experience. Ms. Owen formerly served as a member of the Board of Advisors of HRO Today and as a member of the Human Capital Industry Advisory Board for Wharton’s Center for Human Resources. She is also a volunteer and avid supporter of the Special Olympics.
Carl R. Schweihs, 38, has served as Executive Vice President of the Company and President of PeopleManagement, TrueBlue’s staffing business that is made up of Staff Management | SMX, SIMOS Insourcing Solutions, and Centerline Drivers, since June 2019, after serving as Senior Vice President of the Company for Strategic Accounts since June 2017. Prior to that, he served as Vice President of Finance for the Company since November 2015, after serving as Controller since June 2014. Mr. Schweihs joined the Company following its acquisition of Seaton in 2014. Prior to joining the Company, he served in a variety of financial leadership roles at Seaton and Grant Thornton.
Garrett R. Ferencz, 46, has served as Executive Vice President and Chief Legal Officer of the Company since July 2020, after serving as Senior Vice President, General Counsel and Chief Ethics and Compliance Officer since December 2019. Prior to these roles, he served as Vice President, Deputy General Counsel and Chief Compliance Officer since April 2018, and served as Vice President, Deputy General Counsel, Litigation since July 2014. Mr. Ferencz joined the Company in January 2007 as Senior Director of Litigation, Assistant General Counsel. Prior to joining the Company, Mr. Ferencz practiced litigation at The Blankenship Law Firm, P.S. and Perkins Coie LLP. Mr. Ferencz has served as a Director on the American Cancer Society’s Board for Washington State since 2017.
TrueBlue, Inc. 2023 Proxy Statement P. 28

As of December 25, 2022, our Named Executive Officers (“NEOs”) were:
Executive	Position
Steven C. Cooper	Chief Executive Officer
A. Patrick Beharelle	Former Chief Executive Officer
Derrek L. Gafford	Executive Vice President and Chief Financial Officer
Taryn R. Owen	President, Chief Operating Officer
Carl R. Schweihs	Executive Vice President, President, PeopleManagement
Garrett Ferencz	Executive Vice President, Chief Legal Officer
EXECUTIVE SUMMARY
Our Compensation Committee established our 2022 compensation program while the economy was resetting after the effects of COVID-19. In this environment, the Committee set meaningful goals to motivate NEO performance and create value for shareholders. Despite the fluctuating economy and the market slow-down in the second half of the year, our NEOs lead the Company to performance levels generally returning to pre-pandemic levels and the Company generated over $2.3 billion of revenue, $117.0 million of Adjusted EBITDA1, and returned $60.9 million to shareholders in stock repurchases during the year. The Company also continued to make progress on its digital strategies by investing in our JobStackTM technology.
In addition, our Compensation Committee was required to establish a new compensation program for our CEO after the departure of Mr. Beharelle and the return of Mr. Cooper from retirement to serve as our CEO in the second half of 2022. The compensation package established for Mr. Cooper reflected the need to incentivize his return from retirement and his many years of experience leading the Company, while providing stability to the executive team and leading our succession planning for the CEO role. The policies and employment agreements previously established by the Compensation Committee resulted in no golden parachute or other separation payments to Mr. Beharelle upon his departure and all of Mr. Beharelle's outstanding equity awards (totaling over $7.1 million in value as of his resignation date) were forfeited upon his departure.
Short-Term Incentive Plan
The Company's financial outcomes resulted in our NEOs successfully achieving many but not all the compensation targets established by our Compensation Committee early in 2022. The key financial metrics under our Short-Term Incentive (“STI”) plan resulted in just over target payouts for the Company's Adjusted EBITDA performance components of the plan and maximum payout for relative revenue performance.
•
Adjusted EBITDA Award.The first key financial metric in our STI plan is Adjusted EBITDA. In 2022, the Company overall generated an amount of Adjusted EBITDA that was just above the target payout level set by the Compensation Committee for the Company-based STI awards. Our business units, however, produced mixed results, with PeopleScout and PeopleManagement generating over the maximum levels of Adjusted EBITDA in the STI plan, but PeopleReady did not achieve the threshold level of performance for Adjusted EBITDA under the STI plan. Accordingly, the majority of our NEOs received just over target payouts related to the Adjusted EBITDA performance components of the STI plan.

•
Relative Revenue Award.The second key financial metric in the STI plan is Company revenue growth relative to a select peer group of industry competitors (“Revenue Peer Group”). The Compensation Committee considers performance relative to the Revenue Peer Group to be a key indicator of the Company's performance in the marketplace and believes that focusing executive attention on our competition encourages long-term growth of the Company and builds shareholder value. During 2022, the Company's increase in revenue significantly exceeded that of the Revenue Peer Group and this portion of the STI plan provided maximum payment to the NEOs for 2022.

•
Individual Performance Goals. The third component of our STI plan includes goals specific to the individual role of our NEOs and include performance goals related to long-term strategic operations, resource management, leadership development, ESG initiatives, industry disruption and risk management.

Long-Term Incentive Plan
The long-term component of our NEO compensation program also contributed to our NEOs' 2022 compensation. However, given the long-term nature of this component of pay, payouts under the performance share unit (“PSU”) awards granted under our Long-Term Incentive (“LTI”) plan for the 2020-2022 performance period were negatively impacted by the Company's return on equity (“ROE”)2 results during 2020, the first year of the COVID-19 pandemic, because these three-year goals were set before the impacts of the COVID-19 pandemic were known. Accordingly, the PSUs for the 2020-2022 performance period were earned below target at 76.8% and paid out to Messrs. Gafford and Schweihs and Ms. Owen, who were NEOs when these awards were granted in 2020. Notably, the Compensation Committee elected not to use positive discretion to adjust this payout as had been done with other recent PSU awards negatively impacted by the COVID-19 pandemic, as discussed in more detail below under “2020 PSU Award Determination (2020-2022 Performance Period)”.
[1]
For detailed definitions and reconciliation of non-generally accepted accounting principles ("non-GAAP") financial measures, including Adjusted EBITDA, to the most directly comparable GAAP financial measure, please see Appendix A to this proxy statement. The Executive Compensation Process, Governance, and Philosophy section below also provides a detailed definition of Adjusted EBITDA for 2022.

[2]	The Executive Compensation Process, Governance, and Philosophy section below also provides a detailed definition of ROE.
TrueBlue, Inc. 2023 Proxy Statement P. 29

COMPENSATION DISCUSSION AND ANALYSIS
Pay-for-Performance Emphasis
The Compensation Committee designs our executive compensation program to appropriately align the interests of the Company’s management team with shareholders. We expect executive compensation to reflect Company and individual performance. Key pay-for-performance features of our 2022 compensation program included:
•
Performance-based equity. In 2022, our equity award mix continued to emphasize performance-based equity. For the 2022-2024 PSU award, the award will be earned based on the Company's ROE over the three-year performance period.

•
CEO's performance-based cash compensation. Mr. Cooper's award under the STI plan comprised more than 50% of his direct target cash compensation for 2022. Mr. Cooper's 2022 compensation arrangements were selected by the Compensation Committee to appropriately recognize his high level of experience and willingness to resume the role as the Company's CEO after having retired from the position in 2018. Mr. Cooper's grant of time-based RSUs reflected the Compensation Committee's desire to balance the need to ensure stability of the executive team while incentivizing Mr. Cooper to lead our succession planning for the CEO role.

•
Short-term incentive compensation linked to strategic business plans. The Company’s long-term business plan emphasizes the continuous growth of Adjusted EBITDA, return of value to shareholders, and outperforming a select group of industry competitors (“Revenue Peer Group”) in the marketplace. The financial and non-financial goals under the 2022 incentive award programs were linked directly to the annual and long-term strategic business plans reviewed and approved by the Compensation Committee and the Board.

•
Actual incentive awards reflect short- and long-term performance. The Company’s and certain business unit's actual Adjusted EBITDA performance was above the target level for 2022 and the Company's performance relative to the Revenue Peer Group was above the maximum level set by the Compensation Committee. As such, the NEOs received an appropriate payout for these components of the STI plan. The Company's ROE performance for the 2020-2022 performance period reached the required threshold under the LTI plan, but did not reach the target level, and therefore the number of shares earned under these awards was below target.

Incorporating Environmental, Social, and Governance-Related Objectives
The Company has made environmental, social, and governance (“ESG”) best practices a part of its corporate practices and initiatives, with a specific focus on human capital management (“HCM”). The Company also incorporates ESG and HCM goals in its executive compensation program. During 2022, the CEO's STI plan included individual objectives tied to achieving ESG and HCM goals, including leadership development and succession planning for management positions. Goals for other NEOs tied to ESG included initiating a formal Greenhouse Gas (GHG) study for the Company, conducting a materiality survey of Company stakeholders, implementing additional training related to the Company's Code of Conduct and Business Ethics program, building a positive culture in individual business units, leadership development and succession planning, and strengthening our ethics programs across the Company.
TrueBlue, Inc. 2023 Proxy Statement P. 30

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION PROGRAM OVERVIEW
Our executive compensation program is made up of several components which have a specific purpose and contribute to a well-balanced, competitive program. The chart below summarizes our 2022 executive compensation program.
	Component	Form	Characteristic	Metric	Purpose
Fixed	Base Salary	Cash	Paid Annually	N/A	An annually fixed level of pay that reflects the role, scope, and complexity of each NEO's position relative to the market and to other NEOs.
Performance	Short-Term Incentive	Cash	Completely at Risk	Individual Performance Goals	Individual performance-based compensation payable only upon achievement of specific value creation objectives.
				Revenue Growth Relative to Revenue Peer Group	Company performance-based compensation payable only upon achievement of metrics comparing the Company's revenue growth with that of the Revenue Peer Group.
				Adjusted EBITDA	Company performance-based compensation payable only upon achievement of Company-wide or business unit-specific performance metrics.
	Long-Term Incentive	Performance Share Unit Awards		ROE	Company performance-based compensation that delivers shares of Common Stock only if the Company meets certain performance metrics over a multi-year period.
Time-Based	Long-Term Incentive	Restricted Stock Unit Awards	Time vested over three years	N/A	Retention-based compensation.
Fixed	Benefits	Health, welfare, and retirement programs	Generally available	N/A	NEOs participate in the same benefit programs that are offered to other highly compensated employees.
TrueBlue, Inc. 2023 Proxy Statement P. 31

COMPENSATION DISCUSSION AND ANALYSIS
As seen in the charts below, a significant portion of each NEO’s compensation is at risk and dependent on the achievement of annual and long-term performance targets. These charts reflect the percentages of our 2022 CEO and other NEO compensation that represent base salary, STI (at target), PSUs (at target), and RSU awards, as applicable. These charts show Mr. Cooper's on-hire compensation plan which recognized his high level of experience and willingness to resume the role as the Company's CEO and the average of the other NEOs' compensation plans.
2022 Target Compensation Mix

(1)
Mr. Cooper did not receive any PSUs in 2022 because his effective start date, June 14, 2022, was after the annual PSU grant in February. These amounts reflect the prorated portions he was eligible to receive for his salary and STI award.

(2)
Mr. Cooper's 2022 compensation was weighted with an RSU grant which will cliff vest on the earlier of the third anniversary of the grant date or the appointment of a new, Board approved CEO, if Mr. Cooper provides the Board with at least 120 calendar days' notice.

Strong Governance and Best Pay Practices
Our executive compensation philosophy is reflected in the programs and practices we embrace and how they align with shareholders’ long-term interests. Below is a summary of these programs and practices.

What We Do	What We Do Not Do
✔ Pay for performance by delivering a significant portion of compensation through performance and equity-based plans	X No excessive or guaranteed pay targets. All potential payouts are capped and tied to measurable targets
✔ Request annual shareholder advisory say-on-pay votes	X No re-pricing of options or equity grants
✔ Target total compensation near the median of relevant peers	X No pension benefits
✔ Maintain meaningful stock ownership guidelines for all named executive officers	X No gross-up of excise taxes upon change-in-control
✔ Engage an independent compensation consultant	X No hedging or short sales of Company stock, with pledging discouraged
✔ Retain double trigger change-in-control agreements	X No reward for excessive risk-taking
✔ Conduct an annual risk analysis of compensation programs	X No excessive executive perquisites
✔ Maintain a clawback policy	X No cash buyouts of underwater options
✔ Require minimum vesting period for equity grants	X No special health or welfare benefits for executives
✔ Include ESG goals in executive compensation
✔ Maintain a Compensation Committee comprised solely of independent directors
Shareholder Feedback
The Company provides shareholders an annual “say-on-pay” advisory vote on its executive compensation program. At our 2022 Annual Meeting of Shareholders, shareholders expressed substantial support for the compensation of our NEOs, with 97% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee discussed and considered shareholder feedback provided directly to management during shareholder engagement activities. The Compensation Committee considered this shareholder feedback and the results of the 2022 advisory vote in evaluating the Company's executive compensation programs and, given the strong level of support expressed by our shareholders, took no specific actions based on that vote.
TrueBlue, Inc. 2023 Proxy Statement P. 32

COMPENSATION DISCUSSION AND ANALYSIS
Effective Risk Management
As part of its oversight of our compensation program, the Compensation Committee regularly reviews the various components of our executive compensation plans. The Compensation Committee concluded that the plans do not create risks reasonably likely to have a material adverse effect on the Company and the plans encourage appropriate, but not excessive, levels of risk-taking.
The 2022 STI plan focused on multiple goals, including Adjusted EBITDA, revenue growth measured against our Revenue Peer Group, resource management, leadership development, ESG initiatives, long-term strategic operational goals, and Company profitability, and provided appropriate payouts for achieving these goals. Another component of the Company's balanced compensation approach is the LTI plan, which is a significant portion of the NEOs' compensation, and includes time-based RSU awards and performance-based PSU awards. The vesting and performance requirements of these awards provide meaningful alignment with shareholder interests.
The Compensation Committee believes the following features of our 2022 compensation program served to mitigate excessive or unnecessary risk-taking:
Compensation Risk Mitigation Features
Pay Mix	Compensation is a mix of base salary and short- and long-term incentives providing compensation opportunities measured by a variety of time horizons to balance our near- and long-term strategic goals.
Metrics
Short- and long-term incentives included financial and non-financial metrics or objectives that required substantial performance on a broad range of significant initiatives and/or sustained financial performance and growth.

Caps	Performance-based incentives are capped with a maximum limit on the amount that could be earned.
Performance Goals	Goals are approved by our independent directors and take into account our historical performance, current strategic initiatives, and the expected economic environment.
Equity
Equity incentive programs and stock ownership guidelines are designed to align management and shareholder interests by providing vehicles for executive officers to accumulate and maintain an ownership position in the Company.

Risk Mitigation Policies	Clawback Policy Stock Ownership Guidelines Insider Trading Policy Anti-hedging policies Minimum vesting periods for equity awards
EXECUTIVE COMPENSATION PROCESS, GOVERNANCE, AND PHILOSOPHY
Compensation Program Objectives
The Compensation Committee designs our annual executive compensation program with the goal of achieving the following objectives:
•	Attracting and retaining the key executive talent needed to achieve our long-term business strategies;
•	Basing a significant portion of each NEO's annual compensation opportunity on both Company and individual performance;
•	Establishing performance targets for incentive compensation that align with both our short- and long-term business strategies;
•	Motivating NEOs to create long-term shareholder value;
•	Reflecting the role, scope, and complexity of each NEO's position relative to other NEOs;
•	Balancing the need to be competitive with our industry peers with our commitment to control costs; and
•	Targeting total direct compensation near the median of our peers.
Compensation Committee Oversees NEO Compensation
Compensation for our executives is determined by the Compensation Committee. The Compensation Committee’s purpose is setting the compensation of our CEO and other executive officers of the Company. The Committee, with input from the other independent directors on the Governance Committee with respect to the CEO's goals, is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and executive officers, evaluating the executives' performance in light of those goals and objectives, approving the executives' compensation levels accordingly, and overseeing the Company's HCM program. The Compensation Committee oversees, regularly reviews, and approves compensation programs for our CEO and other NEOs. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation plans applicable to the NEOs and, together with the Governance Committee, evaluates the performance of the CEO in light of his corporate goals and objectives.
The Compensation Committee has regularly scheduled meetings each quarter and has additional meetings as appropriate. During 2022, the Compensation Committee met 11 times. The agenda for each meeting is set by the Chair of the Compensation Committee. The Compensation Committee has full authority to directly retain the services of outside counsel and compensation consultants and has done so on a regular basis. Our CEO and other NEOs may also attend
TrueBlue, Inc. 2023 Proxy Statement P. 33

COMPENSATION DISCUSSION AND ANALYSIS
portions of the Compensation Committee meetings in order to provide information and help explain data relating to matters under consideration by the Compensation Committee but are not present during deliberations or determinations of their respective compensation or during executive sessions that occur without management present in connection with each meeting. Outside counsel and independent compensation consultants also regularly attend Compensation Committee meetings.
In determining executive compensation plans and approving incentive targets, the Compensation Committee considers its compensation objectives, shareholder value creation, compensation practices of our peers in the marketplace, the roles and responsibilities of each NEO, and internal pay equity. The Compensation Committee seeks to align compensation with our current and long-term business strategy and goals. There is no formal weighting of any of these factors; the Compensation Committee uses its informed judgment in determining pay targets and amounts. The Compensation Committee reviews and discusses annual pay elements each year. The Compensation Committee uses the target amounts of these key elements to determine the annual at-target total direct compensation of our NEOs, which is a useful measure of pay because it reflects the intended aggregate value of those key elements of pay at the time the pay decision is made. It evaluates other programs as needed based on changes in compensation objectives, alignment with overall Company direction and business strategy, competitive trends, accounting rules, and changes in tax and other laws and regulations.
Independent Compensation Consultant
The Compensation Committee engages an independent compensation consultant. In 2022, this consultant was Mercer US LLC (“Mercer”). The Compensation Committee evaluates the independence of Mercer to ensure that no conflicts of interest of any kind exist between Mercer and the Company, including personal or business relationships between Mercer and the Company, Company directors, Company executive officers, Company stock ownership by Mercer, or engagement of Mercer by the Company for other material services. However, the Company's senior vice president of human resources may engage Mercer, on occasion, to provide compensation market expertise for non-NEO positions. Mercer attends key meetings of the Compensation Committee and is available to the Compensation Committee as necessary.
Information provided by Mercer is considered by the Compensation Committee but does not directly determine any of the Company's actual compensation decisions. The Compensation Committee applies its informed judgment when establishing the compensation elements, targets, and final awards.
Peer and External Market Data
Our executive compensation program is customarily reviewed every two years so that the Compensation Committee can remain informed of changes in the compensation programs maintained by similarly-situated peer companies. For executive compensation during 2022, this review occurred in late 2021. For this review, the Compensation Committee retained Mercer to provide an in-depth external review of our executive compensation programs as compared to a peer group (“Compensation Peer Group”). The Compensation Committee selects the Compensation Peer Group from similarly-sized companies engaged in staffing, outsourced human resources services, or companies that operated in industries with multi-unit branches on a national basis.
The Compensation Committee received a report from Mercer (“2021 Mercer Report”) of external Compensation Peer Group pay practices relating to base salaries, actual and target STI, LTI, and total direct compensation. The 2021 Mercer Report was based on information compiled from both Compensation Peer Group proxy data and published salary surveys compiled by Mercer. The data from the Compensation Peer Group was combined with national published surveys compiled by Mercer (U.S. Global Premium Executive Remuneration Suite) and Willis Towers Watson (Survey Report on Top Management Compensation). The Compensation Peer Group for 2022-2023 included the 16 companies set forth in the table below, which remained unchanged from the 2020-2021 Compensation Peer Group:
2022 - 2023 Compensation Peer Group
AMN Healthcare Services, Inc. (NYSE: AMN)	Herc Holdings Inc. (NYSE: HRI)	TriNet Group, Inc. (NYSE: TNET)
ASGN Incorporated (NYSE: ASGN)	Insperity, Inc. (NYSE: NSP)	Unifirst Corporation (NYSE: UNF)
Barrett Business Services, Inc. (NASDAQ: BBSI)	Kelly Services, Inc. (NASDAQ: KELYA)	United Rentals, Inc. (NYSE: URI)
Cintas Corporation (NASDAQ: CTAS)	Kforce Inc. (NASDAQ: KFRC)	Volt Information Sciences, Inc. (NYSE: VOLT)
H&E Equipment Services, Inc. (NASDAQ: HEES)	Korn Ferry (NYSE: KFY)
Healthcare Services Group, Inc. (NASDAQ: HCSG)	Robert Half International, Inc. (NYSE: RHI)
TrueBlue, Inc. 2023 Proxy Statement P. 34

COMPENSATION DISCUSSION AND ANALYSIS
Based on the 2021 Mercer Report, the Company's size relative to the Compensation Peer Group is shown below:

The 2021 Mercer Report found the following with respect to the Company's executive compensation:
•	Base salaries were generally between the 25th percentile and market median, with variability by position;
•	Short-term cash incentive targets approximate the market median, with variability by position;
•	Target long-term equity incentive grant value was generally between the 25th percentile and market median, with variability by position;
•	Total direct compensation was generally between the 25th percentile and market median.
The Company strives for total direct compensation to be approximately at the median of the Compensation Peer Group, and recognized that compensation, on average or by particular element, was generally below this level for the NEOs. In response, for the 2022 compensation program, the Compensation Committee increased compensation targets to approximate a target pay position more closely in line with the median of our Compensation Peer Group and the relative value of each role within the organization.
Incentive Plan Metrics
The Compensation Committee set targets for Company and business unit performance, as applicable, under the 2022 STI plan based on the year-over-year growth in Adjusted EBITDA, a non-GAAP measure defined below. For purposes of the 2022 STI plan, consistent with the our investor presentations, the Compensation Committee excluded from earnings before interest, taxes, depreciation and amortization (“EBITDA”): third-party processing fees for hiring credits, PeopleReady technology upgrade costs, amortization of software as a service assets, and other adjustments (“Adjusted EBITDA”). The Compensation Committee decided that excluding such items in assessing management performance more closely aligned management incentives with shareholder interests. Adjusted EBITDA is a key metric reviewed by, and considered important to, our investors in measuring our performance. In addition, Adjusted EBITDA incentivizes management to appropriately control costs while increasing revenue.
In 2022, the Compensation Committee selected ROE as the performance metric for the 2022 PSUs after considering several other potential targets and metrics, including stock price, total shareholder return, earnings per share, and other relative and absolute metrics. The Compensation Committee believed ROE was an appropriate performance metric for aligning the NEOs' interests with the Company’s long-term goals and shareholder interests.
Among other benefits, a focus on ROE encourages our NEOs to make business decisions with a balanced view of increasing Company profitability and the effective use of capital. ROE is calculated as Adjusted Net Income, divided by average equity, which is measured quarterly during the performance period.
Meaningful Targets Put Compensation at Risk
The LTI plan was designed to align the interests of the NEOs with those of our shareholders. The combination of vesting requirements and stock ownership guidelines is intended to promote retention and a long-term commitment to the Company. The Compensation Committee has determined that PSUs provide the most direct link between executive compensation and specific long-term performance goals that are aligned with the Company's business objectives and shareholder interests.
Our pay-for-performance philosophy and the meaningful goals we apply to our executive compensation program are evidenced by our payouts over the past eight years for our PSU awards as shown below. Participants in our LTI plan have not received a PSU payout for two of the last eight years. As disclosed in prior proxy statements, PSU awards for the 2015-2017 and 2016-2018 performance periods were not earned because the Company did not meet the minimum performance conditions approved by the Compensation Committee. In the past few years, PSU payouts have been meaningful but below target as Company performance levels have not met targets set by the Compensation Committee.

TrueBlue, Inc. 2023 Proxy Statement P. 35

COMPENSATION DISCUSSION AND ANALYSIS
2022 NEO COMPENSATION
Base Salaries
We provide base salaries to give NEOs a stable amount of cash compensation. In alignment with our pay-for-performance philosophy, salary represents only a portion of each NEO's compensation. In 2022 the base salaries of our NEOs were as follows:
NEO	2021 Base Salary	2022 Base Salary	Percentage Increase
Steven C. Cooper(1)	—	$1,000,000	—%
A. Patrick Beharelle(2)	$876,750	$1,000,000	14%
Derrek L. Gafford	$500,000	$550,000	10%
Taryn R. Owen	$660,000	$660,000	—%
Carl R. Schweihs	$400,000	$500,000	25%
Garrett R. Ferencz	$400,000	$450,000	13%
(1)
Mr. Cooper received compensation from the Company for his service as a director in 2022. Please refer to the Summary Compensation Table below for details regarding his compensation received as a director. Mr. Cooper assumed the role of CEO on June 14, 2022, and thus received a pro-rated amount of this annual salary based on the date he assumed the CEO position. Please refer to the Summary Compensation Table for details regarding his actual salary received for 2022.

(2)
Mr. Beharelle resigned from the role of CEO on June 14, 2022; therefore, he received a prorated portion of his base salary for the year prior to his departure. Please refer to the Summary Compensation Table for details regarding his actual salary received for 2022.

Short-Term Incentive Plan
The 2022 STI plan measured and rewarded performance against three components, weighted as follows: (1) individual performance (50%); (2) the Company's Adjusted EBITDA performance for Messrs. Cooper, Beharelle, Gafford and Ferencz (25%) and Adjusted EBITDA of the business unit directly under their respective control for Ms. Owen and Mr. Schweihs (PeopleReady and PeopleScout for Ms. Owen, each at 12.5%, and PeopleManagement for Mr. Schweihs at 25%); and (3) the Company's relative revenue growth as compared to the Revenue Peer Group (25%), defined in the Executive Compensation Process, Governance, and Philosophy section above. The table on the next page shows the performance components (Individual, Company/Business Unit, and Relative Revenue Growth) and threshold, target, and maximum payout levels approved by the Compensation Committee for the 2022 STI plan. Consistent with the objective that potential compensation reflects the role and responsibilities of each NEO, the STI potential varies by NEO to reflect the individual’s market value and role within the Company. The STI is completely at risk, and no cash award will be made unless the individual, Company/business unit, or relative revenue growth thresholds are met.
The individual performance component of the 2022 STI plan allowed NEOs other than Mr. Cooper to earn up to 120% of their target award and, for Mr. Cooper, up to 300% of his target award. The Compensation Committee considers this exercise of discretion appropriate in order to have the ability to acknowledge and reward possible extraordinary achievement in some portions of the individual performance goals. The Committee also approved threshold, target, and maximum potential payouts according to potential Adjusted EBITDA and relative revenue growth results for the Company. Award levels are interpolated between levels beginning at the threshold level where 25% of the target is awarded, up to the maximum level where 200% of the target is awarded.
STI Plan Opportunity
The following table shows the STI opportunity for each NEO, including the threshold, target, and maximum opportunities for each financial performance component (award payouts are interpolated between levels):
Executive	Individual Performance(1)		Company Adjusted EBITDA			Business Unit Adjusted EBITDA(2)			Company Relative Revenue Growth
	Target	Maximum(3)	Threshold ($111 million)	Target ($116 million)	Maximum ($127 million)	Threshold	Target	Maximum	Threshold (-5%)	Target (0%)	Maximum (5%)
Steven C. Cooper(4)	$412,500	$1,237,500	$51,563	$206,250	$412,500	—	—	—	$51,563	$206,250	$412,500
A. Patrick Beharelle	$750,000	$900,000	$93,750	$375,000	$750,000	—	—	—	$93,750	$375,000	$750,000
Derrek L. Gafford	$206,250	$247,500	$25,781	$103,125	$206,250	—	—	—	$25,781	$103,125	$206,250
Taryn R. Owen	$330,000	$396,000	—	—	—	$41,250	$165,000	$330,000	$41,250	$165,000	$330,000
Carl R. Schweihs	$187,500	$225,000	—	—	—	$23,438	$93,750	$187,500	$23,438	$93,750	$187,500
Garrett R. Ferencz	$146,250	$175,500	$18,281	$73,125	$146,250	—	—	—	$18,281	$73,125	$146,250
(1)	There was no threshold applicable to the individual performance component.
(2)
For Ms. Owen, PeopleReady’s threshold, target, and maximum Adjusted EBITDA targets were set at $88.2 million, $92.3 million, and $100.5 million, respectively, and PeopleScout’s threshold, target, and maximum Adjusted EBITDA targets were set at $36.9 million, $38.7 million, and $42.3 million, respectively. For Mr. Schweihs, PeopleManagement’s threshold, target, and maximum Adjusted EBITDA targets were set at $13.5 million, $14.1 million, and $15.4 million, respectively.

(3)
Each of the NEOs (except Mr. Cooper) could have earned up to 120% of the target if their performance exceeded expectations; Mr. Cooper could have earned up to 300% of the target for his individual performance.

(4)	Effective June 14, 2022, Mr. Cooper was reinstated as the Company's CEO. These amounts reflect the pro-rata amount of his STI award.
TrueBlue, Inc. 2023 Proxy Statement P. 36

COMPENSATION DISCUSSION AND ANALYSIS
Total Target and Actual 2022 STI Award
The following table shows the total STI target award in 2022 for each NEO compared to the actual STI award, based on the performance results described below:
Executive	STI Target	Actual Award
Steven C. Cooper(1)	$825,000	$1,045,083
A. Patrick Beharelle(2)	$1,500,000	—
Derrek L. Gafford	$412,500	$522,542
Taryn R. Owen	$660,000	$825,000
Carl R. Schweihs	$375,000	$585,000
Garrett R. Ferencz	$292,500	$370,529
(1)	Effective June 14, 2022, Mr. Cooper was reinstated as CEO. As such, these amounts reflect his prorated STI award.
(2)
Effective June 14, 2022, Mr. Beharelle resigned as the Company's CEO and did not receive any portion of his STI award. Please refer to the Post-Employment Payments section of this proxy statement for further details of Mr. Beharelle's resignation.

2022 Individual Performance Goals
Mr. Cooper's individual performance incentive for 2022 was based on specific performance goals involving his areas of responsibility including driving consistent organic growth, leadership development, HCM, reducing the impact of economic cycles, driving stakeholder value, leading industry disruption, and risk management leadership. At the end of the year, each director, except Mr. Cooper, independently evaluated each area of Mr. Cooper's performance. The evaluations were aggregated and discussed at the December 2022 meeting of the Governance Committee. All members of the Compensation Committee were present and participated in this evaluation discussion. The Governance Committee made its performance evaluation recommendations. The Compensation Committee considered this recommendation and determined the amount of compensation that was appropriate to reward for this performance, concluding that Mr. Cooper performed at a level that entitled him to receive 100% of his target for the individual performance component of the STI plan, or $412,500.
Mr. Beharelle's individual performance incentive for 2022 was based on specific performance goals involving his areas of responsibility including driving consistent organic growth, leadership development, HCM, reducing the impact of economic cycles, driving stakeholder value, leading industry disruption, and risk management leadership. Under the terms of Mr. Beharelle's separation from the Company, he received none of his individual performance incentive for 2022.
The individual performance goals for other NEOs focused on categories such as growth, HCM, profit and loss responsibilities, strategic planning, change leadership, and our ethics program. Based on Mr. Cooper's recommendations and Ms. Owen's recommendations, where applicable, as reviewed and approved by the Compensation Committee, Mr. Gafford received 100%, Ms. Owen received 100%, Mr. Schweihs received 112%, and Mr. Ferencz received 100% of his or her respective target for the individual performance component of the STI plan.
2022 Company Adjusted EBITDA Performance
The Company's Adjusted EBITDA target for the STI plan in 2022 was $116.3 million, with the threshold set at $111.1 million and maximum set at $126.7 million. As a result of the Company's performance, Adjusted EBITDA was $117.0 million, and as a result, Messrs. Cooper, Gafford, and Ferencz earned a payout at 106.7% of target for this component of the STI plan.
2022 Business Unit Adjusted EBITDA Performance
The 2022 STI opportunity for Ms. Owen included a component focused on the performance for PeopleReady, and a competent for PeopleScout, the business units under her management for the entirety of 2022; since Ms. Owen did not assume the role as Chief Operating Officer for TrueBlue until late in 2022, the Compensation Committee decided that no modification to her STI award was necessary. The 2022 Adjusted EBITDA target for PeopleReady was $92.3 million, with a threshold at $88.2 million, and the maximum at $100.5 million. PeopleReady's actual Adjusted EBITDA was $87.8 million resulting in no payout to Ms. Owen related to this component of her STI plan. The 2022 Adjusted EBITDA target for PeopleScout was $38.7 million, with a threshold at $36.9 million and the maximum at $42.3 million. PeopleScout's actual Adjusted EBITDA was $44.8 million resulting in maximum payout to Ms. Owen related to this component of her STI plan.
The 2022 STI opportunity for Mr. Schweihs included a component focused on the performance for PeopleManagement, the specific business unit under his management. The 2022 Adjusted EBITDA target for PeopleManagement was $14.1 million, with the threshold at $13.5 million and the maximum at $15.4 million. PeopleManagement's actual Adjusted EBITDA was $15.8 million, resulting in the maximum payout to Mr. Schweihs for this component of his STI plan.
TrueBlue, Inc. 2023 Proxy Statement P. 37

COMPENSATION DISCUSSION AND ANALYSIS
2022 Company Relative Revenue Growth Performance
The Compensation Committee originally selected the following Revenue Peer Group (as measured by specific revenue segments) for the relative revenue growth component of the 2022 STI plan: Manpower Group, Inc. (U.S. Manpower brand), Randstad N.V. (U.S. Staffing/In-House), Volt Information Sciences, Inc. (North American Staffing), Kelly Services, Inc. (Professionals & Industrial - Americas Staffing), and Adecco Group (North America General Staffing). During 2022, however, Volt Information Sciences ceased being publicly traded and was removed from the relative peer component of the STI plan. In each case, the Compensation Committee selected the reporting segment most comparable to the Company's business, adjusted for organic results, consistent billing days, constant currency, and similar factors. The Company's relative revenue growth target as compared to the Revenue Peer Group for the 2022 STI plan was 0%, or the same revenue growth as the average revenue growth for the Revenue Peer Group, with the threshold set at -5% and maximum set at the Company's revenue growth being 5% greater than the average revenue growth of the Revenue Peer Group. As a result of the NEOs' management efforts during 2022, the Company achieved revenue growth that was 9.1% greater than the average revenue growth of the Revenue Peer Group during 2022. As a result, the NEOs earned the maximum payout for this component of the STI plan.
Long-Term Equity Incentive Plan
Similar to previous years, the 2022 annual equity awards for NEOs were comprised of a combination of RSU and PSU awards. The value of the annual long-term equity awards is allocated equally between annual PSU grants and RSU grants to provide an appropriate balance between long-term performance incentives and retention goals. RSUs granted in 2022 to the NEOs other than Mr. Cooper vest in equal annual installments over three years. The RSUs granted to Mr. Cooper in 2022 will cliff vest on the earlier of (1) the third anniversary date of the grant, or (2) the appointment of a new, Board approved CEO, if Mr. Cooper provides the Board with at least 120 calendar days’ advanced written notice of his intent to terminate employment and/or retire; however, if the appointment of a new, Board approved CEO occurs before the first anniversary of the date of grant, only one-third of the RSUs will vest and the remaining two-thirds of the RSUs will be forfeited.
2022 Award of RSUs
The number of RSUs granted was calculated by dividing the target dollar value of the award by the average closing price of the Common Stock during the 60 trading days preceding and including the grant date. The annual grant date is the second trading day after the announcement of fourth quarter and year-end results, which, for the 2022 grant, was February 4, 2022.
2022 Award of PSUs
In December 2021, the Compensation Committee determined that ROE was the best available measure of the Company's performance to align our NEO's interests with shareholders. As in prior years, the Compensation Committee determined that a return metric has a high correlation with value creation for shareholders. Among other benefits, maintaining long-term ROE encourages our NEOs to make business decisions with a focus on the effective use of capital.
As such, the PSUs awarded in 2022 are earned and have the potential to vest depending on the Company’s cumulative average ROE over a three-year performance period. The Compensation Committee established the target ROE at the beginning of the performance period and will compare that growth target to the three-year cumulative ROE upon completion of the performance period to determine achievement. The PSU awards are completely at risk and the underlying shares of Common Stock will be issued only if the established targets are met at the completion of the three-year performance period.
The Compensation Committee calculated the target number of PSUs awarded by dividing the target dollar value of the award by 80% of the average closing price of Common Stock during the 60 trading days preceding and including the grant date. Mercer recommended this 20% discount to reflect the contingent nature of the PSUs and the risk of forfeiture.
The Compensation Committee established and approved threshold, target, and maximum vesting rates of PSUs according to potential ROE results for the Company. Award levels will be interpolated between levels beginning at the 50% threshold level up to the 150% maximum level. The number of PSUs earned and vested at the end of the three-year award period will be determined by the ROE achieved during the performance period as shown in the table below.

		3-Year average ROE Performance Target	% of Target PSUs Earned
3-Year Average Return on Equity	Maximum	18%	150%
	Target	14%	100%
	Threshold	10%	50%
Additional 2022 NEO Compensation Considerations
2022 Promotion Award
Consistent with our policy regarding equity grants upon promotion, on October 3, 2022, Ms. Owen received a grant of RSUs valued at $264,000 as an award for her promotion to President, Chief
Operating Officer of the Company. The number of shares for this award was calculated by dividing the award's target dollar value by the average closing price of the Company's stock during the 60 trading days preceding and including the grant date. This promotional award will vest in equal annual installments over four years.
TrueBlue, Inc. 2023 Proxy Statement P. 38

COMPENSATION DISCUSSION AND ANALYSIS
2022 Signing Bonus
Upon being reinstated as the Company's CEO, Mr. Cooper received a $250,000 signing bonus. The Compensation Committee felt this was an appropriate incentive to encourage Mr. Cooper to come out of retirement and provide stability to the executive team in the transition of CEOs.
2021 Retention PSU Award Determination (2021-2022 Performance Period)
In 2021 the Compensation Committee considered the need to ensure the retention and engagement of the experienced and tenured leadership of the Company during the Company's recovery from the pandemic-related recession and in light of the increasingly competitive market for talent in the industry and made certain one-time additions to the compensation packages of three NEOs.
Ms. Owen, and Messrs. Gafford and Schweihs received one-time retention grants of PSUs (“Retention PSUs”) with a grant date of February 5, 2021.
The Retention PSU grants, were based on a target value of $700,000 for Ms. Owen, $600,000 for Mr. Schweihs, and $400,000 for Mr. Gafford. Up to 50% of these awards may vest on the second anniversary of the grant for the 2021-2022 performance period (“Tranche 1”), and up to 50% plus any portion of Tranche 1 not previously earned can be earned based on performance over the 2021-2023 performance period and vest on the third anniversary of the grant (“Tranche 2”), in each case, only if certain individual performance criteria are met. In no event will more than 100% of the award be earned by the NEOs. These Retention PSUs are completely at risk and will not vest in any amount if the individual performance goals are not met. The individual performance goals are oriented to the long-term strategic growth plans of each individual's business unit or support function. The Compensation Committee calculated the target number of Retention PSUs awarded by dividing the target dollar value of the award by the average closing price of the Common Stock during the 60 trading days preceding and including the grant date.
In January 2023, the Compensation Committee met and discussed the level of achievement of each of the executives' individual performance goals for Tranche 1 within their respective Retention PSU performance criteria. As a result of those discussions, Ms. Owen and Messrs. Gafford and Schweihs earned 40%, 40%, and 50%, of their respective Retention PSUs which resulted in the vesting of that portion of the Retention PSUs into shares of Common Stock on February 5, 2023. Ms. Owen and Messrs. Gafford and Schweihs may earn up to 60%, 60%, and 50%, for Tranche 2 of their respective Retention PSUs.
2022 Total Target Long-Term Incentive Awards
The following table sets forth the total allocation of RSU and PSU awards to our NEOs during 2022:
NEO	New Hire/Promotional RSU Grants as a % of Base Salary	Total Annual Equity Grant as a % of Base Salary	Components of Total Annual Equity Grant
			Restricted Stock Units as a % of Base Salary	PSUs as a % of Base Salary
Steven C. Cooper(1)	350%	—	—	—
A. Patrick Beharelle	—	350%	175%	175%
Derrek L. Gafford	—	150%	75%	75%
Taryn R. Owen(2)	40%	175%	87.5%	87.5%
Carl R. Schweihs	—	110%	55%	55%
Garrett R. Ferencz	—	125%	62.5%	62.5%
(1)
Effective June 14, 2022, Mr. Cooper was reinstated as the Company's CEO. This amount reflects the grant he received upon rejoining the Company. He did not receive an annual equity grant because his effective start date was after the annual grant date.

(2)
Ms. Owen received a promotional RSU award upon assuming the additional role as President and Chief Operating Officer of the Company on September 22, 2022; no changes were made to the other components of her 2022 compensation.

2020 PSU Award Determination (2020-2022 Performance Period)
Messrs. Gafford and Schweihs and Ms. Owen each received PSUs as a component of their total long-term equity awards in 2020, a portion of which vested based on the Company's average ROE over the three-year performance period. During 2020, the first year of the performance period, the Company's ROE dropped significantly to 3.6% as a result of the COVID-19 impact on the general economy and our business operations. Despite this drop, the Company achieved a strong comeback in 2021 and 2022. As such, during the 2020-2022 performance period the Company realized an average ROE which was above the threshold average ROE of 10% and below the target average ROE of 14%, resulting in 76.8% of the target number of PSUs being earned.
As discussed in prior proxy statements, the Compensation Committee had previously exercised positive discretion to modify the PSU awards granted before 2022 which included 2020 in the performance period by assuming that threshold performance had been achieved in 2020. In light of the Company's improving performance during the final two years of this performance period the Compensation Committee elected not to modify the 2020-2022 PSU award and the 2020-2022 PSUs were earned based solely on performance achieved.
TrueBlue, Inc. 2023 Proxy Statement P. 39

COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION ELEMENTS
Nonqualified Deferred Compensation Plan
The NEOs, on the same basis as our other highly compensated employees, as defined in Internal Revenue Service (“IRS”) regulations, are entitled to participate in the Deferred Compensation Plan. The NEOs are not entitled to participate in the Company's 401(k) plan. The Company's Deferred Compensation Plan allows participants to maintain their balances in the Deferred Compensation Plan upon termination of employment if a participant has attained the age of 65 years or attained the age of 40 years and achieved five years of credited service.
Under the Deferred Compensation Plan, eligible employees may defer up to 75% of base salary and up to 100% of amounts received under the STI plan. The Deferred Compensation Plan also includes in-service accounts that allow distribution of contributions during employment and installment payments for distributions (up to 10 years) for additional flexibility for tax purposes and retirement planning. Under the Deferred Compensation Plan, the Company can match employee contributions at double the rate matched under the Company's 401(k) plan and such matching funds will be immediately vested. In 2022, the match was 50% of contributions to the plan up to $20,500. Details of amounts contributed to each NEO's 2022 deferrals are provided in the Nonqualified Deferred Compensation Table in the Executive Compensation Tables section. Under the Deferred Compensation Plan, the Company can also make contributions with different vesting schedules for retention purposes, but no contributions were made during 2022.
The Compensation Committee believes the Deferred Compensation Plan is necessary as a competitive, meaningful retirement benefit for those employees who are eligible to participate, which includes the NEOs, and does not impose any significant risk to or burden on the Company.
Employee Stock Purchase Plan
The NEOs, on the same basis as other employees, are entitled to participate in the Company Employee Stock Purchase Plan. This plan allows NEOs to contribute up to 10% of their earnings toward the monthly purchase of Common Stock. The employees' purchase price is 85% of the lesser of the fair market value of the shares on either the first day or the last day of each month.
Employment Agreements
The Company has entered into employment agreements with each of the NEOs, under which each NEO may be entitled to payments upon termination of employment under the circumstances described in the Post-Employment Payments section below. The Compensation Committee believes that the termination payments under the employment agreements are necessary to attract and retain high caliber executives in a competitive labor market and to motivate them to contribute to our short- and long-term success for the benefit of our shareholders. The Compensation Committee designed the termination payments, which are competitive with our Compensation Peer Group and general industry practices, to achieve a balance between these objectives and the potential impact on shareholders.
Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain executive officers, including all NEOs, which were approved by all the independent directors. These agreements are described in greater detail in the Post-Employment Payments section below. The change-in-control agreements are intended to protect the interests of our shareholders by providing short-term security for the executives in the event management and the Board are presented with a business combination or other opportunity that is determined to be in the best interest of our shareholders. The Compensation Committee designed the change-in-control agreements to achieve a balance between the benefits of providing executives with security and the potential impact on the shareholders.
ADDITIONAL POLICIES
Stock Ownership Guidelines
During 2022, the following stock ownership guidelines applied to the NEOs based on a multiple of annual RSU grants.
NEO	Multiple of Annual RSU Grant	Effective Multiple of 2022 Salary
Steven C. Cooper(1)	4x	7.00
A. Patrick Beharelle(2)	4x	7.00
Derrek L. Gafford	3x	2.25
Taryn R. Owen	3x	2.63
Carl R. Schweihs	3x	1.65
Garrett R. Ferencz	3x	1.88
(1)
This information reflects Mr. Cooper's annual RSU grant in 2023 of 175% of base salary or $1,750,000, rather than his on-hire RSU grant upon rejoining the Company as CEO effective June 14, 2022, and his annual salary.

(2)	Effective June 14, 2022, Mr. Beharelle resigned from the Company. This information reflects Mr. Beharelle's annual salary.
TrueBlue, Inc. 2023 Proxy Statement P. 40

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has established stock ownership guidelines for executive officers as follows: a multiple of four times the annual RSU grant for the CEO and a multiple of three times the annual RSU grant for executive vice presidents.
NEOs are expected to achieve their targets within five years of becoming subject to the ownership guidelines. As of the date of this proxy, all NEOs that are employed by the Company met these guidelines or were within the five-year period and on track to meet these guidelines.
The ownership guidelines recognize the significant range of equity awards each NEO is eligible to receive annually, while continuing to require a substantial personal commitment to the Company’s long-term financial performance. The guidelines may be satisfied by shares owned outright (regardless of whether acquired through a Company plan or other acquisition), unvested restricted shares or RSUs, or shares held in the NEO's account under our employee stock purchase plan. Unvested PSUs may not be used to satisfy the stock ownership guidelines. Compliance with the guidelines is reviewed on an ongoing basis. NEOs who have not satisfied the applicable guidelines after becoming subject to them are encouraged to retain 50% of the net amount of their shares (after applicable taxes) on each vesting date for their RSU awards.
Clawback Policy
Our Clawback Policy applies to all current and former NEOs and certain other executives (including the chief accounting officer) who receive incentive-based compensation. Under this policy, the Company may seek to recover the incentive compensation awarded or paid where: (i) the incentive compensation was calculated based wholly or in part upon the achievement of certain financial results that were subsequently the subject of a restatement; (ii) in the Compensation Committee's view, the executive engaged in fraud or illegal conduct that materially contributed to or caused the restatement; and (iii) a lower payment would have been made to the executive based upon the restated financial results. The Compensation Committee retains discretion regarding the application of the policy and may determine not to seek recovery from an executive if it determines that to do so would be unreasonable or that it is not in the best interest of the Company and its shareholders. The Company intends to adopt a revised Clawback Policy in compliance with final rules from the NYSE when they become effective.
Insider Trading and Anti-Hedging Policy
Under the Company's Insider Trading Policy, all directors, NEOs, and all other employees are prohibited from hedging the economic interest in our securities that they hold. In addition, we prohibit Company employees, including the NEOs, from engaging in any short-term, speculative securities transactions, including purchasing Company securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).
COMPENSATION COMMITTEE REPORT
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. During 2022, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board.
The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board agreed, that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 25, 2022.
Members of the Compensation Committee
William C. Goings, Chair
Colleen B. Brown
Kristi A. Savacool
TrueBlue, Inc. 2023 Proxy Statement P. 41

As discussed in the Compensation Discussion and Analysis section above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs' compensation to the achievement of the Company's financial and strategic objectives, and to align our executive pay with changes in the value of our shareholders' investments. The following table shows the CAP to our Principal Executive Officer (“PEO” or “CEO”) for fiscal 2022, 2021, and 2020 and the average CAP to our non-PEO NEOs for each fiscal year as compared with the performance of the Company as measured by the total shareholder return (“TSR”), net income, and Adjusted EBITDA and the performance of our peer group's TSR. The dollar values shown for CAP in the table below do not reflect the actual amount of compensation earned or paid during the applicable year.
Year	Summary Compensation Table Total for PEO (Current CEO)(1)	Compensation Actually Paid to PEO (Current CEO)(1)(7)	Summary Compensation Table Total for PEO (Former CEO)(2)	Compensation Actually Paid to PEO (Former CEO)(2)(7)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(7)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in thousands)(5)	Adjusted EBITDA ($ in thousands)(6)
							Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)(4)
2022	$5,824,544	$5,513,187	$4,425,156	$(6,387,623)	$2,059,452	$897,701	$81	$115	$62,273	$116,999
2021	—	—	$5,811,254	$9,920,085	$2,125,200	$3,203,326	$117	$151	$61,634	$103,820
2020	—	—	$3,420,004	$1,999,169	$1,241,280	$815,963	$81	$103	$(141,841)	$38,728
(1)	These amounts reflect the compensation of Mr. Cooper (our “Current CEO”) who was reinstated as the Company's CEO effective June 14, 2022.
(2)	These amounts reflect the compensation of Mr. Beharelle (our “Former CEO”) who resigned as the Company's CEO effective June 14, 2022 (“Resignation Date”).
(3)
These amounts are based on information prepared by Zacks Investment Research, Inc. and assume a $100 investment on fiscal year end (“FYE”) 2019 which was December 29, 2019. Used with permission. All rights reserved. Copyright 1980-2022. Index Data: Copyright Standard and Poor’s, Inc. Used with permission. All rights reserved.

(4)
These amounts represent the weighted peer group TSR, weighted according to the respective companies' stock market capitalization. The peer group used is the S&P 1500 Human Resources and Employment Services Index. The S&P 1500 Human Resources and Employment Services Index is the same index we use in our performance graph in the Company’s Annual Reports on Form 10-K for the year ended December 25, 2022.

(5)	These amounts represent net income (loss) reflected in the Company's Consolidated Statements of Operations and Comprehensive Income (Loss) in Form 10-K for the applicable year.
(6)
The Company has determined that Adjusted EBITDA, a non-GAAP financial measure, is the most important financial measure (not otherwise required in the table) used by the Company to link CAP to Company performance for the most recently completed fiscal year. See Appendix A for definition of Adjusted EBITDA as well as the reconciliation of net income (loss) to Adjusted EBITDA.

(7)	CAP was calculated according to applicable SEC rules, which require the following adjustments to amounts shown in the Summary Compensation Table in this proxy statement and prior proxy statements:

Year	Executive(s)	Summary Compensation Table Total	Subtract Stock Awards	Add Year- End Fair Value of Current Year RS and RSU Awards	Add Year- End Fair Value of Current Year PSU Awards(c)(d)	Add Change in Fair Value of Prior RS and RSU Awards	Add Change in Fair Value of Prior PSU Awards(c)(d)	Add Change in Fair Value of Vested Equity Awards(e)	Add Impact of PSU Modifications(c)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions(f)	Compensation Actually Paid
2022	Current CEO	$5,824,544	$3,740,891	$3,305,744	$—	$—	$—	$123,790	$—	$—	$5,513,187
	Former CEO	$4,425,156	$3,933,997	$—	$—	$—	$—	$(94,219)	$—	$6,784,563	$(6,387,623)
	Other NEOs (a)	$2,059,452	$933,799	$334,909	$306,132	$(137,017)	$(708,787)	$(23,189)	$—	$—	$897,701
2021	Former CEO	$5,811,254	$3,467,596	$1,891,398	$3,546,361	$453,094	$1,190,306	$47,406	$447,862	$—	$9,920,085
	Other NEOs (a)	$2,125,200	$1,132,650	$393,937	$1,349,880	$189,470	$192,706	$14,806	$69,977	$—	$3,203,326
2020	Former CEO	$3,420,004	$2,056,424	$1,041,589	$650,988	$(181,547)	$(579,637)	$(295,804)	$—	$—	$1,999,169
	Other NEOs (b)	$1,241,280	$615,671	$351,512	$104,151	$(34,060)	$(111,113)	$(106,824)	$—	$13,312	$815,963
(a)	For 2022 and 2021, the Other NEOs were Messrs. Ferencz, Gafford, and Schweihs and Ms. Owen.
(b)	For 2020, the Other NEOs were Messrs. Defebaugh, Ferencz, Gafford, and Schweihs and Ms. Owen.
(c)	The following table shows the estimated and actual payouts of the PSUs awarded as of each FYE date noted, used to calculate CAP above.
Estimated/Actual Payout as of:	2017 PSU Award	2018 PSU Award	2019 PSU Award	2020 PSU Award	2021 PSU Award	2022 PSU Award
FYE 2019	67.0%	91.0%	72.0%
Vest Date in 2020	68.2%
FYE 2020		75.0%	50.0%	50.0%
Pre-Modification in 2021		72.5%	62.4%
Vest Date in 2021 (post-modification)		91.0%
FYE 2021			86.9%	75.0%	150.0%
Vest Date in 2022 (post-modification)			84.9%
FYE 2022				75.4%	85.3%	89.8%
TrueBlue, Inc. 2023 Proxy Statement P. 42

(d)
On February 5, 2021, Messrs. Gafford and Schweihs and Ms. Owen each received a PSU award based on individual performance metrics (“Retention PSUs”), of which up to one-half could have vested on the second anniversary of the grant, and the remaining portion of these shares may vest on the third anniversary of the grant, in each case, only if certain individual performance criteria are met. As of FYE 2022, the Retention PSUs were estimated to payout for Messrs. Gafford and Schweihs and Ms. Owen at 45%,50% and 45%, respectively; the remainder of the Retentions PSUs may be earned and paid out on the third anniversary of the awards. For further details about the outstanding awards of our NEOs, please refer to the Outstanding Equity Awards at Fiscal Year-End Table in the Executive Compensation Tables Section of this proxy statement and prior proxy statements.

(e)
These amounts also include awards that were granted and vested during the same fiscal year. In 2022, this amount represents $123,790 for the fair value of RSUs which were granted and vested for Mr. Cooper for his service as a director of the Company prior to being reinstated as the Company's CEO. In 2020, this amount includes an increase of $8,970 for the average fair value of awards which were granted and vested for non-PEO NEOs (as a result of shares that vested upon Mr. Defebaugh's retirement), as well as an offsetting $115,794 reflecting the average change in fair value of the restricted shares, RSUs, and PSUs that vested in 2020 as of their vest date compared to the average fair value as of FYE 2019.

(f)
In 2022, this amount includes $1,830,485 for 66,202 restricted shares and RSUs and $4,954,078 for 153,388 PSUs which were forfeited upon Mr. Beharelle's Resignation Date. This amount does not include 64,234 RSUs or 80,292 PSUs which were granted to Mr. Beharelle during 2022 and forfeited upon Mr. Beharelle's Resignation Date. In 2020, this amount represents the average fair value of awards forfeited for non-PEO NEOs (as a result of shares that were forfeited upon Mr. Defebaugh's retirement).

The most important financial performance measures used by the Company to link CAP to our NEOs, for the most recently completed fiscal year, to the Company’s performance are listed in the table to the right, each of which is described in more detail in the Compensation Discussion and Analysis section above or in prior proxy statements.
Financial Performance Measures
•	Adjusted EBITDA
•	Revenue
•	Return on Equity
•	Adjusted EBITDA Compound Annual Growth Rate
TrueBlue, Inc. 2023 Proxy Statement P. 43

Our Compensation Committee is focused on the link between executive compensation, Company performance, and value creation for shareholders. While net income is a commonly used indicator of Company performance, our Compensation Committee believes that using Adjusted EBITDA in our compensation program focuses our executive’s attention on core profitability matters that lead to long-term value creation. Adjusted EBITDA is also a measure used by shareholders when evaluating the performance of the Company. Our use of Adjusted EBITDA in the STI program significantly impacts the NEO’s STI program and has a direct impact on CAP to the NEOs in a given year. Shareholders may also use the Company's TSR when evaluating the performance of the Company. This relationship between net income, Adjusted EBITDA, and CAP to our PEO and the average of non-PEO NEOs, which is further supported by the relationship between the CAP to our PEO and non-PEO NEOs and the Company's TSR, can be seen in the charts below.

*	2022 data is based on only our Current CEO's CAP because our Former CEO’s CAP was a negative number.
**
These amounts are based on information prepared by Zacks Investment Research, Inc. and assume a $100 investment on FYE 2019 which was December 29, 2019. Used with permission. All rights reserved. Copyright 1980-2022. Index Data: Copyright Standard and Poor’s, Inc. Used with permission. All rights reserved.

*	2022 data is based on only our Current CEO's CAP because our Former CEO's CAP was a negative number.

*	2022 data is based on only our Current CEO's CAP because our Former CEO's CAP was a negative number.

*
These amounts are based on information prepared by Zacks Investment Research, Inc. and assume a $100 investment on FYE 2019 which was December 29, 2019. Used with permission. All rights reserved. Copyright 1980-2022. Index Data: Copyright Standard and Poor’s, Inc. Used with permission. All rights reserved.

TrueBlue, Inc. 2023 Proxy Statement P. 44

Summary Compensation Table
The following table shows all compensation paid by the Company in fiscal 2022, 2021, and 2020, as applicable to our CEO, former CEO, Chief Financial Officer, and the other three most highly paid executive officers, with the exception of Mr. Cooper, who was reinstated as the Company's CEO on June 14, 2022. The individuals listed in the following tables are the “named executive officers” or “NEOs” referred to in this proxy statement.
Name and Principal Position / Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Steven C. Cooper, Chief Executive Officer(3)
2022	$550,209	$250,000	$3,740,891	$1,045,083	$238,361(4)	$5,824,544
A. Patrick Beharelle, Former Chief Executive Officer
2022	$466,861	—	$3,933,997	—	$24,298(5)	$4,425,156
2021	$876,750	—	$3,467,596	$1,402,800	$64,108	$5,811,254
2020	$799,673	$35,327	$2,056,424	$459,250	$69,330	$3,420,004
Derrek L. Gafford, Executive Vice President, Chief Financial Officer
2022	$550,000	—	$927,304	$522,542	$10,273(6)	$2,010,119
2021	$500,000	—	$1,448,555	$585,000	$9,750	$2,543,305
2020	$478,846	$21,154	$615,692	$206,250	—	$1,321,942
Taryn R. Owen, President, Chief Operating Officer(7)
2022	$660,000	—	$1,557,377	$825,000	$9,969(8)	$3,052,346
2021	$521,250	—	$1,551,234	$705,301	$9,750	$2,787,535
2020	$454,904	$20,096	$1,273,583	$156,750	—	$1,905,333
Carl R. Schweihs, Executive Vice President, President, PeopleManagement
2022	$500,000	—	$618,221	$585,000	$10,273(9)	$1,713,494
2021	$400,000	—	$1,071,566	$426,400	$9,750	$1,907,716
2020	$383,077	$16,923	$328,387	$115,000	—	$843,387
Garrett R. Ferencz, Executive Vice President, Chief Legal Officer
2022	$450,000	—	$632,293	$370,529	$9,027(10)	$1,461,849
2021	$400,000	—	$459,245	$403,000	—	$1,262,245
2020	$342,212	$15,223	$390,713	$101,325	—	$849,473
(1)
The value in this column for 2022 represents the aggregate amount of restricted stock units (“RSUs”), performance share units awarded based on Company performance (“PSUs”) granted to NEOs in 2022 and calculated according to FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO, or the manner of calculating the RSU or PSU award used by the Compensation Committee. For example, in 2022, Mr. Beharelle received a target value of $1,750,000 in RSUs with the actual number of shares granted being calculated using the average closing price of our stock during the 60 trading days preceding and including the grant date, which was approximately $27.24. In 2022, Mr. Beharelle also received a target value of $1,750,000 in PSUs with the actual number of PSUs being calculated using 80% of the average closing price of our stock during the 60 trading days preceding and including the grant date, which was approximately $21.80. The FASB ASC Topic 718 grant date fair value of Mr. Beharelle's RSUs was $1,748,449 and the FASB ASC Topic 718 grant date fair value of Mr. Beharelle's target Annual PSUs was $2,185,548, each of which is included in the table above. Equity awards are described in more detail in the Compensation Discussion and Analysis section of this proxy statement and in the Grants of Plan-Based Awards table. For additional information, refer to Note 10 to the Consolidated Financial Statements and supplementary data found in Item 8 of Part II of our 2022 Form 10-K (listed under Stock-Based Compensation). The value of the PSUs granted in 2022 is based upon the target outcome of the performance conditions at the grant date. The maximum value of the 2022 PSUs, assuming that the highest level of performance conditions is achieved, based on the grant date share price of $27.22, is $772,749 for Mr. Gafford, $1,081,886 for Ms. Owen, $515,193 for Mr. Schweihs, and $526,925 for Mr. Ferencz. The maximum value for Mr. Beharelle's 2022 PSUs was $3,278,322, but all of his outstanding PSUs were forfeited as discussed in more detail in the Post-Employment section of this proxy statement. Mr. Cooper did not receive any PSUs in 2022 because he rejoined the Company after the annual grant date.

(2)
The amounts set forth in this column for the respective fiscal year were earned during such fiscal year and paid in the early part of the following fiscal year to each of the NEOs under our STI Plan. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion in the Compensation Discussion and Analysis section entitled “Short-Term Incentive Plan.”

(3)	Mr. Cooper was reinstated as the Company’s CEO on June 14, 2022, upon Mr. Beharelle’s resignation.
(4)
This amount includes $174,861, which was the grant date fair value of Mr. Cooper's award of 6,424 RSUs on February 4, 2022, and $63,500 cash, which were both paid for Mr. Cooper's service on the Board prior to being reinstated as the Company's CEO.

(5)
This amount includes the aggregate incremental cost to the Company of personal benefits provided to Mr. Beharelle in 2022 for certain housing, utilities, internet, and automobile costs, of which $21,750 was provided for housing.

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EXECUTIVE COMPENSATION TABLES
(6)
This amount includes $10,250 for matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan and a tax gross-up provided in respect to corporate gift cards which were received by all corporate employees.

(7)	Ms. Owen was promoted to President and Chief Operating Officer on September 22, 2022.
(8)
This amount includes $9,900 for matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan and a tax gross-up provided in respect to corporate gift cards which were received by all corporate employees.

(9)
This amount includes $10,250 for matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan and a tax gross-up provided in respect to corporate gift cards which were received by all corporate employees.

(10)
This amount includes $8,981 for matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan and a tax gross-up provided in respect to corporate gift cards which were received by all corporate employees.

Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All other stock awards: number of shares of stock or units (#)(5)	Grant Date Fair Value of Equity Based Awards(6)
Name/Type of Award	Grant Date	Action Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven C. Cooper
Cash Incentive		7/6/2022	$515,625	$825,000	$2,062,500	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	6,424	$174,861
Restricted Stock Units	8/1/2022	7/6/2022	—	—	—	—	—	—	171,995	$3,740,891
A. Patrick Beharelle
Cash Incentive		1/28/2022	$937,500	$1,500,000	$2,400,000	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	64,234	$1,748,449
Performance Share Units	2/4/2022	12/3/2021	—	—	—	40,146	80,292	120,438	—	$2,185,548
Derrek L. Gafford
Cash Incentive		1/28/2022	$257,813	$412,500	$660,000	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	15,141	$412,138
Performance Share Units	2/4/2022	12/3/2021	—	—	—	9,463	18,926	28,389	—	$515,166
Taryn R. Owen
Cash Incentive		1/28/2022	$412,500	$660,000	$1,056,000	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	21,198	$577,010
Restricted Stock Units	10/3/2022	N/A	—	—	—	—	—	—	12,943	$259,119
Performance Share Units	2/4/2022	12/3/2021	—	—	—	13,249	26,497	39,746	—	$721,248
Carl R. Schweihs
Cash Incentive		1/28/2022	$234,375	$375,000	$600,000	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	10,094	$274,759
Performance Share Units	2/4/2022	12/3/2021	—	—	—	6,309	12,618	18,927	—	$343,462
Garrett R. Ferencz
Cash Incentive		1/28/2022	$182,813	$292,500	$468,000	—	—	—	—	—
Restricted Stock Units	2/4/2022	12/3/2021	—	—	—	—	—	—	10,324	$281,019
Performance Share Units	2/4/2022	12/3/2021	—	—	—	6,453	12,905	19,358	—	$351,274
(1)
This column reflects the date that the Compensation Committee approved the Company performance targets (Adjusted EBITDA and relative revenue growth), business unit performance targets (Adjusted EBITDA), and individual performance targets and awards pursuant to the STI plan, and also approved the RSU awards and set the Company performance targets for the Annual PSU awards under the LTI plan.

(2)
These amounts include the individual performance (at target), Company Adjusted EBITDA (at threshold, if applicable), business unit Adjusted EBITDA (at threshold, if applicable), and Company relative revenue growth portions (at threshold) of the STI plan opportunity as discussed in the Compensation Discussion and Analysis section above.

(3)
These columns show what the potential payout for each NEO would have been under the STI plan in 2022, if the threshold, target, or maximum goals were satisfied for all Company performance measures. The amount also reflects the individual performance goals component of the STI plan. The potential payouts were performance-driven and therefore completely at risk. For actual payouts under the STI plan for 2022, please see the Summary Compensation Table. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis section.

(4)
These columns show the number of PSUs granted in 2022 to the NEOs under the LTI plan. The target number of PSUs granted was calculated using the target value for the award which is based on a percentage of the NEO's salary. The 2022 PSUs vest on or about the second day after the release of our annual earnings following the performance period, if at all, according to predetermined targets. The amounts shown reflect the potential payout for PSUs for each NEO under the LTI Plan if the threshold, target, or maximum Company performance goals are satisfied. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section. The number of PSUs granted was calculated using the target value for the award (a percentage of the NEO's salary) divided by 80% of the average closing price of Company shares during the 60 trading days preceding and including the grant date, which was $21.80.

(5)
This column shows the number of RSUs granted in 2022 to the NEOs under the LTI plan. The number of RSUs granted on February 4, 2022, was calculated using the target value for the award which is based on a percentage of the NEO's salary and was calculated using the average closing price of the Common Stock during the 60 trading days preceding and including the grant date, which was $27.24. Except as noted below, 33.33% of each award vests annually over a three-year period. This column also shows the number of RSUs granted in 2022 to Mr. Cooper on August 1, 2022, which was calculated using the average closing price of the Common Stock during the 60 trading days preceding and including the grant date, which was $20.35. Mr. Cooper's August 1, 2022 grant will cliff vest on the earlier of (a) the third anniversary date of the grant or (b) upon the appointment of a new, Board approved CEO and Mr. Cooper provides at least 120 calendar days' advance notice of his

TrueBlue, Inc. 2023 Proxy Statement P. 46

EXECUTIVE COMPENSATION TABLES
intent to terminate employment and/or retire, provided that if such appointment happens prior to the first anniversary of the date of grant, only one-third of the award will vest. This column also shows the number of RSUs granted in 2022 to Ms. Owen on October 3, 2022, which was calculated using the average closing price of the Company Stock during the 60 trading days preceding and including the grant date, which was $20.40. Ms. Owen's October 3, 2022 grant will vest in equal annual installments over four years.
(6)
This column shows the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. For RSUs, grant date fair value was calculated using the closing price of the Common Stock on the date of grant. The closing price of the Common Stock on February 4, 2022, was $27.22, on August 1, 2022, was $21.75, and on October 3, 2022, was $20.02. For PSUs, the February 4, 2022 grant date fair value was calculated using the closing price of the Common Stock on the date of grant and the target number of PSUs. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section. The amounts shown are consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of forfeitures. For additional information on the calculation and valuation of equity awards, refer to the Compensation Discussion and Analysis section and refer to Note 10 to the Consolidated Financial Statements found in Item 8 of Part II of our 2022 Form 10-K (listed under Stock-Based Compensation).

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock options, restricted shares, RSU, and PSU awards of the NEOs as of December 25, 2022. This table includes unvested shares of restricted stock, RSUs, and PSUs. The market value of the restricted shares, RSUs, and PSUs is based on the closing market price of the Common Stock on December 25, 2022, which was $19.22. For additional information about these awards, see the description of our LTI plan in the Compensation Discussion and Analysis section. Grants that are not listed in the vesting schedule were 100% vested as of December 25, 2022.
Stock Awards
Name(1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven C. Cooper	8/1/2022	171,995	$3,305,744	—	—
Derrek L. Gafford	2/7/2020	21,029(4)	$404,177	—	—
	2/5/2021	21,327(5)	$409,905	36,865(6)	$708,545
	2/4/2022	15,141	$291,010	18,926	$363,758
Taryn R. Owen	2/7/2020	17,980(7)	$345,576	—	—
	2/5/2021	25,682(8)	$493,608	42,693(9)	$820,559
	2/4/2022	21,198	$407,426	26,497	$509,272
	10/3/2022	12,943	$248,764	—	—
Carl R. Schweihs	2/11/2019	1,154	$22,180	—	—
	7/1/2019	1,513	$29,080	—	—
	2/7/2020	11,217(10)	$215,591	—	—
	2/5/2021	22,540(11)	$433,219	28,608(12)	$549,846
	2/4/2022	10,094	$194,007	12,618	$242,518
Garrett R. Ferencz	2/11/2019	529	$10,167	—	—
	1/2/2020	2,743	$52,720	—	—
	2/7/2020	2,732	$52,509	—	—
	8/3/2020	5,406	$103,903	—	—
	2/5/2021	6,935	$133,291	13,004	$249,937
	2/4/2022	10,324	$198,427	12,905	$248,034
(1)
Mr. Beharelle is not included in this table because all of his outstanding awards were forfeited as a results of his resignation on June 14, 2022, and he had no outstanding awards as of December 25, 2022.

(2)
This column includes restricted shares and RSU awards as of December 25, 2022, and PSUs that were granted in 2020 and that became determinable as of December 25, 2022, but which had not yet vested, and performance share units awarded based on individual performance (“Retention PSUs” or “PSUs”) that were granted in 2021 of which up to one-half became determinable as of December 25, 2022, but which had not yet vested. As described in more detail in the Compensation Discussion and Analysis section above, the 2020 PSU grant resulted in 76.8% of the target number of PSUs being earned. For restricted shares and RSU awards, 33.33% of each NEO's award vests every year for three years, except (1) Ms. Owen's October 2022 award, Mr. Schweihs' 2019 awards, and Mr. Ferencz's 2019 and 2020 awards which vest at the rate of 25% each year for four years, and (2) Mr. Cooper's 2022 award which cliff vests on the earlier of (a) the third anniversary date of the grant or (b) upon the appointment of a new, Board approved CEO and Mr. Cooper provides at least 120 calendar days' advance notice of his intent to terminate employment and/or retire, provided that if such appointment happens prior to the first anniversary of the date of grant, only one-third of the award will vest.

(3)
This column includes PSUs and Retention PSU awards. The PSU awards vest on or about the second day after the release of our annual earnings following the performance period, if at all, according to predetermined targets. Up to one-half of the Retention PSU awards vested on February 5, 2023, and are included in Footnote 2 above; the remaining portion of these awards are included in this column and will vest on their third anniversary, if at all, according to individual performance goals. For additional information on the vesting schedule and Company performance goals for PSUs granted in 2022 or Retention PSUs granted in 2021, please see the Compensation Discussion and Analysis section. For PSU and Retention PSU awards granted in 2021, additional information on performance goals can be found in our prior proxy statement. The February 5, 2021 and February 4, 2022 PSU grants each assume a 100% payout of the award, or the target number of shares, will be earned. The February 5, 2021 Retention PSU grants each assume 100% of the remaining award will be earned. The February 7, 2020 PSU up to one-half of the February 5, 2021 Retention PSU grants became determinable as of December 25, 2022 and are not included in this column.

(4)	This amount includes 5,420 restricted shares and 15,609 PSUs for the 2020 PSU award that vested on February 3, 2023.
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EXECUTIVE COMPENSATION TABLES
(5)	This amount includes 13,004 RSUs and 8,323 PSUs for the Retention PSU award that vested on February 5, 2023.
(6)	This amount includes 24,382 PSUs for the 2021 PSU award and 12,483 PSUs for the remaining Retention PSUs.
(7)	This amount includes 4,634 restricted shares and 13,346 PSUs for the 2020 Annual PSU award that vested on February 3, 2023.
(8)	This amount includes 11,118 RSUs and 14,564 PSUs for the Retention PSU award that vested on February 5, 2023.
(9)	This amount includes 20,847 PSUs for the 2021 PSU award and 21,846 PSUs for the remaining Retention PSUs.
(10)	This amount includes 2,891 restricted shares and 8,326 PSUs for the 2020 Annual PSU award that vested on February 3, 2023.
(11)	This amount includes 6,935 RSUs and 15,605 PSUs for the Retention PSU award that vested on February 5, 2023.
(12)	This amount includes 13,004 PSUs for the 2021 PSU award and 15,604 PSUs for the remaining Retention PSUs.
Stock Vested
The following table provides information for the NEOs regarding: (i) stock option exercises during 2022, to the extent any occurred, including the number of shares acquired upon exercise and the value realized; and (ii) the number of shares acquired upon the vesting of restricted shares, RSU, and PSU awards and the value realized before payment of applicable withholding tax and broker commissions. The value realized represents long-term gain over several years, which is not part of the compensation awarded in 2022 as reported in the Summary Compensation Table.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Steven C. Cooper(1)	6,424	$123,790
A. Patrick Beharelle	102,794	$2,778,726
Derrek L. Gafford	32,920	$889,966
Taryn R. Owen	53,024	$1,452,877
Carl R. Schweihs	9,729	$248,866
Garrett R. Ferencz	10,732	$273,892
(1)
Prior to becoming CEO in 2022, Mr. Cooper received 6,424 RSUs on February 4, 2022, which vested in full on September 26, 2022, the first day of the fourth quarter in 2022, as part of his compensation for serving on the Board. However, Mr. Cooper elected to defer settlement of these shares under the Director Equity Plan until 90 days after his separation from service.

(2)
This column includes the vesting of PSUs for the 2019 PSU grant which resulted in 84.9% of the target shares being earned. For additional information on the vesting of the 2019 PSUs, please see our prior proxy statement. This column does not include the vesting of the 2020 PSUs which vested in February 2023. For additional information on the vesting of the 2020 PSUs, please see the Outstanding Equity Awards at Fiscal Year-End section above.

(3)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the Common Stock on the vesting date.
TrueBlue, Inc. 2023 Proxy Statement P. 48

EXECUTIVE COMPENSATION TABLES
Nonqualified Deferred Compensation
The Company maintains a Nonqualified Deferred Compensation Plan that allows certain highly compensated employees, including the NEOs, to defer portions of their base salary and annual non-equity incentive and thereby defer taxes. The Company also maintains the Director Equity Plan that allows directors to defer receipt of cash retainers and settlement of equity awards, in which Mr. Cooper participated prior to becoming CEO in June 2022. The following table provides additional information about the amounts deferred by our NEOs:
Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven C. Cooper	$123,790	—	—	$389,282	—
A. Patrick Beharelle	—	—	—	—	—
Derrek L. Gafford	$199,856	$10,250	$(167,449)	$85,733	$844,286
Taryn R. Owen	$19,950	$9,900	$(58,917)	—	$273,000
Carl R. Schweihs	$86,570	$10,250	$(60,873)	$25,734	$410,329
Garrett R. Ferencz	$26,942	$8,981	$(75,480)	—	$243,463
(1)
For the Company’s NEOs other than Mr. Cooper, amounts in this column are included in the amounts shown as “Salary” in the Summary Compensation Table above. For Mr. Cooper, the amount in this column is the value of the shares vested on September 26, 2022, (based on the market value of the Common Stock on that date) under the RSU award he was granted on February 4, 2022, which he elected to defer settlement of under the Director Equity Plan.

(2)
These amounts were earned as a match to contributions made by the NEO to the Company Nonqualified Deferred Compensation Plan in 2022 but were paid in early 2023. The Company’s contribution is included in the columns “Registrant Contributions in Last FY” and “Aggregate Balance at Last FYE.” These amounts are included in the amounts shown as “All Other Compensation” in the Summary Compensation Table above.

(3)
These amounts were earned, or lost, by the NEO according to investment gains and losses based on the performance of certain investment choices selected by the participants in the Nonqualified Deferred Compensation Plan or Director Equity Plan, as applicable. Participants in the Nonqualified Deferred Compensation Plan may change their investment elections at any time under the same rules that apply under the 401(k) plan.

The participants in the Nonqualified Deferred Compensation Plan may annually elect to defer up to 75% of their salary and up to 100% of their annual non-equity incentive. Participants are always 100% vested in the elective deferral contributions to the plan. The amounts deferred into this plan and all earnings remain subject to the claims of the Company’s general creditors until distributed to the participant. Participants may receive their funds after the termination of their employment or during employment in the case of an unforeseen emergency, the disability of the participant, or a change-in-control. Participants also have the option to receive a distribution of deferred funds during employment if such a distribution was established prior to the deferral. Any Company matching contributions are discretionary. Whether a matching contribution will be made for a plan year and the amount of any such match is determined each year by the Company. Matching funds are immediately vested.
The deemed rates of return for the earnings options may be positive or negative and thus may result in gains or losses to a participant’s plan balance. No assets are required to actually be invested in such funds. The deemed investment options may be changed by the participant periodically throughout the year. For certain key employees, the distribution election must be made at least six months before the actual payment of the participant’s account balance.
Please refer to the description of the Director Equity Plan under the Compensation of Directors section in this proxy statement.
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Post-Employment Payments
Post-Employment Payments
The Company has entered into employment agreements and change-in-control agreements with each of the NEOs pursuant to which each NEO may be entitled to payments upon termination of employment under the circumstances described below. The payments are subject to the fulfillment of certain conditions, including compliance with a non-competition agreement, which are also described below. The information below is a summary of certain material provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summary set forth in this proxy statement.
Following the description of the agreements, there is a table showing the potential payments the NEOs could have received under these agreements, assuming their employment with the Company was terminated without cause by the Company or for good reason by the NEO on December 25, 2022.
No Post-Employment Payment for A. Patrick Beharelle
As previously announced, Mr. Beharelle resigned from his position as CEO and as a member of the Board effective June 14, 2022 (“Resignation Date). Mr. Beharelle’s resignation followed an investigation, led by outside counsel, into allegations regarding his conduct. Based on the findings of this investigation, the Board determined he engaged in behaviors that violated the Company's policies and Code of Conduct. Mr. Beharelle’s conduct in question was not related to financial controls, financial statements, or business performance. Mr. Beharelle did not receive any severance payment or other payment or benefits in connection with his resignation. Additionally, upon Mr. Beharelle's resignation, 130,436 restricted shares and RSUs and 233,680 PSUs (at target) were forfeited. As of the Resignation Date, these awards had a value of $7,140,315 based on the closing market price of the Common Stock on the Resignation Date ($2,557,850 for restricted shares and RSUs and $4,582,465 for PSUs).
Employment Agreement for Steven C. Cooper
Mr. Cooper's employment agreement provides that if the Company terminates his employment without cause, or if Mr. Cooper terminates his employment with good reason (subject to notice and cure provisions allowing the Company to remedy the condition constituting good reason), then he will be entitled to the following:
•	separation payments at a rate equal to his base salary at the time of termination for a period of 18 months;
•
payment of Mr. Cooper's then applicable short-term incentive award subject to performance conditions set by the Board and prorated for the portion of the short-term incentive for the period Mr. Cooper is actually employed by the Company;

•
if Mr. Cooper elects to continue group health plan coverage for him and his family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Mr. Cooper will receive reimbursements until the later of the date (i) Mr. Cooper and his spouse have both reached age 65, or (ii) the date Mr. Cooper and his spouse are both eligible for Medicare; and

•	additional equity vesting as follows: (a) to the extent that Mr. Cooper's unvested equity awards are scheduled to vest based solely on his continued employment within 18 months following such termination such portion of the awards will become fully vested on the termination date; and (b) Mr. Cooper's unvested equity awards scheduled to vest based upon attainment of specified performance goals shall vest after the end of the applicable performance period based on actual performance results, prorated for the portion of the performance period employed (for which purpose Mr. Cooper will be deemed to have continued employment for a period of 18 months following termination but not beyond the end of the applicable performance period(s)).
The foregoing separation benefits are conditioned upon the execution by Mr. Cooper of a release of claims against the Company and continued compliance by Mr. Cooper with all covenants with the Company. Pursuant to his employment and non-compete agreements, Mr. Cooper's covenants with the Company include, without limitation, covenants requiring a duty of loyalty, non-disclosure of confidential information, assignment of inventions, non-competition for 12 months following his termination, and non-solicitation for 24 months following his termination. Mr. Cooper is also party to a non-competition agreement with the Company.
Mr. Cooper's employment agreement, through reference to Mr. Cooper's change-in-control agreement, also provides that if he is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”) by reason of his vesting of the unvested equity awards (taking into account any other compensation paid or deemed paid to him), the amount of such payments or deemed payments shall be reduced or, alternatively, the provisions of the employment agreement shall not act to vest unvested equity incentive awards to Mr. Cooper, so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.
Employment Agreements for Messrs. Gafford, Schweihs, and Ferencz and Ms. Owen
Messrs. Gafford, Schweihs, and Ferencz and Ms. Owen were parties to employment agreements and incentive plan terms, which provided that if the Company terminates the NEO’s employment without cause, or if the NEO terminates his or her employment with good reason other than for death or disability, then the NEO will be entitled to the following:
•	separation payments at a rate equal to the NEO's base salary at the time of termination for a period of 12 months (18 months for Ms. Owen);
•
payment of the NEO's then applicable short-term incentive award subject to performance conditions set by the Board and prorated for the portion of the period the NEO is actually employed by the Company;

•
additional equity vesting as follows: (a) to the extent that the NEO's unvested equity awards that are scheduled to vest based solely on his or her continued employment within 12 months (18 months for Ms. Owen) following such termination, such portion of the awards will become fully vested; and (b) all of the NEO's unvested equity awards scheduled to vest based on attainment of specified performance goals shall vest after the end of the applicable performance period based on actual performance results, prorated for the portion of the performance period employed (for which purpose such NEO

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Post-Employment Payments
will be deemed to have continued employment for a period of 12 months (18 months for Ms. Owen) following termination but not beyond the end of the applicable performance period(s)).
Mr. Gafford's employment agreement was amended to extend the 12-month periods to 18 months as of February 13, 2023.
As a condition precedent to being entitled to receive the benefits set forth above, the NEO must sign and deliver, and thereafter not revoke a release of claims against the Company, remain in full compliance with all provisions of the sections of the employment and non-compete agreement(s) relating to non-disclosure of confidential information and assignment of inventions, and be and remain in full compliance with the non-competition agreement and any other covenants with the Company entered into by the NEO. Each NEO is also party to a non-competition agreement with the Company.
In addition to the provisions described above, the employment agreement for each NEO also provides that, if at the time of termination of employment the NEO is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Code, then any separation payments that would otherwise have been paid within the first six months after termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment and any remaining severance payments shall be made monthly after such six-month anniversary.
Change-in-Control Agreements
The Company has entered into change-in-control agreements with various executive officers, including each of the NEOs. Each change-in-control agreement by its terms expires each year on December 31st, provided that beginning on January 1st of each subsequent year, the change-in-control agreements will automatically extend for an additional year, unless either party gives notice of termination not later than September 30th of the immediately preceding year. Because no such notices of termination were provided, the change-in-control agreements were in effect through December 31, 2022, and were extended through December 31, 2023. If a change-in-control occurs during the term, the term will expire on the earlier of the third anniversary of the change-in-control or the date of the executive’s death (such period is referred to as the “Severance Period”).
Change-in-control means that during the term of the agreements any of the following events occur:
•
any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33.33% of the combined voting power of the then-outstanding voting stock of the Company;

•	a majority of the Board ceases to be comprised of incumbent directors; or
•
the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Business Transaction are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Business Transaction, in substantially the same proportions as their ownership before such Business Transaction.
The Company will be required to pay the amounts described in the table below, if following the occurrence of a change-in-control and during the Severance Period (or within 90 days prior to the date of a change-in-control, if at the request of a third party who has taken steps reasonably calculated to effect a change-in-control): (i) the Company terminates the NEO's employment other than for cause, or as a result of the NEO's death or permanent disability; or (ii) the NEO terminates the NEO's employment for good reason. Each of (i) and (ii) is referred to in the change-in-control agreement as a “Triggering Termination.” As a condition precedent to receiving any payments and benefits under the change-in-control agreement, the NEO must execute and not later revoke a waiver and release agreement and be in compliance with the restrictive covenants and terms of the change-in-control agreement. The material covenants of each NEO in the change-in-control agreements include a duty of loyalty, non-disclosure, non-use, and protection of confidential information, non-disparagement, non-competition, and non-solicitation of employees and clients. The non-competition and non-solicitation provisions apply during the term of the change-in-control agreement and for a period of two years following the termination of employment.
In the event of a Triggering Termination, subject to the terms of the agreement, the Company is required to pay to the NEOs, other than Mr. Cooper, (A) an amount equal to two times the sum of (i) the NEO’s annual base salary rate in effect for the year in which the termination date occurs, plus (ii) the NEO's target non-equity incentive (in an amount equal to the target non-equity incentive immediately prior to the change-in-control or, if such target shall not have been established or shall be reduced after a change-in-control, the highest aggregate incentive pay earned in any of the three fiscal years immediately preceding the year in which the change-in-control occurred), and (B) provide 18 months of health and welfare benefits. Such amounts shall be payable as follows: 50% shall be payable within five business days after the termination date and 50% shall be payable in equal monthly installments over the 24 months following the termination date, nevertheless the agreement provides that the timing of payments may be adjusted if necessary to comply with Section 409A of the Code. The Company will also provide employee benefits to the NEO comparable to the benefits that the NEO was receiving or entitled to receive immediately prior to the termination date or will pay a lump sum payment in lieu of the continuation of such benefits, as described in the change-in-control agreement.
In the event of a Triggering Termination, subject to the terms of the agreement, the Company is required to pay to Mr. Cooper, (A) an amount equal to two times the sum of (i) his annual base salary rate in effect for the year in which the termination date occurs, plus (ii) his average incentive pay (in an amount equal to average bonus paid during the two years immediately prior to the Change in Control or, if such average cannot be calculated or shall be reduced after a Change in Control, the highest aggregate Incentive Pay earned in any of the three fiscal years immediately preceding the year in which the Change in Control occurred), and (B) 18 months of health and welfare benefits. Such amounts shall be payable as follows: 50% shall be payable on the first business day occurring more than 30 days after
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Post-Employment Payments
the termination date and 50% shall be payable in equal monthly installments over the 24 months following the termination date, nevertheless the agreement provides that the timing of payments may be adjusted if necessary to comply with Section 409A of the Code. The Company will also provide employee benefits to Mr. Cooper comparable to the benefits that Mr. Cooper was receiving or entitled to receive immediately prior to the termination date or will pay a lump sum payment in lieu of the continuation of such benefits, as described in the change-in-control agreement.
In addition to the amounts described above, if there is a Triggering Termination, the Company will pay in cash to the NEO a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated, or awarded to the NEO for any performance period ending prior to a Triggering Termination, plus (ii) the value of any annual non-equity incentive or long-term incentive pay earned, accrued, allocated, or awarded with respect to the NEO's service during the performance period or periods that include the date on which the change-in-control occurred. Furthermore, if there is a Triggering Termination, all stock options, restricted shares, restricted stock units (“RSUs”), performance share units (“PSUs”), and any other equity award shall become fully vested as of the date of termination.
For NEOs other than Mr. Cooper, notwithstanding any provision of the change-in-control agreement or any other agreement between the NEO and the Company to the contrary, if any amount or benefit to be paid or provided under the change-in-control agreement or any other agreement would be a payment that creates an obligation for the NEO to pay excise taxes under Section 280G of the Code (an “excess parachute payment”), then the payments and benefits to be paid or provided under the change-in-control agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided that the foregoing reduction will not be made if such reduction would result in the NEO receiving an after-tax amount less than 90% of the after-tax amount of the severance payments the NEO would have received under the change-in-control agreement or under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this provision, the NEO will be entitled to designate the payments and/or benefits to be so reduced. For Mr. Cooper, any excess parachute payment will be cut back so as not to trigger the excise tax if doing so will result in a greater net after tax payment to Mr. Cooper (sometimes called a “best-net” cutback).
In addition to the foregoing limitation, the change-in-control agreements provide that to the extent that the NEO receives payments by reason of the NEO's termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under the change-in-control agreement will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable under the change-in-control agreement, and under the Other Employment Agreements, is not less than the amounts payable or value of benefits receivable had such benefits been paid in full under the change-in-control agreement.
Restricted Stock, Restricted Stock Units, and Performance Share Unit Agreements
The award agreements that govern the restricted stock, RSU, and PSU grants to the NEOs also provide that the restricted stock, RSU, and PSU, as applicable, will become fully vested if after a change of control, the NEO is terminated without cause or terminates employment for good reason. PSUs vest in such an event at the target level, provided that the Compensation Committee shall have the discretion to determine whether the performance goals shall be deemed to have been performed at the maximum level. For purposes of the restricted stock, RSU, and PSU agreements, “change of control” means the first day that any one or more of the following conditions shall have been satisfied:
•	the sale, liquidation, or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;
•
an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person has beneficial ownership of 25% or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

•
during any consecutive 24 month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the members of the Board, subject to certain exceptions; or

•
a merger, consolidation, or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, or reorganization own, directly or indirectly, immediately following such merger, consolidation, or reorganization less than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, or reorganization.

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Post-Employment Payments
Potential Payout Upon an Involuntary Termination Without Cause or for Good Reason
The table below quantifies the potential payouts to each of the NEOs assuming his or her employment with the Company was terminated on December 25, 2022. The table shows two alternative scenarios: (i) termination before a change-in-control; and (ii) termination after a change-in-control.
	Potential Payouts upon Involuntary Termination by Company without Cause or by NEO for Good Reason after a Change-in-Control(1)			Potential Payouts upon Involuntary Termination by Company without Cause or by NEO for Good Reason before a Change-in-Control(2)
Name(3)	Cash Payment(4)	Restricted Stock, Restricted Stock Unit & Performance Share Unit Vesting(5)(6)	Continuation of Health & Welfare Benefits	Cash Payment(7)	Restricted Stock, Restricted Stock Unit & Performance Share Unit Vesting(8)(9)	Continuation of Health & Welfare Benefits
Steven C. Cooper	$4,090,166	$3,305,744	$25,320	$2,545,083	—	$75,960(10)
A. Patrick Beharelle(11)	—	—	—	—	—	—
Derrek L. Gafford	$1,925,000	$2,177,395	$36,318	$1,072,542	$1,493,375	—
Taryn R. Owen	$2,640,000	$2,825,205	$49,646	$1,815,000	$1,995,978	—
Carl R. Schweihs	$1,750,000	$1,686,440	—	$1,085,000	$1,107,476	—
Garrett R. Ferencz	$1,485,000	$1,048,989	$39,210	$820,529	$660,553	—
(1)
Assumes that (a) the change-in-control agreement was effective as of December 25, 2022, (b) a change-in-control occurred on or before such date, and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date.

(2)
Assumes that (a) the employment agreement was effective as of December 25, 2022, (b) no change-in-control occurred on or before such date, and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date. These amounts reflect actual 2022 STI payments.

(3)
As discussed above, the amounts actually payable to the NEOs pursuant to the change-in-control agreement may be subject to reduction if any amount or benefit to be paid under such agreement or any other agreement would be a payment that creates an obligation for the NEO to pay excise taxes under Section 280G of the Code. For purposes of Section 280G, the value of the acceleration of stock options, restricted shares, RSUs, and PSUs is based on a time-based formula.

(4)
Except for Mr. Cooper, these amounts are based on the NEOs' salary as of 2022 fiscal year-end and the target STI plan award for 2022. For Mr. Cooper, this amount is based on his salary as of 2022 fiscal year-end and his 2022 STI payout as it was the highest aggregate incentive pay earned in any of the prior three fiscal years and an average could not be calculated for the prior two years.

(5)	The employment agreements for the NEOs provide for the accelerated vesting of all equity awards upon termination of employment under the conditions noted in footnote (1) above.
(6)
The amounts shown are calculated by multiplying the number of unvested restricted shares and RSU awards and unvested Retention PSU and PSU awards (which are shown at 76.8% of target for the 2020 PSU award) for such NEO with respect to which the vesting would accelerate as a result of termination under the conditions noted in footnote (1) above by the closing price of the Common Stock on December 25, 2022, which was $19.22. Unvested restricted shares, RSUs, and PSUs are set forth in the Outstanding Equity Awards at Fiscal Year-End table.

(7)
As of December 25, 2022, the NEOs' employment agreements provide for cash payments of 12 months' salary (18 months' salary for Messrs. Cooper and Ms. Owen) and the amount earned under the 2022 STI plan up until the date of termination following a termination of employment under the conditions noted in footnote (2) above. Effective February 13, 2023, Mr. Gafford's employment agreement was amended to extend the 12-month period to 18 months, which would increase his cash payment reflected in this column to $1,347,542. These amounts are based on the NEO's salary as of 2022 fiscal year-end and the amount earned under the 2022 STI plan.

(8)
The NEOs' employment agreements provide for the accelerated vesting of those equity awards which would have vested in the 12-month period (18-month period for Mr. Cooper and Ms. Owen) following a termination of employment under the conditions noted in footnote (2) above. Effective February 13, 2023, Mr. Gafford's employment agreement was amended to extend the 12-month period to 18 months, which would increase his payment to $1,778,369.

(9)
The PSU award agreements provide that, upon termination of employment under the conditions noted in footnote (2) above, a pro-rata portion of the PSUs vest and are paid out at the end of the performance period based on actual performance. The amounts shown reflect the 2020 PSU award at 76.8% of target, the amount actually earned.

(10)
Mr. Cooper will receive COBRA reimbursements until the later of the date (i) Mr. Cooper and his spouse have both reached age 65, or (ii) Mr. Cooper and his spouse are both eligible for Medicare. This amount assumes such reimbursements will be made until Mr. Cooper is 65 years old.

(11)	These amounts include the amounts actually paid to Mr. Beharelle upon his resignation as of June 14, 2022.
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Post-Employment Payments
Retirement Benefits
We expect our NEOs to supplement their retirement income through our short- and long-term incentive (“STI” and “LTI,” respectively) plans. Retirement treatment will apply if the NEO has achieved: (a) at least 10 years of service; and (b) at least age fifty-five (55). In the event of termination of employment due to a qualified retirement, the NEOs' STI and LTI awards will be prorated and paid as follows:
•	STI: the current year's award will be prorated based on the days worked during the fiscal year and will be paid after the end of the year based on actual performance results;
•
Restricted Shares and RSUs: at the time of retirement, a prorated number of shares (plus 18 months for Mr. Cooper, except that there will be no vesting of the RSUs granted upon his restatement to CEO) that would normally vest at the next scheduled vesting date will be vested based on days worked since the last vesting date;

•
PSUs: awards will be prorated based on the number of days worked during the performance period (plus 18 months for Mr. Cooper) and vest after the end of the performance period based on actual performance results; and

•	Healthcare: Mr. Cooper will receive COBRA reimbursements until the later of the date (i) he and his spouse have both reached age 65, or (ii) he and his spouse are both eligible for Medicare.
For Mr. Cooper to receive the retirement benefits above, the retirement must qualify as an Approved Retirement meaning: (i) Mr. Cooper and the Board agree in advance to a transition period to allow for an orderly transition of his duties in connection with a decision to retire; (ii) Mr. Cooper continues performing his duties, remains in good standing with the Company, and fully cooperates with the Board in the recruitment of a successor CEO during the transition period; and (iii) the Board determines in its reasonable, good faith discretion that Mr. Cooper has successfully transitioned his duties and responsibilities to the selected successor CEO by the date of Mr. Cooper’s termination of employment at the end of the transition period.
As of December 25, 2022, except for Mr. Cooper, our NEOs were all under the age of 55, and were not eligible for these retirement benefits. Mr. Cooper's retirement benefits as of December 25, 2022 would have been $1,121,043; this amount assumes COBRA reimbursements will be made until Mr. Cooper is 65 years old.
Death and Disability Benefits
If any of the NEOs' employment with the Company terminates due to death or disability, their PSU awards will be prorated based on the portion of the applicable performance period they were employed at the end of the performance period. Assuming a December 25, 2022 termination of employment due to death or disability, the total value of each NEO's PSU awards was: Mr. Gafford, $890,520; Ms. Owen, $970,110; Mr. Schweihs, $705,643; and Mr. Ferencz $247,515. These values are based on the closing price of the Common Stock as of December 25, 2022 ($19.22) and the target number of PSUs for each award, except for the 2020 PSU awards which were included at the 76.8% at which such awards were paid out. Mr. Cooper did not have any outstanding PSU awards as of December 25, 2022.
TrueBlue, Inc. 2023 Proxy Statement P. 54

PROPOSAL 4.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2016 OMNIBUS INCENTIVE PLAN
Introduction and Summary of Proposed Amendment and Restatement
The Company currently maintains the 2016 Omnibus Incentive Plan (the “2016 Plan”), which our shareholders originally approved on May 11, 2016 and later approved an amendment and restatement on May 9, 2018. Under the 2016 Plan, the Company has reserved a number of shares of the Company’s common stock (“Common Stock”) for issuance in the form of stock options, shares of restricted Common Stock (including other stock-based awards for non-employee directors under the director compensation program), restricted stock units, (“RSUs”), and stock appreciation rights (“SARs”) to employees, officers, consultants, and advisors of the Company and its subsidiaries and to non-employee directors of the Company. The purpose of the 2016 Plan is to (i) attract and retain talented employees, officers, directors, and consultants; and (ii) promote the growth and success of our business by aligning the long-term interests of employees, officers, directors, and consultants with those of our shareholders by providing an opportunity to acquire an interest in our business, rewards for exceptional performance, and long-term incentives for future contributions to our success.
In order to provide a sufficient pool of equity for the Company to continue to attract and retain talent, the Board has adopted, subject to shareholder approval, an amendment and restatement of the 2016 Plan (the “Amended 2016 Plan”) primarily to increase the number of authorized shares of Common Stock available for awards by 695,000 and also to require that any dividends or dividend equivalents applicable to an award will accrue and be paid only to the extent the award becomes vested or payable, without reducing the number of shares of Common Stock available for issuance under the Amended 2016 Plan to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an award. The Amended 2016 Plan makes certain other minor changes to the 2016 Plan to clarify certain provisions and account for certain changes in law and accounting policies.
Increase in Shares Available for Awards
The aggregate number of shares of Common Stock authorized to be awarded under the 2016 Plan after the amendment and restatement on May 9, 2018, is (i) 1,542,944 shares carried over from, and previously registered for offer or sale under, the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”); plus (ii) 1,800,000 shares; plus (iii) shares of Common
Stock underlying any outstanding award granted under the 2005 Plan that, following the original adoption of the 2016 Plan, expired, or were terminated, surrendered, or forfeited for any reason without issuance of such shares (the “Rollover Shares”). As of March 13, 2023, 700,381 shares remained available for issuance under the 2016 Plan. Pursuant to the proposed Amended 2016 Plan, there would be added an additional 695,000 shares of Common Stock, such that the total number of shares available to be awarded after the Amended 2016 Plan is approved will be 1,395,381. The maximum aggregate number of shares of Common Stock authorized to be awarded over the life of the Amended 2016 Plan is 7,470,368, including an aggregate total of 3,432,424 Rollover Shares that as of March 13, 2023, have become or may still become available for awards under the 2016 Plan.
Under the 2016 Plan, as of March 13, 2023, there were 2,060,988 shares subject to granted and outstanding awards, consisting of: 119,426 restricted shares; 1,338,358 RSUs; 598,032 PSUs (at the maximum payout level); and 5,172 outstanding stock options. The outstanding stock options had a weighted average exercise price of $26.36 and a weighted average remaining term of 0.6 months. As of March 13, 2023, the closing price of a share of Common Stock on the New York Stock Exchange was $17.08.
Additional Equity Plan Information
The following table provides certain additional information as of March 13, 2023, regarding our equity compensation plans, excluding the 2010 Employee Stock Purchase Plan:
Total Shares Subject to Outstanding Stock Options	5,172
Weighted Average Exercise Price of Outstanding Stock Options	$26.36
Weighted Average Remaining Duration of Outstanding Stock Options	0.6 months
Total Restricted Stock Units (including target Performance Share Units) Outstanding	1,747,968
Total Shares Available for Grant Under the 2016 Plan	700,381
The following table provides a detailed break out of the number of shares of restricted shares, RSUs, and PSUs at target granted in a calendar year and also provides the number of PSUs at target earned in such calendar year, for the past three fiscal years, excluding the 2010 Employee Stock Purchase Plan:
Fiscal Year	Granted Appreciation Awards (Options and SARS)	Total Full-Value Awards Granted	Granted Restricted Shares and RSUs	Granted Performance Shares Units	Earned Performance- Share Units
2022	—	839,389	688,151	151,238	85,881
2021	—	822,859	562,574	260,285	113,579
2020	—	782,160	650,909	131,251	77,853
TrueBlue, Inc. 2023 Proxy Statement P. 55

PROPOSAL 4.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2016 OMNIBUS INCENTIVE PLAN
Plan Features and Grant Practices That Protect Shareholder Interests
The Amended 2016 Plan and our grant practices include features that protect the interests of our shareholders:
•	Independent oversight. The Amended 2016 Plan is administered by the Compensation Committee, a committee composed entirely of independent directors.
•	No evergreen feature. The Amended 2016 Plan includes a number of shares available for grant that will not automatically increase because of an “evergreen” feature.
•
No liberal share counting. The Amended 2016 Plan prohibits the Company from re-using shares that are tendered or withheld to pay the exercise cost or tax obligation of grants. Stock settled SARs are counted at the gross number of shares for which the SAR is granted. The only shares that are re-used in the Amended 2016 Plan are shares covered by awards that have been canceled, forfeited, or expired or for awards settled in cash.

•
Stock option/SAR limits. The exercise price of stock options and SARs awarded must be at least 100% of the fair market value on the date of the award. The maximum term of each stock option and SAR is 10 years.

•	No repricing. The Amended 2016 Plan does not permit the repricing of stock options or SARs without prior approval of the Company’s shareholders.
•	Clawback. Awards granted under the Amended 2016 Plan are subject to any compensation recovery or clawback policy as may be adopted by the Company from time to time.
•	No single-trigger acceleration. Under the Amended 2016 Plan, there is no automatic vesting of awards upon a corporate transaction of the Company.
•	Dividends. The Amended 2016 Plan requires any dividends or dividend equivalents applicable to an award to accrue and be paid only to the extent the award becomes vested or payable.
•
Reasonable run rate. The Compensation Committee continues to control the dilutive effect of equity issued under the Company’s plans by controlling the number of shares issued on an annual basis (run-rate).

•
Use of performance-based awards. Named executive officers receive 50% of their annual equity awards as performance share units which will only vest if certain Company performance measures are achieved (see the Compensation Discussion and Analysis section above for further information).

•
Stock ownership requirements. The Company has adopted stock ownership guidelines for directors and executive officers that require them to retain a certain amount of shares of Common Stock (see the Compensation of Directors and Compensation Discussion and Analysis sections in this proxy statement for further information).

•
Minimum vesting requirements. Subject to a five percent carveout, the Amended 2016 Plan requires that equity-based awards do not vest until the first anniversary of the date the award is granted. Exceptions are allowed for: (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards, and (iii) awards to non-employee directors.

Summary of the Amended 2016 Plan
The principal features of the Amended 2016 Plan are summarized below. The following summary of the Amended 2016 Plan does not purport to be a complete description of all of the provisions of the Amended 2016 Plan. It is qualified in its entirety by reference to the complete text of the Amended 2016 Plan, which is attached to this proxy statement as Appendix B.
Eligibility
Awards may be granted under the Amended 2016 Plan to officers, employees, consultants, and advisors of the Company and its subsidiaries and to non-employee directors of the Company. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of March 13, 2023, approximately 200 individuals were eligible to receive awards under the Amended 2016 Plan, including seven executive officers and seven non-employee directors.
Administration
The Amended 2016 Plan may be administered by the Board or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.
Number of Authorized Shares
The number of shares of Common Stock authorized for issuance under the Amended 2016 Plan is the sum of (i) 1,542,944, the number of shares of Common Stock that were available for the grant of awards under the 2005 Plan as of the date the 2016 Plan was initially approved by the Company’s shareholders, (ii) the Rollover Shares, (iii) 1,800,000, and (iv) upon approval of this proposal by our shareholders, 695,000 shares.
If any shares of Common Stock related to an award are canceled, terminated, expired, or lapse for any reason prior to the issuance of shares or are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of Common Stock available for grant under the Amended 2016 Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the Amended 2016 Plan: (i) the payment in cash of dividends or dividend equivalents under any outstanding award, (ii) any award that is settled in cash rather than by issuance of shares of Common Stock, (iii) awards granted in assumption of, or in substitution for, awards previously granted by an acquired company, or (iv) dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an award. Shares tendered or withheld to pay the exercise price or satisfy tax withholding for any award will continue to count against the
TrueBlue, Inc. 2023 Proxy Statement P. 56

PROPOSAL 4.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2016 OMNIBUS INCENTIVE PLAN
aggregate number of shares of Common Stock available for grant under the Amended 2016 Plan. Share settled SARs are counted based on the gross number of shares covered by the award, not the net shares settled at exercise.
Awards to Non-Employee Directors
No more than $500,000 may be granted in equity-based awards during any one year to a non-employee member of the Board, based on the grant date fair value for accounting purposes in the case of stock options or SARs and based on the fair market value of the Common Stock underlying the award on the grant date for other equity-based awards. This limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for serving on the Board or any Board committee.
Adjustments
If certain changes in the Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in stock, or other increase or decrease in the Common Stock without receipt of consideration by the Company, or if there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, (i) the number and kind of securities for which awards may be made under the Amended 2016 Plan (including individual and incentive stock option limits) will be equitably adjusted by the Company; and (ii) the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs will be equitably adjusted by the Company.
Types of Awards
The Amended 2016 Plan permits the granting of any or all of the following types of awards:
•
Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

•
Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the Amended 2016 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. The term of a SAR cannot exceed 10 years.
•
Restricted Shares, Restricted Stock Units, and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted shares, which are shares of Common Stock subject to specified restrictions, and RSUs, which represent the right to receive shares of the Common Stock in the future. These awards may be made subject to repurchase, forfeiture, or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms of the Amended 2016 Plan and any other stock-based awards to non-employee directors, which includes unrestricted shares of stock as part of the annual retainer under the non-employee director compensation program, as described under the Compensation of Directors section in this proxy statement.

•
Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be settled in shares of Common Stock, cash, or other awards or property, as determined by the Compensation Committee. The Compensation Committee may, in its discretion, adjust the amount of a settlement otherwise to be made in connection with a performance award.

No Repricing
Without shareholder approval, the Compensation Committee is not authorized to: (i) change the terms of a stock option or SAR after it is granted to lower the exercise or grant price; (ii) take any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); or (iii) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash or another award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.
Clawback
The Company may retain the right in an award agreement to cause a forfeiture of any gain realized on account of a violation or breach of or in conflict with any employment agreement, non-competition agreement, non-solicitation agreement, or any confidentiality obligation with respect to the Company, or otherwise in competition with the Company.
All cash and equity awards granted under the Amended 2016 Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and
TrueBlue, Inc. 2023 Proxy Statement P. 57

PROPOSAL 4.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2016 OMNIBUS INCENTIVE PLAN
regulations under such act, similar rules under the laws of any other jurisdiction, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.
Limitations
Subject to certain adjustments for changes in our corporate or capital structure described above, participants may not be granted stock options or stock appreciation rights for more than 1,000,000 shares in any calendar year or more than 1,000,000 shares for all share-based awards that are performance awards in any calendar year. The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the Amended 2016 Plan for any calendar year to any employee may not exceed $5 million for an annual incentive award and $5 million for all other cash-based performance awards.
Transferability
Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.
Effect of Certain Transactions
Except as otherwise provided in an award agreement, in the event of a reorganization, merger, consolidation, sale of all or substantially all the Company’s assets, acquisition of assets or stock of another entity by the Company, or other similar corporate transactions, the Amended 2016 Plan and all outstanding awards will continue in effect in accordance with their respective terms, except that either (i) each outstanding award will be treated as provided for in the agreement entered into in connection with the transaction, or (ii) if not so provided in such agreement, each participant will be entitled to receive in respect of each share of Common Stock subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock was entitled to receive in the transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Compensation Committee, such stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions, and performance criteria which were applicable to the awards prior to such transaction.
If the consideration paid or distributed to the Company’s shareholders in such a transaction is not entirely shares of Common Stock of the acquiring or resulting corporation, outstanding stock options and SARs may be cancelled as long as, at the election of the Compensation Committee, the holders of stock options and SARs (i) have been given at least 15 days to exercise the stock options or SARs (to the extent otherwise exercisable) or (ii) are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the stock option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to shareholders in the transaction over the exercise or grant price.
The Amended 2016 Plan does not include any specific provisions requiring vesting of awards in connection with a change in control of the Company. However, pursuant to individual change in control agreements and grant documents terms and conditions, our awards of restricted shares, RSUs, and performance share units provide for vesting only in case of an involuntary termination without cause or a voluntary termination with good reason following a change in control. See the Post-Employment Payments section of this proxy statement for additional information.
Term, Termination, and Amendment of the Amended 2016 Plan
Unless earlier terminated by the Board, the Amended 2016 Plan will terminate, and no further awards may be granted, 10 years after the date on which it is approved by shareholders at the 2023 Annual Meeting of Shareholders. The Board may amend, suspend, or terminate the Amended 2016 Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, shareholder approval will be required for any amendment. The amendment, suspension, or termination of the Amended 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.
Amended 2016 Plan Benefits
Awards made under the Amended 2016 Plan will be made at the Compensation Committee’s discretion, subject to the Amended 2016 Plan. Therefore, the benefits and amounts that will be received or allowed under the Amended 2016 Plan are generally not determinable at this time. The equity grant program for our non-employee directors is described under the Compensation of Directors section in this proxy statement. Awards granted to our named executive officers under the 2016 Plan in the last fiscal year are shown under the Grants of Plan-Based Awards section in this proxy statement. No stock options have been granted under the 2016 Plan.
Federal Income Tax Information
The following is a brief summary of the material U.S. federal income tax consequences of the Amended 2016 Plan generally applicable to the Company and to participants in the Amended 2016 Plan who are U.S. citizens or residents for U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the spread at exercise (i.e., the excess of the fair market value of the shares underlying the stock option on the date of exercise over the exercise price of the stock option). When a participant sells the shares received upon the exercise of a nonqualified stock option, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.
TrueBlue, Inc. 2023 Proxy Statement P. 58

PROPOSAL 4.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2016 OMNIBUS INCENTIVE PLAN
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant, vesting or exercise of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of: (a) one year from the date the participant exercised the stock option, and (b) two years from the grant date of the stock option (i.e., the “required holding periods”), the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before the end of the required holding periods, the sale or disposition will constitute a “disqualifying disposition,” and the participant generally will recognize ordinary compensation income in the year of sale or disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the sale or disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR. Upon the exercise of a SAR, a participant generally will recognize ordinary compensation income in an amount equal to the cash, or the fair market value of any shares, received in respect of the SAR. With respect to any shares received, upon a sale of the shares, a participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the tax basis of the shares. The tax basis of the shares generally will be equal to the value of the shares on the date received.
Restricted Share Awards. A participant generally will not recognize taxable income upon the grant of unvested restricted shares. Instead, the participant will recognize ordinary compensation income at the time the shares become vested equal to the difference between the fair market value of the shares and any amount paid by the participant for such shares, unless the participant made an election under Code Section 83(b) to be taxed at the time of grant. If a participant makes a Code Section 83(b) election with respect to restricted shares, the participant will recognize ordinary compensation income at the time of grant equal to the difference between the fair market value of the shares on that date and any amount paid by the participant for the shares. If the election is made, the participant will not be allowed a deduction for any income recognized with respect to shares that are subsequently required to be forfeited to the Company. Any dividends received with respect to an unvested restricted share award for which an election under Code Section 83(b) has not been made will be treated as ordinary compensation income, rather than dividend income, when received by the participant. If an election under Code Section 83(b) is made with respect to restricted shares, any dividends received generally will be treated as dividend income, which may be subject to tax at reduced rates. Upon a sale of shares received, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the participant’s tax basis in the shares, which generally is equal to the amount paid for the shares, plus any ordinary compensation income recognized by the participant. A participant’s holding period for the shares generally begins at the time the participant recognizes income with respect thereto.
RSUs and Performance Awards. A participant will not be subject to tax upon the grant of an RSU award or performance award. Instead, upon the delivery of shares or cash pursuant to an RSU award or performance award, the participant will recognize taxable compensation income equal to the fair market value of the shares or the amount of cash received. Upon a sale of any shares received, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to difference between the amount realized on the sale of shares and the participant’s tax basis in the shares, which generally is equal to the value of the shares on the date of transfer to the participant. Dividend equivalents, if any, received with respect to an RSU award or performance award will be treated as ordinary compensation income, rather than dividend income, when received by a participant.
Other Stock Based Awards. The U.S. federal income tax consequences of other stock based awards will depend upon the specific terms of each award. In general, a participant will recognize ordinary compensation income upon receipt of vested stock pursuant to a stock-based award. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the participant’s tax basis in the shares, which generally is equal to value of the shares on the date received.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code (including Sections 280G and 162(m)).
Code Section 409A. Code Section 409A imposes election and, payment timing requirements on “non-qualified deferred compensation.” If a non-qualified deferred compensation arrangement subject to Code Section 409A fails to meet, or is not operated in accordance with, the requirements of Code Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. We intend that awards granted under the Amended 2016 Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended 2016 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Amended 2016 Plan until all tax withholding obligations are satisfied.
✔	FOR	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2016 OMNIBUS INCENTIVE PLAN
TrueBlue, Inc. 2023 Proxy Statement P. 59

PROPOSAL 5.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2010 EMPLOYEE STOCK PURCHASE PLAN
Introduction and Summary of Proposed Amendment and Restatement
The Company currently maintains the 2010 Employee Stock Purchase Plan (the “Purchase Plan”), which our shareholders approved on May 12, 2010. At the 2023 Annual Meeting of Shareholders, the shareholders will be requested to approve an amendment and restatement of the Purchase Plan (the “Amended Purchase Plan”). Subject to shareholder approval, the Board has approved the Amended Purchase Plan primarily to increase the number of authorized shares of Common Stock that may be offered by 1,000,000 shares, from 1,000,000 to 2,000,000 and to reflect certain other administrative changes.
The Board recommends that shareholders vote for approval of the Amended Purchase Plan so that the Company can continue providing employees the opportunity to purchase the Company’s stock through payroll deductions at an attractive price. The Amended Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
The principal features of the Amended Purchase Plan are summarized below. The following summary of the Amended Purchase Plan does not purport to be a complete description of all of the provisions of the Amended Purchase Plan. It is qualified in its entirety by reference to the complete text of the Amended Purchase Plan, which is attached to this proxy statement as Appendix C.
Summary of the Amended Purchase Plan
Purpose. The purpose of the Amended Purchase Plan is to provide eligible employees of the Company and certain of its subsidiaries who wish to become shareholders in the Company a convenient method of doing so. The Board of Directors believes that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the shareholders.
Number of Shares Reserved for the Amended Purchase Plan. The number of shares that may be issued under the Amended Purchase Plan shall not exceed 2,000,000 shares of the Common Stock, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock.
Eligible Employees. Employees of the Company and certain of its subsidiaries are eligible if they meet certain conditions. To be eligible, the employee must have completed six months of employment and the employee’s customary employment must be greater than 20 hours per week and more than five months in any calendar year. Any employee who owns (or would own through participation in the Amended Purchase Plan) shares representing 5% or more of the total combined voting power or value of all classes of shares of the Company or its subsidiary corporations is not permitted to participate in the Amended Purchase Plan. As of March 13, 2023, approximately 3,600 employees were eligible to participate in the Amended Purchase Plan.
Offering Periods. Each offering period is a one- to three-month period, as determined by the Compensation Committee. Offerings shall commence on the first day of each subsequent offering period and continue until the Amended Purchase Plan is terminated according to its terms. In addition to the regular offering periods under the Amended Purchase Plan, the Company may create subplans within the Amended Purchase Plan with differing offering periods.
Price Per Share. The purchase price per share is the lesser of: (1) 85% of the fair market value of the Common Stock on the date an offering period begins; or (2) 85% of the fair market value of the stock on the date an offering period ends. Fair market value shall mean the closing bid price as reported on the New York Stock Exchange on the applicable date, or if that date is not a business day, the business day immediately preceding the applicable date. As of March 13, 2023, the closing price of a share of the Common Stock on the New York Stock Exchange was $17.08.
Payroll Deductions and Purchase of Shares. Each eligible employee will be allowed to deduct 2% to 10% of his or her base pay for purchase of shares under the Amended Purchase Plan. Base pay means regular straight time salary or earnings, plus bonuses, overtime payments, payments for incentive compensation, and commissions. Amounts deducted from each participating employee will be credited to an account held by the Company and accumulated for the purpose of purchasing stock under the Amended Purchase Plan. On each date of exercise, the entire amount in each participating employee’s account is used to purchase shares of Common Stock. The funds allocated to an employee’s account shall remain the property of the respective employee at all times but may be commingled with the general funds of the Company. No participant may: (i) purchase stock the fair market value of which exceeds $25,000 during any calendar year, or (ii) purchase more than 2,500 shares in any offering period.
Withdrawing from Participation. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the account of a participating employee shall be paid to the employee or his or her estate. An employee may withdraw from an offering at any time before the first day of the last month of the offering period or other date designated by the Company. Upon withdrawal, the amount in the employee’s account will be refunded. An employee may suspend participation in an offering at any time before the first day of the last month of an offering period or other date designated by the Company by reducing his or her payroll deduction percentage election to 0% for the remainder of the offering. In such a case, the amount accumulated in the employee’s account prior to the suspension is not refunded, but is used to purchase shares as described in the preceding paragraph. An employee who has withdrawn from or suspended participation in an offering may not again participate in the Amended Purchase Plan until the next offering commences.
Amendment or Discontinuance of the Amended Purchase Plan. The Board shall have the right to amend, modify, or terminate the Amended Purchase Plan at any time without notice. Amendments of the Amended Purchase Plan will not, except for adjustments related to changes in the Company’s capitalization, increase the total number of shares to be offered unless shareholder approval is obtained.
Administration. The Amended Purchase Plan will be administered by the Board which has the power to make, administer, and interpret such rules and regulations as it deems necessary to administer the Amended Purchase Plan. The Board may delegate any or all of its authority and obligations under the Amended Purchase Plan to such committee or committees or officer(s) of the Company as it may designate. The Compensation Committee is vested with full authority
TrueBlue, Inc. 2023 Proxy Statement P. 60

PROPOSAL 5.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S
2010 EMPLOYEE STOCK PURCHASE PLAN
and discretion to construe the terms of the Amended Purchase Plan, make factual determinations, administer, and interpret such rules and regulations as it deems necessary to administer the Amended Purchase Plan.
Termination of the Amended Purchase Plan. The Amended Purchase Plan will terminate at the earliest of the following: (1) dissolution of the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation (other than a merger to a related entity), provided that prior to such event the Company may permit a participating employee to purchase shares with monies in his or her account; (2) the date the Board terminates the Amended Purchase Plan; and (3) the date when all shares reserved under the Amended Purchase Plan have been purchased.
Benefits under the Amended Purchase Plan. Benefits to be received by participants under the Amended Purchase Plan, including our executive officers, are not currently determinable because participation in the Amended Purchase Plan is voluntary and the benefits are subject to the market price of Common Stock at future dates.
U.S. Federal Income Tax Consequences Relating to the Amended Purchase Plan
The Amended Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The following discussion summarizes the principal anticipated U.S. federal income tax consequences that will generally apply in connection with the Amended Purchase Plan to participants and to the Company. This summary is based on the U.S. federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This tax information is general in nature and does not address all aspects of U.S. federal tax laws that may be relevant to the Company or to participants in the Amended Purchase Plan. This summary is not intended as tax advice and participants in the Amended Purchase Plan should consult with their personal tax advisors with respect to the individual tax consequences of their participation in the Amended Purchase Plan. The payroll deductions withheld from a participant’s pay under the Amended Purchase Plan will be taxable income to the participant and must be included in the participant’s gross income for U.S. federal income tax purposes in the year in which such amounts otherwise would have been received. If an Amended Purchase Plan participant is an employee of the Company at all times during the period beginning with the date of grant and ending on the day three months before an option awarded under the Amended Purchase Plan is exercised (a “qualified employee”), such qualified employee generally will not recognize taxable income on the grant or exercise of such option. Instead, the qualified employee generally will recognize taxable income on a sale or disposition of the stock acquired through the exercise of such option.
If a qualified employee holds stock acquired through the exercise of an option awarded under the Amended Purchase Plan for at least (i) two years after the option was granted, and (ii) one year after the stock was acquired under the Amended Purchase Plan (the “required holding periods”), gain recognized on a disposition of such stock will be taxed to the qualified employee as follows: an amount of such gain equal to the lesser of (1) the excess of the fair market value of the stock at the time the option was granted over the purchase price of the stock, and (2) the excess of the fair market value of the stock at the time of disposition over the purchase price of the stock, will be treated as ordinary compensation income. Any additional gain on such disposition will be taxed as long-term capital gain. If the fair market value of the stock at the time of the sale or disposition is less than the purchase price of the stock, then the qualified employee will recognize a long-term capital loss on such a sale or disposition. If a qualified employee sells or disposes such stock before the expiration of the required holding periods (a “disqualifying disposition”), the qualified employee will recognize ordinary compensation income in the year of the disqualifying disposition equal to the excess of the purchase price of the stock over the fair market value of the stock at the time the option was exercised. If the stock is sold for a price greater than the fair market value of the stock at the time the option was exercised, any gain in excess of that described in the previous sentence will be capital gain (long-term capital gain if the sale occurs more than one year after exercise). Conversely, if the sale price is less than the fair market value of the stock at the time the option was exercised, the qualified employee will be allowed a capital loss equal to any such difference (but will still be required to recognize ordinary compensation income equal to the excess of the purchase price of the stock over the fair market value at the time the option was exercised). Should a qualified employee die while owning stock acquired under the Amended Purchase Plan, ordinary compensation income must be recognized and reported on his or her final U.S. federal income tax return in an amount equal to the lesser of (1) the excess of the fair market value of the stock at the time the option was granted over the purchase price of the stock, or (2) the excess of the fair market value of the stock at the time of the employee’s death over over the purchase price of the stock. Even though a qualified employee who has held stock acquired under the Amended Purchase Plan for the required holding periods must treat part of his or her gain on the disposition of his stock as ordinary compensation income, the Company may not claim a deduction for such amount. However, where a qualified employee makes a disqualifying disposition, an amount equal to the income which the employee must report as ordinary compensation income will be allowed as a deduction to the Company in the taxable year of the disqualifying disposition subject to any limitations imposed under the Code.
The foregoing describes the treatment of Amended Purchase Plan participants who are qualified employees. An Amended Purchase Plan participant who is not a qualified employee generally will not recognize taxable income on the grant of an option under the Amended Purchase Plan but will recognize taxable income on the exercise of such an option in an amount equal to the excess of the fair market value of the stock at the time the option was exercised over the purchase price of the stock. Such amount will be treated as ordinary compensation income and will be added to the participant’s tax basis in the stock. Any gain recognized on the disposition of such stock will be treated as capital gain (long-term capital gain if the disposition occurs more than one year after exercise). The Company will be allowed a deduction at the time of exercise equal to the ordinary compensation income recognized by the participant, subject to any limitations imposed under the Code.
✔	FOR	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2010 EMPLOYEE STOCK PURCHASE PLAN.
TrueBlue, Inc. 2023 Proxy Statement P. 61

AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Kim Harris Jones, who chairs the committee, R. Chris Kreidler, Sonita Lontoh, and Jeffrey B. Sakaguchi. The Audit Committee is composed solely of non-employee directors, all of whom the Board determined are independent pursuant to the New York Stock Exchange (“NYSE”) rules and the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board has affirmatively determined that each member of the Audit Committee is “financially literate” under the listing standards of the NYSE and that Ms. Harris Jones and Messrs. Kreidler and Sakaguchi are “audit committee financial experts” as such term is defined in Item 407 of Regulation S-K. The Board has adopted a charter for the Audit Committee, which is available at https://investor.trueblue.com/corporate-governance/governance-documents. The charter is also available in print to any shareholder upon request.
The Audit Committee met 10 times during the 2022 fiscal year. These meetings included private, executive sessions between the Audit Committee and our independent auditors, Deloitte & Touche LLP (“Deloitte”), the Company's chief financial officer, chief legal officer, and vice president of internal audit. During its meetings, the Audit Committee reviewed and discussed, among other things:
•	the status of any significant issues in connection with the quarterly reviews and annual audit of the Company's financial statements;
•	the Audit Committee's charter and any modifications thereto;
•	the Company's annual external audit plans and the staffing resources available to carry out those audit plans;
•	the Company's annual internal audit plans and the staffing resources available to carry out those audit plans;
•	the Company's significant accounting policies and estimates;
•	the Company's use of non-generally accepted accounting principles (“non-GAAP”) measures and related Company policies and disclosure controls;
•	the Company's progress toward evaluating and documenting its internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and Committee of Sponsoring Organizations (“COSO”) 2013;
•	the impact and implementation of new accounting standards;
•	the impact of recent developments in corporate governance;
•	current tax matters affecting the Company;
•	the Company's investment guidelines;
•	the Company's compliance initiatives;
•	the Company's processes for responding to, and investigation of, employee complaints regarding internal controls, auditing issues, or questionable accounting matters; and
•	the Company's enterprise risk management efforts.
In addition to the meetings discussed above, the Audit Committee reviewed, with management and Deloitte, the Company's interim financial statements for each quarter of 2022 prior to the quarterly release of earnings.
The Audit Committee also reviewed and discussed with the Company's chief executive officer, chief financial officer, chief legal officer, chief accounting officer, other senior members of the finance department, the vice president of internal audit, and Deloitte the Company's audited financial statements as of and for the fiscal year ended December 25, 2022, prior to the release of earnings on Form 10-K. This discussion included, among other things:
•	critical accounting policies and practices used in the preparation of the Company's financial statements;
•
significant items involving management's estimates and judgments, including workers' compensation reserves, tax matters, allowance for doubtful accounts, goodwill and intangible assets, business acquisition accounting, and legal and regulatory contingencies;

•	alternative treatments within GAAP of the Company's annual financial information;
•	the effect of regulatory and accounting initiatives on the Company's financial statements, including the adoption of significant accounting pronouncements;
•	any significant audit adjustments proposed by Deloitte and management's response; and
•	confirmation that there were no matters of significant disagreement between management and Deloitte arising during the audit.
The Audit Committee has discussed with Deloitte the matters required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.
The Audit Committee pre-approved all audit and non-audit services provided by Deloitte prior to any engagement with respect to such services. Deloitte may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined, in each instance, that the proposed services are not prohibited by applicable regulations and that Deloitte’s independence will not be materially impaired as a result of having provided such services. Based on the reviews and discussions referred to above, the Audit Committee believes that Deloitte has been independent, objective, and impartial in conducting the 2022 fiscal year audit.
TrueBlue, Inc. 2023 Proxy Statement P. 62

AUDIT COMMITTEE REPORT
In performing all of the functions described above, the Audit Committee acts in an oversight capacity. In that role, the Audit Committee relies primarily on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board agreed, that the audited financial statements as of and for the year ended December 25, 2022, be included in the Company's Annual Report on Form 10-K for the year ended December 25, 2022, for filing with the SEC.
Members of the Audit Committee
Kim Harris Jones, Chair
R. Chris Kreidler
Sonita Lontoh
Jeffrey B. Sakaguchi
TrueBlue, Inc. 2023 Proxy Statement P. 63

PROPOSAL 6.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal year 2023. The Audit Committee of the board of directors (the “Board”) has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2023. Representatives of Deloitte will be available during the 2023 Annual Meeting of Shareholders to make a statement, if they desire to do so, and respond to appropriate questions by shareholders.
Proxies will be voted “For” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023 unless other instructions are indicated on your proxy card. In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment. The Audit Committee reserves the right to change its independent registered public accounting firm without seeking shareholder approval if it determines that such change is in the best interest of the Company.
Fees Paid to Independent Registered Public Accountant for Fiscal Years 2021 and 2022
Deloitte was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal years ending December 26, 2021 and December 25, 2022. Services provided to the Company and its subsidiaries by Deloitte in fiscal years 2021 and 2022, are described in the following table:
	2021	2022
Audit fees:(1)	$2,292,200	$2,412,000
Audit-related fees:(2)	$15,000	—
Tax fees:(3)	—	—
All other fees:(4)	$93,913	$4,180
Total	$2,401,113	$2,416,180
(1)
Audit fees for the 2021 and 2022 fiscal years were for services rendered for the audits of the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, reviews of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and other assistance required to complete the year-end audit of the consolidated financial statements.

(2)	Audit-related fees are for other SEC filings, including consents, comfort letters, or shelf-registrations.
(3)	Tax fees could include consultation on tax compliance, tax advice, and tax planning. The Company paid no such fees to Deloitte in fiscal years 2021 or 2022.
(4)
All other fees for the 2021 fiscal year were comprised of fees for preapproved advisory services and accounting research services subscription fees. All other fees for the 2022 fiscal year were comprised of accounting research services subscription fees.

The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent accountants with respect to such services. The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and that the accountants’ independence will not be materially impaired as a result of having provided such services. In making this determination, the Audit Committee shall take into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the accountants’ exercise of objective and impartial judgment on all issues encompassed within the accountants’ engagement would be materially impaired. The Audit Committee may delegate its approval authority to pre-approve services provided by the independent accountants to one or more of the members of the Audit Committee, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
✔	FOR	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
TrueBlue, Inc. 2023 Proxy Statement P. 64

CEO PAY RATIO
This section sets forth information concerning the ratio between the annual total compensation of the Company’s median employee and the annual total compensation of our Chief Executive Officer (“CEO”), Steven C. Cooper.
For the 2022 calendar year, the annual total compensation of the employee identified as our Company’s median employee was $8,188. Our CEO's annualized total compensation in 2022 was $6,274,335; Mr. Cooper's salary was annualized since he was reinstated as CEO in June 2022. Accordingly, for 2022, the CEO pay ratio was estimated to be 766 to 1.
The CEO pay ratio identified for our Company reflects the fact that the significant majority of our employees are temporary employees who work at our clients’ job sites, generally on a short-term project basis, and are not typically employed for a full year. The wages of temporary employees cannot be annualized under the SEC rules for the calculation of this CEO pay ratio.
To identify the employee with the median annual total compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made reasonable estimates based on our payroll and employment records, in a manner consistent with SEC rules.Our “Measurement Date” was the third Sunday of October, which was October 16, 2022. On the Measurement Date, our active U.S. and Canadian employees, excluding the CEO, consisted of 56,358 individuals.
Our employee population was comprised primarily of temporary employees. For our temporary employees, the definition of who was an active employee on the Measurement Date was anyone who worked during the workweek ending on the Measurement Date. For our staff employees, anyone who was denoted as active within our human resources systems on the Measurement Date was included in our employee population.
To identify the “median employee” from our employee population, we used taxable wages for the full 2022 calendar year. We did not annualize the salary of any of our staff employees who were employed with the Company for part of the year, except for Mr. Cooper's salary as discussed above.
Our employee population, from which the median employee was identified, included our U.S. and Canadian employees, which make up the predominate number of employees in the Company. We did not include any of the employees outside the U.S. and Canada as those employees outside the U.S. and Canada were less than 5% of all employees.
The Company’s total U.S. employee count at the Measurement Date was 53,653 and the total Canada employee count was 2,706. The total number of employees outside the U.S. and Canada at the Measurement Date was 2,061. The combined total of all employees worldwide at the Measurement Date was 58,420.
The employees outside the U.S. and Canada at the Measurement Date were located in the following jurisdictions:
Country	Approximate Number of Employees Excluded in 2022
India	1,532
United Kingdom	293
Australia	121
Poland	102
New Zealand	7
Singapore	5
Mexico	1
TrueBlue, Inc. 2023 Proxy Statement P. 65

OTHER INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table
The following table presents information on the Company’s equity compensation plans as of December 25, 2022, all of which have been approved by shareholders:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(3)	1,321,459	$25.34	1,685,626
(1)
This amount reflects the total number of outstanding nonqualified and incentive stock options, restricted stock units (“RSUs”), and performance share units (“PSUs”) (vesting at the maximum amount) as of the fiscal year end.

(2)	This weighted-average exercise price excludes the price of full value awards such as restricted shares, RSUs, and PSUs.
(3)	Equity compensation plans approved by security holders include the following:
TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan (the “2005 Plan”). The 2005 Plan applies to directors, officers, employees, and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted shares, PSUs, RSUs, and stock appreciation rights. The total number of shares authorized under this plan was 7,950,000. No further awards were made pursuant to this plan upon the shareholder approval of the 2016 TrueBlue Omnibus Incentive Plan. Under this plan, stock options for 6,365 shares were outstanding as of the fiscal year end and are included in the table above.
2016 TrueBlue Omnibus Incentive Plan (the “2016 Plan”). The 2016 Plan applies to directors, officers, employees, and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted shares, PSUs, RSUs, and stock appreciation rights. As of December 25, 2022, the total number of shares available for future issuance under the 2016 Plan was 1,563,414. Under this plan, there were an aggregate of 1,537,467 restricted shares, RSUs, PSUs (at the maximum amount), and deferred shares outstanding and zero stock options outstanding as of December 25, 2022. All future stock compensation awards will be awarded from this plan.
2010 TrueBlue Employee Stock Purchase Plan. This plan provides an opportunity for regular employees who have met certain service qualifications to purchase shares of Common Stock through payroll deductions of up to 10% of eligible after-tax compensation. These deductions are used to purchase shares of Common Stock at 85% of the fair market value of Common Stock as of either the first day or last day of each month, whichever is less. As of December 25, 2022, there were 122,212 shares available for future issuance under this plan.
TrueBlue, Inc. 2023 Proxy Statement P. 66

INFORMATION ABOUT THE MEETING
Background
What is the proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our” ) to be voted on at our 2023 Annual Meeting of Shareholders (the “Meeting”) to be held in a virtual format at 8:00 a.m., Pacific Daylight Time, on Thursday, May 11, 2023, and at any adjournment thereof. This proxy statement contains the required information under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.
What is the purpose of the Meeting?
At the Meeting, shareholders as of the Record Date (defined below) will vote on the items of business outlined in the Notice of Annual Meeting of Shareholders (“Meeting Notice”). In addition, management will report on our business and respond to questions from shareholders.
When is the record date?
The Board has established March 13, 2023, as the record date for the Meeting (“Record Date”).
How do I participate in the Meeting?
You have the right to participate in the Meeting if you were a shareholder as of the Record Date. This year's Meeting will be held in a virtual format through a live webcast on Thursday, May 11, 2023, at 8:00 a.m., Pacific Daylight Time. A recording of the Meeting will be available on the TrueBlue Investor Relations website after the Meeting.
You may submit questions in writing during the Meeting. To submit a question during the Meeting, you must first join the Meeting with your 16-digit control number (“Control Number”). Your Control Number can be found next to the label for postal mail recipients or within the body of the email sending you the proxy statement. We intend to answer questions pertinent to Company matters as time allows at the question and answer session following the formal portion of the Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition.
The Meeting webcast will begin promptly at 8:00 a.m. PDT. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 7:30 a.m. PDT, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Meeting, a technical assistance phone number will be made available on the Meeting's registration page 15 minutes prior to the start time of the Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials or why did I receive this proxy statement and a proxy card?
You received a Notice of Internet Availability of Proxy Materials (“Proxy Notice”) or this proxy statement and a proxy card because you owned shares of TrueBlue common stock (“Common Stock”) as of the Record Date and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.
Who may vote?
In order to vote at the Meeting, you must be a TrueBlue shareholder as of the Record Date. If, on the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote virtually at the Meeting or by proxy.
If, on the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank, or other agent (“Agent”) and not in your name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available or being forwarded to you by your Agent. The Agent holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your Agent on how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid legal proxy issued in your name from your Agent.
How many shares of Common Stock are outstanding?
As of the Record Date, there were 32,047,143 shares of Common Stock outstanding. There are no other classes of capital stock outstanding.
Voting Procedure
How do I vote?
If you are a shareholder of record (your shares are owned in your name and not in “street name”), you may vote:
•	online at www.proxyvote.com;
•	by using your mobile device to scan the Quick Response (“QR”) Code provided in the proxy statement summary;
•	by telephone toll-free (within the U.S. or Canada) at 1-800-690-6903;
•	by requesting, signing, and returning a proxy card; or
•	by virtually attending the Meeting.
If you wish to vote online or by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on Tuesday, May 10, 2023. After that time, online or telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must vote virtually during the Meeting. Shareholders can vote online during the Meeting. Shareholders of record that join the Meeting with their Control Number will be able to vote at the Meeting. “Street name” shareholders, also known as beneficial holders, must contact the institution that holds their shares for assistance with obtaining a Control Number that would permit them to vote at the Meeting. Shareholders voting online will need to follow the instructions at www.proxyvote.com. Voting online at the Meeting by a shareholder will revoke and replace any previous votes submitted by proxy.
In accordance with the SEC rules, we are providing all shareholders with their proxy materials online unless a shareholder has affirmatively elected to receive paper materials. You may elect to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Proxy Notice.
TrueBlue, Inc. 2023 Proxy Statement P. 67

INFORMATION ABOUT THE MEETING
How are my voting instructions carried out and how does the Board recommend I vote?
When you vote via proxy, by properly executing and returning a proxy card, or by voting online or by telephone, you appoint the individuals named on the proxy card (the “Proxy”) as your representatives at the Meeting. The Proxy will vote your shares at the Meeting, or at any adjournment of the Meeting, as you have instructed them on the proxy card. We urge you to specify your choices by marking the appropriate boxes on the proxy card, or carefully following the instructions for voting online or by telephone.
The Board recommends that you vote:
(i)	FOR the election of the director nominees named in this proxy statement (Proposal 1);
(ii)	FOR selecting “1 YEAR” as the frequency of conducting future advisory votes on executive compensation (Proposal 2);
(iii)	FOR the advisory approval of our executive compensation (Proposal 3);
(iv)	FOR approval of the Amended and Restated of the Company's 2016 Omnibus Incentive Plan (Proposal 4);
(v)	FOR approval of the Amended and Restated of the Company's 2010 Employee Stock Purchase Plan (Proposal 5); and
(vi)	FOR the ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 6).
With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via Proxy in advance of the Meeting in case your plans change.
If any nominee for director is unable to serve, or for good cause will not serve, or if an item that is not described in the Meeting Notice properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, your Proxy will vote the shares as recommended by the Board pursuant to the discretionary authority granted in the proxy card. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.
How long are directors elected for?
The Company’s directors are elected each year at the annual meeting of shareholders to serve until the next annual meeting when their successors are elected and qualified, or until they resign, are removed, or are otherwise disqualified to serve. The Company’s Board currently consists of eight directors.
How many votes do I have?
You have one vote for each share of Common Stock you own, and you can vote those shares for each director nominee and for each other item of business to be addressed at the Meeting.
How many shares must be present to hold a valid Meeting?
For us to hold a valid meeting, we must have a quorum, which means that a majority of the outstanding shares of Common Stock that are entitled to cast a vote are present in person, or by Proxy, at the Meeting. Proxy cards received but marked as abstentions and Broker
Non-Votes (discussed below) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Your shares will be counted as present at the Meeting if you:
•	vote online or by telephone;
•	properly submit a proxy card by mail (even if you do not provide voting instructions); or
•	attend the Meeting and vote online at the Meeting.
How many votes are required to approve an item of business?
As described in more detail in the Corporate Governance section under “Majority Voting for Directors,” the Company has adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, each of the nominees for directors will be elected by the vote of the majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “For” a nominee's election exceeds the number of votes cast “Against” that nominee's election. There is no cumulative voting for the election of the Company’s directors. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to approve by advisory vote the frequency of future advisory votes on executive compensation will be approved under Washington law for the frequency option that receives the most votes. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to approve, by advisory vote, our executive compensation will be approved under Washington law and our Amended and Restated Bylaws (“Bylaws”) if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to approve the Amended and Restated Company 2016 Omnibus Incentive Plan will be approved under Washington law if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to approve the Amended and Restated Company 2010 Employee Stock Purchase Plan will be approved under Washington law if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm will be approved under Washington law and our Bylaws if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the
TrueBlue, Inc. 2023 Proxy Statement P. 68

INFORMATION ABOUT THE MEETING
proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
What if my shares are held by a brokerage firm?
If you are a beneficial owner whose shares are held on record by a broker, you should instruct the broker how to vote your shares. The rules of the New York Stock Exchange (“NYSE”) allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions at least 10 days prior to an annual shareholder meeting. The ratification of the appointment of Deloitte as our independent registered public accounting firm is considered a routine matter under NYSE rules. However, all the other proposals in this proxy statement are not considered routine matters under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions. Accordingly, it is particularly important that the beneficial owners instruct their brokers how they wish to vote their shares.
If your shares are represented at the Meeting but you do not provide voting instructions (a “Broker Non-Vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting but will not be counted in determining the number of shares voted for or against the non-routine matter.
What if I change my mind after I submit my proxy?
You may revoke your proxy at any time before your shares are voted by:
•	submitting a later dated proxy prior to the Meeting (by mail, online, or telephone to be received before 11:59 p.m. Eastern Daylight Time, on May 10, 2023);
•	delivering a written request to return the executed proxy;
•	voting online at the Meeting; or
•	providing written notice of revocation to the Corporate Secretary of the Company at 1015 A Street, Tacoma, Washington 98402.
Where can I find the voting results of the Meeting?
We will announce preliminary voting results at the Meeting. We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed with the SEC within four business days of the Meeting. If final voting results are not available within the four business day time frame, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.
How can multiple shareholders sharing the same address request the receipt of only one set of proxy materials and other investor communications?
If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use, printing, and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 1015 A Street, Tacoma, Washington 98402, by email at InvestorRelations@TrueBlue.com, or by phone at (253) 680-8214. We will start sending you individual copies of proxy materials and other investor communications within 30 days of your revocation. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our 2022 Form 10-K, this proxy statement, proxy card, or the Proxy Notice to a stockholder at a shared address to which a single copy of the documents was delivered.
Can I receive the proxy materials electronically?
Yes. Shareholders who have not affirmatively opted to receive paper proxy materials through the mail will receive a Proxy Notice and may access our proxy materials online. On or about March 30, 2023, we mailed to our shareholders a Proxy Notice directing shareholders to the website where they can access our 2023 proxy statement, 2022 Annual Report, and instructions on how to vote online or by phone. If you received the Proxy Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Proxy Notice to request that a paper copy be mailed to you.
We will arrange with brokerage firms, custodians, nominees, and fiduciaries to forward proxy materials to certain beneficial owners of Common Stock. We will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.
Who may solicit proxies?
Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.
Who will count the votes?
Broadridge Investor Services will count the votes and will serve as the independent inspector of election.
Proposals by Shareholders
How can a shareholder submit a proposal to be voted on at the 2024 Annual Meeting of Shareholders?
If a shareholder wishes to submit a proposal for consideration at the 2024 Annual Meeting of Shareholders (“2024 Meeting”) pursuant to our Bylaws, the shareholder must submit the proposal in writing to our principal executive offices located at 1015 A Street, Tacoma, Washington 98402, Attn: Corporate Secretary, no earlier than the close of business on the 120th day and no later than the 90th day prior to the first anniversary of the date of the Meeting (for the 2024 Meeting, proposals must be submitted between January 12, 2024, and February 11, 2024). In the event that the number of directors to be elected at a meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a proposal will be considered timely, only with respect to nominees for any new positions created by such increase, if delivered to the Corporate Secretary no later than the tenth day following the day on which the public announcement of the increase is first made. Any such
TrueBlue, Inc. 2023 Proxy Statement P. 69

INFORMATION ABOUT THE MEETING
proposal must comply with the requirements set forth in our Bylaws. Copies of the Bylaws are available to shareholders upon request to the Company’s Corporate Secretary.
If a shareholder wishes to have a proposal considered for inclusion in our 2024 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must comply with Rule 14a-8 and be received by the Company at InvestorRelations@TrueBlue.com or our principal executive offices located at 1015 A Street, Tacoma, Washington 98402, Attn: Corporate Secretary, by no later than 120 calendar days before the first anniversary of the date on which the Company is releasing this proxy statement to shareholders in connection with the Meeting (for the 2024 Meeting, proposals must be submitted by December 1, 2023).
A proposal for action to be presented by any shareholder at an annual meeting will be out of order and will not be acted upon unless it has been submitted in compliance with the requirements set forth in our Bylaws and is, under law, an appropriate subject for shareholder action.
Nominations by Shareholders
In accordance with our Bylaws, shareholders wishing to nominate a candidate must deliver the name and address of the shareholder as they appear on the Company's books (or if the shareholder holds shares for the benefit of another person, the name and address of such beneficial owner) in a letter addressed to the Chair of the Governance Committee in care of the Company's Corporate Secretary and mailed to the Company's principal executive offices located at 1015 A Street, Tacoma, WA 98402, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Meeting (nominations for the 2024 Meeting must be submitted between January 12, 2024, and February 11, 2024). The notice must include the information with respect to the shareholder and the nominee specified by our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws with respect to advance notice of any nomination, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with all the requirements of Rule 14a-19.
Additional Company Information
Where can I find more of TrueBlue's corporate governance documents?
The following corporate governance materials are available and can be viewed and downloaded from the Governance Documents subsection of the Governance section of the Company's Investor Relations website at https://investor.trueblue.com/corporate-governance/governance-documents.
•	The Company's Amended and Restated Articles of Incorporation
•	The Company's Amended and Restated Bylaws
•	The Company's Corporate Governance Guidelines
•	The Audit Committee Charter
•	The Compensation Committee Charter
•	The Corporate Governance and Nominating Committee Charter
•	The Innovation and Technology Committee Charter
Additional relevant materials including the Company's Anti-Bribery and Corruption Policy, Insider Trading Policy, and Code of Conduct and Business Ethics can be viewed and downloaded on our website at https://www.trueblue.com/corporate-reports.
Where can I find additional information about TrueBlue?
Our reports on Forms 10-K, 10-Q, 8-K, and other publicly available information should be consulted for other important information about TrueBlue. You can also find additional information about us on our website at www.TrueBlue.com. The mailing address of the principal executive offices of the Company is 1015 A Street, Tacoma, Washington 98402. The telephone number for the Company is (253) 383-9101.
TrueBlue, Inc. 2023 Proxy Statement P. 70

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 13, 2023, for (i) each person known to the Company to own beneficially five percent or more of Common Stock; (ii) each director of the Company; (iii) each individual identified as a Named Executive Officer (“NEO”) of the Company pursuant to Item 402 of Regulation S-K; and (iv) all NEOs and directors of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of March 13, 2023, the Company had no other classes of outstanding equity securities.
Name & Address of Beneficial Owner**	Title of Class	Amount and Nature of Beneficial Ownership (Number of Shares)(1)	Percent of Class
Steven C. Cooper(2)	Common Stock	394,661	1%
A. Patrick Beharelle(3)	Common Stock	271,602	*
Derrek L. Gafford	Common Stock	123,781	*
Taryn R. Owen	Common Stock	123,892	*
Carl R. Schweihs	Common Stock	53,277	*
Garrett R. Ferencz	Common Stock	61,465	*
Colleen B. Brown	Common Stock	31,854	*
William C. Goings(4)	Common Stock	31,910	*
Kim Harris Jones(5)	Common Stock	39,798	*
R. Chris Kreidler(6)	Common Stock	21,136	*
Sonita Lontoh	Common Stock	12,674	*
Jeffrey B. Sakaguchi	Common Stock	54,485	*
Kristi A. Savacool(7)	Common Stock	29,259	*
All executive officers and directors as a group (13 individuals)	Common Stock	1,249,794	4%
BlackRock, Inc.(8)	Common Stock	5,731,786	18%
The Vanguard Group, Inc.(9)	Common Stock	4,299,287	13%
Dimensional Fund Advisors LP(10)	Common Stock	2,537,267	8%
Hotchkis and Wiley Capital Management, LLC(11)	Common Stock	2,468,970	8%
Pzena Investment Management, LLC(12)	Common Stock	2,205,832	7%
(1)
Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (“Exchange Act”), and includes: (i) shares held outright, shares held under the Company's employee stock purchase plan, restricted shares; and (ii) shares issuable upon exercise of options, warrants, and other securities convertible into or exchangeable for shares, which were exercisable on or within 60 days after March 13, 2023. These amounts also include RSUs and deferred shares which were not scheduled to vest within 60 days after March 13, 2023.

(2)	Includes 374,407 shares held outright and 20,254 deferred shares.
(3)	Mr. Beharelle is no longer employed by the Company. As such, this amount reflects his holdings as of the last Form 4 filed on February 11, 2022.
(4)	Includes 26,738 deferred shares and 5,172 options.
(5)	Includes 3,341 shares held outright and 36,457 deferred shares.
(6)	Includes 3,717 shares held outright and 17,419 deferred shares.
(7)	Includes 2,046 shares held outright and 27,213 deferred shares.
(8)
Information provided is based solely on a Schedule 13G/A filed on January 23, 2023, on behalf of BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 5,655,909 shares and sole dispositive power with respect to 5,731,786 shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)
Information provided is based solely on a Schedule 13G/A filed on February 9, 2023, on behalf of The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to zero (0) shares, shared voting power with respect to 22,307 shares, sole dispositive power with respect to 4,247,591 shares, and shared dispositive power with respect to 51,696 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)
Information provided is based solely on a Schedule 13G/A filed on February 10, 2023 on behalf of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 2,493,693 shares and sole dispositive power with respect to 2,537,267 shares. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this line are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(11)
Information provided is based solely on a Schedule 13G/A filed on February 14, 2023, on behalf of Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 2,095,195 shares and sole dispositive power with respect to 2,468,970 shares. The business address of Hotchkis and Wiley Capital Management, LLC is 601 S. Figueroa Street 39th Fl, Los Angeles, CA 90017.

(12)
Information provided is based solely on a Schedule 13G filed on January 23, 2023, on behalf of Pzena Investment Management, LLC. Pzena Investment Management, LLC has sole voting power with respect to 1,698,584 shares and sole dispositive power with 2,205,832 shares. The business address of Pzena Investment Management, LLC. is 320 Park Avenue, 8th Floor, New York, NY 10022.

*	Less than 1%.
**	The address of the NEOs and directors is c/o TrueBlue, Inc., 1015 A Street, Tacoma, Washington.
TrueBlue, Inc. 2023 Proxy Statement P. 71

OTHER BUSINESS
We do not intend to bring any other business before the 2023 Annual Meeting of Shareholders (the “Meeting”), and, so far as we know, no matters are to be brought before the Meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the discretion of the proxies.
TrueBlue, Inc. 2023 Proxy Statement P. 72

FORM 10-K REPORT AVAILABLE
A copy of the Company’s 2022 Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge to shareholders upon request to the chief financial officer at TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402 or by telephone at (253) 383-9101.
TRUEBLUE, INC.
By Order of the Board of Directors,
Todd N. Gilman
Corporate Secretary
/s/ Todd N. Gilman
Tacoma, Washington
March 30, 2023
TrueBlue, Inc. 2023 Proxy Statement P. 73

APPENDIX A
TRUEBLUE, INC.
NON-GAAP FINANCIAL MEASURES AND NON-GAAP RECONCILIATIONS
In addition to financial measures presented in accordance with U.S. GAAP, we monitor certain non-GAAP key financial measures. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.
Non-GAAP measure	Definition	Purpose of adjusted measures
Adjusted net income and Adjusted net income per diluted share
Net income (loss) and net income (loss) per diluted share, excluding:
 – amortization of intangibles,
 – amortization of software as a service assets,
 – accelerated depreciation,
 – PeopleReady technology upgrade costs,
 – COVID-19 government subsidies,
 – goodwill and intangible asset impairment  charge,
 – workforce reduction costs,
 – other adjustments, net,
 – tax effect of each adjustment to U.S. GAAP,  and
 – adjustment of income taxes to normalized  effective rate for periods prior to Q2 2020.

 – Enhances comparability on a consistent basis  and provides investors with useful insight into  the underlying trends of the business.

 – Used by management to assess performance  and effectiveness of our business strategies.

 – Provides a measure, among others, used in  the determination of incentive compensation  for management.

EBITDA and Adjusted EBITDA
EBITDA excludes from net income (loss):
 – income taxes,
 – interest expense and other income, net, and
 – depreciation and amortization.

 Adjusted EBITDA, further excludes:
 – third-party processing fees for hiring tax  credits,
 – amortization of software as a service assets,
 – gain on deferred compensation assets,
 – PeopleReady technology upgrade costs,
 – COVID-19 government subsidies, net,
 – goodwill and intangible asset impairment  charge,
 – workforce reduction costs, and
 – other adjustments, net.

 – Enhances comparability on a consistent basis  and provides investors with useful insight into  the underlying trends of the business.

 – Used by management to assess performance  and effectiveness of our business strategies.

 – Provides a measure, among others, used in  the determination of incentive compensation  for management.

TrueBlue, Inc. 2023 Proxy Statement P. 74

APPENDIX A
1.	RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE
(Unaudited)
	52 weeks ended
(in thousands, except for per share data)	Dec 25, 2022	Dec 26, 2021	Dec 27, 2020
Net income (loss)	$62,273	$61,634	$(141,841)
Amortization of intangible assets	5,746	6,704	10,144
Amortization of software as a service assets(1)	2,985	2,709	2,307
Accelerated depreciation(2)	1,658	—	—
PeopleReady technology upgrade costs(3)	7,935	1,300	—
Goodwill and intangible asset impairment charge	—	—	175,189
Workforce reduction costs(4)	—	1,993	12,570
COVID-19 government subsidies, net(5)	—	(4,222)	(6,211)
Other adjustments, net(6)	4,027	2,411	(4,496)
Tax effect of adjustments to net income (loss)(7)	(3,392)	(1,802)	(28,729)
Adjustment of income taxes to normalized effective rate(8)	—	—	(3,719)
Adjusted net income	$81,232	$70,727	$15,214
Adjusted net income per diluted share	$2.43	$2.00	$0.43
Diluted weighted average shares outstanding	33,447	35,434	35,658
2.	RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (Unaudited)
	52 weeks ended
(in thousands)	Dec 25, 2022	Dec 26, 2021	Dec 27, 2020
Net income (loss)	$62,273	$61,634	$(141,841)
Income tax expense (benefit)	11,143	12,216	(31,421)
Interest expense and other (income), net	(1,231)	(5,408)	(1,620)
Depreciation and amortization	29,273	27,556	32,031
EBITDA	101,458	95,998	(142,851)
Third-party processing fees for hiring tax credits(9)	594	734	495
Amortization of software as a service assets(1)	2,985	2,709	2,307
PeopleReady technology upgrade costs(3)	7,935	1,300	—
Goodwill and intangible asset impairment charge	—	—	175,189
Gain on deferred compensation assets(10)	—	2,897	1,725
Workforce reduction costs(4)	—	1,993	12,570
COVID-19 government subsidies, net(5)	—	(4,222)	(6,211)
Other adjustments, net(6)	4,027	2,411	(4,496)
Adjusted EBITDA	$116,999	$103,820	$38,728
1.	Amortization of software as a service assets is reported in selling, general and administrative expense.
2.	Accelerated depreciation for the existing systems being replaced by the upgraded PeopleReady technology platform.
3.	Costs associated with upgrading legacy PeopleReady technology.
4.
Workforce reduction costs for the 52 weeks ended December 26, 2021 in selling, general and administrative expense primarily include costs to streamline our delivery teams within our PeopleReady and PeopleScout segments. Workforce reduction costs for the 52 weeks ended December 27, 2020 were primarily due to employee reductions as part of our cost management actions in response to COVID-19 ($3.7 million in cost of services and $8.9 million in selling, general and administrative expense for the full-year).

5.
Net impact of COVID-19 related government subsidies. For the 52 weeks ended December 27, 2020, we received government subsidies of $9.9 million. We elected to distribute a portion of the total benefit for the year to our employees in the form of a $3.7 million bonus, resulting in a net benefit of $6.2 million for the fiscal year. These subsidies extended into 2021, providing a benefit of $4.2 million for the 52 weeks ended December 26, 2021.

6.
Other adjustments for 52 weeks ended December 25, 2022 primarily include $4.2 million in accelerated software costs, as well as costs of $1.1 million incurred to transition to a new third-party claims administrator for workers’ compensation. These costs were offset by a benefit of $1.4 million from forfeited stock awards

TrueBlue, Inc. 2023 Proxy Statement P. 75

APPENDIX A
associated with the CEO transition that were expensed in prior years. Other adjustments for the 52 weeks ended December 26, 2021 primarily costs incurred while transitioning into our new Chicago office of $1.8 million, as well as other technology implementation costs. Other adjustments for the 52 weeks ended December 27, 2020 primarily include costs of $0.7 million incurred while transitioning into our new Chicago office and implementation costs for cloud-based systems of $0.9 million, offset by a $6.3 million benefit from a reduction in expected costs to comply with the Affordable Care Act.
7.	Total tax effect of each of the adjustments to U.S. GAAP net income (loss) using the effective income tax rate for the respective periods in 2022, 2021, and 2020.
8.
Beginning in Q2 2020, we decided not to adjust our GAAP tax rate to an expected long-term ongoing rate in our adjusted net income calculation. Thus the adjustment for fiscal year 2020 relates to the Q1 2020 adjustment of the effective income tax rate to the long-term ongoing rate of 12 percent expected at that time.

9.	These third-party processing fees are associated with generating hiring tax credits.
10.	Gain realized on sale of deferred compensation mutual funds to purchase corporate owned life insurance policies.
TrueBlue, Inc. 2023 Proxy Statement P. 76

APPENDIX B
TRUEBLUE, INC.

2016 OMNIBUS INCENTIVE PLAN
As Amended and Restated Effective    , 2023
TrueBlue, Inc., a Washington corporation, sets forth herein the terms of its 2016 Omnibus Incentive Plan, as amended and restated effective    , 2023, as follows:
1. PURPOSE
The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly compensated Employees, Consultants, and Non-Employee Directors, and to motivate such Employees, Consultants, and Non-Employee Directors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. Upon originally becoming effective, the Plan replaced, and no further awards shall be made under, the Predecessor Plan (as defined herein).
2. DEFINITIONS
For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
2.1. “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
2.2. “Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms of the Award as approved by the Committee.
2.3. “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-based Award, or cash award under the Plan.
2.4. “Award Agreement” means a written agreement between the Company and a Grantee or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.
2.5. “Board” means the Board of Directors of the Company.
2.6. “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. References to the Code shall include the valid and binding governmental regulations, court decisions, and other regulatory and judicial authority issued or rendered thereunder.
2.7. “Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.
2.8. “Company” means TrueBlue, Inc., a Washington corporation, or any successor corporation.
2.9. “Common Stock” or “Stock” means a share of common stock of the Company, no par value per share.
2.10. “Consultant” means any person, except an Employee or Non-Employee Director, engaged by the Company or any Subsidiary, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.
2.11. “Corporate Transaction” means consummation of a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Subsidiaries.
2.12. “Disability” means (i) in the case of a Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall mean a “permanent and total disability” as the term is defined for purposes of Section 22(e)(3) of the Code.
2.13. “Effective Date” means May 11, 2016, the date the Plan was approved by the Company’s stockholders. “Restatement Effective Date” means    , 2023, the date this amendment and restatement of the Plan was approved by the Company’s stockholders.
2.14. “Employee” means any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company or any Subsidiary. Persons providing services to the Company, or to any Subsidiary, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity, as common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.
TrueBlue, Inc. 2023 Proxy Statement P. 77

APPENDIX B
2.15. “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
2.16. “Fair Market Value” of a share of Common Stock as of a particular date shall mean (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion.
2.17. “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.
2.18. “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board in the Award Agreement.
2.19. “Grantee” means a person who receives or holds an Award under the Plan.
2.20. “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
2.21. “Non-Employee Director” means a member of the Board who is not an Employee.
2.22. “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
2.23. “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
2.24. “Option Price” means the exercise price for each share of Stock subject to an Option.
2.25. “Other Stock-based Award” means an award of non-restricted Stock to a Non-Employee Director as part of the annual retainer under the Non-Employee Director compensation program.
2.26. “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee and includes an Annual Incentive Award.
2.27. “Plan” means this TrueBlue, Inc. 2016 Omnibus Incentive Plan, as amended from time to time.
2.28. “Predecessor Plan” means the TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan.
2.29. “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.
2.30. “Restricted Period” shall have the meaning set forth in Section 10.1.
2.31. “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.
2.32. “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a share of Stock or the appropriate amount of cash, as applicable, upon satisfaction of all applicable vesting conditions (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.
2.33. “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.
2.34. “SEC” means the United States Securities and Exchange Commission.
2.35. “Section 409A” means Section 409A of the Code.
2.36. “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
2.37. “Separation from Service” means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding, and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.
2.38. “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.
2.39. “Service Provider” means an Employee, Non-Employee Director, or Consultant.
2.40. “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.
2.41. “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
2.42. “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or an Affiliate combines.
2.43. “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
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2.44. “Termination Date” means the date that is ten (10) years after the Restatement Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2 hereof.
3. ADMINISTRATION OF THE PLAN
3.1. General.
The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its powers and responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as specifically provided in Section 13 or as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding, and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:
1.	designate Grantees;
2.	determine the type or types of Awards to be made to a Grantee;
3.	determine the number of shares of Stock to be subject to an Award;
4.
establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

5.	prescribe the form of each Award Agreement; and
6.
amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.
3.2. No Repricing.
Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 14. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.
3.3. Award Agreements; Clawbacks.
The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof, or any confidentiality obligation with respect to the Company or any Affiliate thereof, or otherwise in competition with the Company or any Affiliate thereof. Furthermore, the Company may annul an Award if the Grantee is terminated for “cause” as defined in the applicable Award Agreement.
Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder; (ii) similar rules under the laws of any other jurisdiction; (iii) any compensation recovery policies adopted by the Company to implement any such requirements; or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Grantee.
3.4. Deferral Arrangement.
The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.
3.5. No Liability.
No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or Award Agreement.
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APPENDIX B
3.6. Minimum Vesting Requirements.
Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) shares delivered in lieu of fully vested cash Awards, (iii) Other Stock-based Awards to Non-Employee Directors (including any such Awards that are deferred under the Company’s deferred compensation plan for Non-Employee Directors); and (iv) other Awards to Non-employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders); provided, that, the Board may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 14); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Corporate Transaction, in the terms of the Award or otherwise.
3.7. Book Entry.
Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.
4. STOCK SUBJECT TO THE PLAN
4.1. Authorized Number of Shares
Subject to adjustment under Section 14, the total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed the sum of (A) 1,542,944, the number of shares of Common Stock available for the grant of awards as of the Effective Date under the Predecessor Plan; (B) effective upon approval of the Company’s stockholders at the 2018 annual meeting of stockholders 1,800,000 shares; and (C) effective upon approval of the Company’s stockholders at the 2023 annual meeting of stockholders 695,000 shares. In addition, shares of Common Stock underlying any outstanding award granted under the Predecessor Plan that, following the Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan. As provided in Section 1, no new awards shall be granted under the Predecessor Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.
4.2. Share Counting
4.2.1. General
Each share of Common Stock granted in connection with an Award shall be counted as one share against the limit in Section 4.1, subject to the provisions of this Section 4.2. Share-based Performance Awards shall be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.
4.2.2. Cash-Settled Awards
Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.
4.2.3. Expired or Terminated Awards
If any Award under the Plan expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.
4.2.4. Payment of Option Price or Tax Withholding in Shares
The full number of shares of Common Stock with respect to which an Option or SAR is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, (i) if in accordance with the terms of the Plan, a Grantee pays the Option Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Option Price shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above; and (ii) for a share-settled SAR, the gross number of shares with respect to which the SAR is granted shall be counted against the limit in Section 4.1 (i.e., not just the net shares actually issued upon exercise of the SAR). In addition, if in accordance with the terms of the Plan, a Grantee satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above.
4.2.5. Substitute Awards
In the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan.
4.3. Award Limits
4.3.1. Incentive Stock Options.
Subject to adjustment under Section 14, 4 million shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.
4.3.2. Individual Award Limits - Share-Based Awards.
Subject to adjustment under Section 14, the maximum number of each type of Award (other than cash-based Performance Awards) granted to any Grantee in any calendar year shall not exceed the following number of shares of Common Stock: (i) Options and SARs: 1 million shares; and (ii) all share-based Performance Awards (including Restricted Stock and Restricted Stock Units that are Performance Awards): 1 million shares.
4.3.3. Individual Award Limits - Cash-Based Awards.
The maximum amount of cash-based Performance Awards granted to any Grantee in any calendar year shall not exceed the following: (i) Annual Incentive Award: $5 million; and (ii) all other cash-based Performance Awards: $5 million.
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APPENDIX B
4.3.4. Limits on Awards to Non-Employee Directors.
No more than $500,000 may be granted in share-based Awards under the Plan during any one year to a Grantee who is a Non-Employee Director (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Grant Date in the case of Restricted Stock, Restricted Stock Units, or Other Stock-based Awards, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs); provided, however, that share-based Awards made to a Grantee who is a Non-Employee Director at such Grantee’s election in lieu of all or a portion of his or her cash retainer or fees for service on the Board and any Board committee shall not be counted towards the limit under this Section 4.3.4.
5. EFFECTIVE DATE, DURATION AND AMENDMENTS
5.1. Term.
The Plan shall be effective as of the Effective Date, provided that it has been approved by the Company’s stockholders. The Plan shall terminate automatically on the ten (10) year anniversary of the Restatement Effective Date and may be terminated on any earlier date as provided in Section 5.2.
5.2. Amendment and Termination of the Plan.
The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law, or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s stockholders. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.
6. AWARD ELIGIBILITY AND LIMITATIONS
6.1. Service Providers.
Subject to this Section 6.1, Awards may be made to any Service Provider as the Board shall determine and designate from time to time in its discretion.
6.2 Successive Awards.
An eligible person may receive more than one Award, subject to such restrictions as are provided herein.
6.3. Stand-Alone, Additional, Tandem, and Substitute Awards.
Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).
7. AWARD AGREEMENT
Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.
8. TERMS AND CONDITIONS OF OPTIONS
8.1. Option Price.
The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.
8.2. Vesting.
Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Board and stated in the Award Agreement.
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APPENDIX B
8.3. Term.
Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of a period not to exceed ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.
8.4. Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the stockholders of the Company as provided herein or (ii) after the occurrence of an event which results in termination of the Option.
8.5. Method of Exercise.
An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.
8.6. Rights of Holders of Options.
Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 14 hereof or the related Award Agreement, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of such issuance.
8.7. Limitations on Incentive Stock Options.
An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.
9. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
9.1. Right to Payment.
A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a share of Stock on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR to the extent required by Section 409A.
9.2. Other Terms.
The Board shall determine at the Grant Date, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.
9.3. Term of SARs.
The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.
9.4. Payment of SAR Amount.
Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Board) in an amount determined by multiplying:
(1)	the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by
(2)	the number of shares of Stock with respect to which the SAR is exercised.
10. TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND OTHER STOCK-BASED AWARDS
10.1 Restrictions.
At the time of grant, the Board may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged, or otherwise
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APPENDIX B
encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions. The Board may also grant Other Stock-based Awards to Non-Employee Directors, which Awards may be subject to deferral under the terms of the Company’s deferred compensation plan for Non-Employee Directors (as in effect from time to time), in which case such Other Stock-Based Awards shall be considered to be fully vested Restricted Stock Units.
10.2. Restricted Stock Certificates.
The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date.
10.3. Rights of Holders of Restricted Stock.
Unless the Board otherwise provides in an Award Agreement and subject to Section 16.12, holders of Restricted Stock shall have rights as stockholders of the Company, including voting and dividend rights.
10.4. Rights of Holders of Restricted Stock Units.
10.4.1. Settlement of Restricted Stock Units.
Restricted Stock Units may be settled in cash or Stock, as determined by the Board, and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.
10.4.2. Voting and Dividend Rights.
Unless otherwise stated in the applicable Award Agreement and subject to Section 16.12, holders of Restricted Stock Units shall not have rights as stockholders of the Company, including no voting or dividend or dividend equivalents rights.
10.4.3. Creditor’s Rights.
A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
10.5. Purchase of Restricted Stock.
The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Board, in consideration for past Services rendered.
10.6. Delivery of Stock.
Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.
11. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK
11.1. General Rule.
Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.
11.2 Surrender of Stock.
To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.
11.3 Cashless Exercise.
With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 16.3.
11.4 Other Forms of Payment.
To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations, and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Grantee.
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APPENDIX B
12. TERMS AND CONDITIONS OF PERFORMANCE AWARDS
12.1 Performance Conditions.
The Committee may grant Performance Awards subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria, other measures of performance, or other terms and conditions as it may deem appropriate in establishing any performance goals. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.
12.2 Settlement of Performance Awards.
Settlement of Performance Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, adjust the amount of a settlement otherwise to be made in connection with Performance Awards.
13. REQUIREMENTS OF LAW
13.1. General.
The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (when the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
13.2 Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.
14. EFFECT OF CHANGES IN CAPITALIZATION
14.1 Changes in Stock.
If (i) the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, or (ii) there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, the number and kinds of shares for which grants of Awards may be made under the Plan (including the maximums set forth in Section 4.3) shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted, provided that any such adjustment shall comply with Section 409A.
14.2. Effect of Certain Transactions.
Except as otherwise provided in an Award Agreement, in the event of a Corporate Transaction, the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction, or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock was entitled to receive in the Corporate Transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions, and performance criteria which were applicable to the Awards prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 14.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of Common Stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Committee, (i) the holders of affected Options and SARs have been given a period of at least fifteen days prior to the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to
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APPENDIX B
the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 14.2 shall be conclusively presumed to be appropriate for purposes of Section 14.1.
14.3. Adjustments
Adjustments under this Section 14 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.
15. NO LIMITATION ON COMPANY
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.
16. TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN
16.1. Disclaimer of Rights.
No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.
16.2. Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.
16.3. Withholding Taxes.
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award; (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR; or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company or the Affiliate, as the case may be, may in its sole discretion, require or permit the Grantee to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of shares of Stock otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation, or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations, provided it does not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is deemed necessary or advisable to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Grantee may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
16.4. Captions.
The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.
16.5. Other Provisions.
Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion. In the event of any conflict between the terms of an employment agreement, an Award Agreement, and the Plan, the documents shall govern in the order listed herein, to the extent permitted by the terms of the Plan.
16.6. Number and Gender.
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
16.7. Severability.
If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
16.8. Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law, and applicable Federal law.
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APPENDIX B
16.9. Section 409A.
The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to comply therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Committee will have any liability to any Grantee for such tax or penalty.
16.10. Separation from Service.
The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.
16.11. Transferability of Awards.
16.11.1. Transfers in General.
Except as provided in Section 16.11.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.
16.11.2. Family Transfers.
If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 16.11.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 16.11.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 16.11.2 or by will or the laws of descent and distribution.
16.12. Dividends and Dividend Equivalent Rights.
If specified in the Award Agreement, the recipient of an Award other than Options or SARs under this Plan may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid currently or may be deemed to be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to stockholders, as determined in the sole discretion of the Committee. Notwithstanding the foregoing, the dividends or dividend equivalents shall accrue and be paid only to the extent the Award becomes vested or payable. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.
The Plan was originally approved by the stockholders of the Company on May 11, 2016.

The first amendment and restatement of the Plan was approved by the stockholders of the Company on May 9, 2018.

This second amendment and restatement of the Plan was approved by the stockholders of the Company on    , 2023.
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APPENDIX C
TRUEBLUE, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated on [   ]
1. Purpose of the Plan. The TrueBlue, Inc. 2010 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby eligible employees of TrueBlue, Inc. (the “Company”) and its Subsidiaries will have an opportunity to purchase shares of the common stock of the Company. The Company believes that employee participation in the ownership of the Company is of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code.
2. Definitions.
2.1.“Account” means the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant’s Account shall at all times remain the property of that Participant, but such funds may be commingled with the general funds of the Company.
2.2. “Base Pay” means an employee’s regular straight time salary or earnings plus any overtime, bonus, incentive compensation, or commission.
2.3. “Board” means the Board of Directors of the Company.
2.4. “Business Day” means a day that the New York Stock Exchange, or other designated exchange, is open for trading.
2.5. “Code” means the Internal Revenue Code of 1986, as amended.
2.6. “Commencement Date” means the date on which a particular Offering Period begins (i.e., January 1, February 1, etc.).
2.7. “Committee” means any committee or officer(s) of the Company to which or to whom the Board has delegated any or all of its authority and obligations under this Plan pursuant to Section 21.1. To the extent the Board reserves authority to itself with respect to certain powers under this Plan, or if no Committee has been established, references to Committee shall be construed to mean the Board.
2.8. “Ending Date” means the date on which the particular Offering Period concludes (i.e., January 31, February 28, etc.).
2.9. “ESPP Broker” means a qualified stock brokerage or other financial services firm that has been designated by the Company to establish Accounts for Shares purchased under the Plan by Participants.
2.10. “Fair Market Value” of a Share as of a particular date means (1) if the Shares are listed on a national securities exchange, the closing or last price of a Share on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a Business Day, the Business Day immediately preceding the applicable date, or (2) if the Shares are not then listed on a national securities exchange, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion (but in any event not less than fair market value within the meaning of Section 409A of the Code).
2.11. “Holding Period” means the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Board adopted this Plan, is the later of (1) the two-year period after the Commencement Date and (2) the one-year period after transfer to a Participant of any Shares under the Plan.
2.12. “Offering Period” means any one of the consecutive one- to three-month periods for the purchase and sale of Shares under the Plan. Each one of the Offering Periods may be referred to as an “Offering.”
2.13. “Participant” means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of Section 7.
2.14. “Shares” means shares of the Company’s common stock, no par value per share, which will be sold to Participants under the Plan.
2.15. “Subsidiaries” means any present or future domestic or foreign corporation that: (1) would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code, and (2) whose employees have been designated by the Committee to be eligible, subject to Section 3, to be Participants under the Plan. The Subsidiaries currently designated by the Committee as eligible to participate are set forth on Attachment A hereto.
2.16. “Withdrawal Notice” means a notice in a form designated by the Company that a Participant who wishes to withdraw from the Plan must submit to the Company in the manner set forth in Section 13.
3. Employees Eligible to Participate.
3.1. Domestic Employees. Any regular employee of the Company or any of its Subsidiaries is eligible to participate in the Plan except any employee who: (a) is not in the employ of the Company or any of its Subsidiaries on a Commencement Date, (b) has not been so employed for at least six consecutive months prior to the Commencement Date, (c) has not been paid for an average of at least twenty hours per week during such employment, and (d) is typically employed for less than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2).
3.2.  Foreign Employees. In order to facilitate participation in the Plan, the Committee may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
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APPENDIX C
4. Offering Periods. The Plan shall consist of Offering Periods, as determined by the Committee.
5. Price. The purchase price per share shall be the lesser of (1) 85% of the Fair Market Value of the Shares on the Commencement Date of an Offering Period; or (2) 85% of the Fair Market Value of the Shares on the Ending Date of an Offering Period.
6. Number of Shares Offered Under the Plan. The maximum number of Shares that will be offered under the Plan is 2,000,000. If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to Section 9 exceeds the number of Shares then available under this Section 6 after deduction of all Shares (a) that have been purchased under the Plan and (b) for which rights to purchase are then outstanding, the Company shall make a pro-rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, the number of Shares each Participant may purchase shall be reduced and the Company shall give to each Participant a written notice of such reduction.
7. Participation. An eligible employee may become a Participant by completing the enrollment process as designated by the Company prior to the Commencement Date of the Offering to which it relates. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering, but a Participant shall remain enrolled in the Plan until the Participant withdraws from the Plan pursuant to Section 13 hereof, or his or her employment is terminated with the Company or one of its Subsidiaries.
8. Payroll Deductions.
8.1. At the time the enrollment process is completed and for so long as a Participant participates in the Plan, each Participant shall authorize the Company to make payroll deductions of a whole percentage (not partial or fractional) of Base Pay; provided, however, that no payroll deduction shall be less than two percent or exceed 10 percent of Base Pay. The amount of the minimum percentage deduction may be adjusted by the Committee from time to time; provided, however, that a Participant’s existing rights under any Offering that has already commenced may not be adversely affected thereby.
8.2. Each Participant’s payroll deductions shall be credited to that Participant’s Account. A Participant may not make a separate cash payment into such Account nor may payment for Shares be made from other than the Participant’s Account.
8.3. A Participant’s payroll deductions shall begin on or following the Commencement Date and shall continue until the termination of the Plan unless the Participant elects to withdraw pursuant to Section 13 or changes his or her contribution percentage prior to the Commencement Date for a subsequent Offering.
8.4. A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the amount or rate of payroll deductions during an Offering.
9. Granting of Right to Purchase. On the Commencement Date, the Plan shall be deemed to have granted automatically to each Participant a right to purchase as many Shares (including fractional Shares) as may be purchased with such Participant’s Account on the corresponding Ending Date.
10. Purchase of Shares. On each Ending Date, each Participant’s accumulated payroll deductions and any funds remaining from any prior Offering Period will be applied to the purchase of whole or fractional Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. Any fractional Shares or cash in lieu of fractional Shares remaining after the purchase of full Shares upon exercise of the purchase right will be credited to such Participant’s account and carried forward and applied toward the purchase of full Shares for the next following Offering Period, subject to the terms of the Plan.
11. Participant’s Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.
12. Evidence of Ownership of Shares.
12.1. Promptly following the Ending Date of each Offering, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant’s name with the ESPP Broker.
12.2. A Participant may direct, by written notice to the ESPP Broker prior to the Ending Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.
12.3. A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift, or transfer of legal title), of Shares in the Participant’s ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of title. Subject to Section 12.4 below, in the absence of such a disposition of the Shares, however, the Shares must remain in the Participant’s account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.
12.4. A Participant who is not subject to United States taxation may, at any time and without regard to the Holding Period, move his or her Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.
13. Withdrawal and Suspension.
13.1. A Participant may withdraw from an Offering by delivering a withdrawal notice to the Company at any time before the first day of the last month of the Offering Period or other date designated by the Company. Upon withdrawal, the amount in the Participant’s account will be refunded as soon as practicable. A Participant’s withdrawal will become effective on the Commencement Date of the next Offering Period following withdrawal. After such withdrawal, the Company shall refund the Participant’s entire Account as soon as practicable.
13.2. A Participant who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. Upon compliance with such requirements, an employee’s re-entry into the Plan will become effective on the Commencement Date of the next Offering following the date the Participant complies with Section 7 with respect to the re-entry.
13.3. A Participant may suspend participation in an Offering at any time before the first day of the last month of the Offering Period or other date designated by the Company by reducing his or her payroll deduction percentage election to 0% for the remainder of the Offering Period. In such a case, the amount accumulated in the Participant’s account prior to the suspension is not refunded, but is used to purchase shares as described above. A Participant who has withdrawn from or suspended participation in an Offering may not again participate in the Purchase Plan until the Participant complies with the terms of Section 7 above.
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APPENDIX C
14. Carryover of Account. At the conclusion of each Offering, the Company shall automatically re-enroll each Participant in the next Offering, and the balance of each Participant’s Account shall be used to purchase Shares in the subsequent Offering, unless the Participant has advised the Company otherwise in writing, or as set forth in Section 20 or 23, in which case the Company shall refund to the Participant the funds that remain in the Participant’s Account as soon as practicable thereafter.
15. Interest. No interest shall be paid or allowed on a Participant’s Account.
16. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant’s Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant’s debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant’s rights or interests, whether by garnishment, levy, attachment, or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13.
17. Termination of Employment. As soon as practicable upon termination of a Participant’s employment with the Company for any reason whatsoever, including but not limited to death or retirement, the Participant’s Account shall be refunded to the Participant or the Participant’s estate, as applicable.
18. Amendment or Discontinuance of the Plan.
18.1.  The Committee shall have the right to amend or modify the Plan at any time without notice, except to the extent the Board has reserved such authority to itself with respect to any aspect of the Plan, and the Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that (i) subject to Sections 19 and 23.1(b), no Participant’s existing rights under any Offering that is in progress may be adversely affected thereby, and (ii) subject to Section 19, in the event that the Board or the Committee desires to retain the favorable tax treatment under Sections 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company’s shareholders approve such an increase.
18.2. Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Committee shall be entitled to change the Offering Periods, establish subplans with differing offering periods, change or alter the participating Subsidiaries, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Base Pay, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable.
19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of Shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the Committee shall make whatever adjustments are appropriate in the number, kind, and the price of the Shares that are available for purchase under the Plan, and in the number of Shares that a Participant is entitled to purchase.
20. Share Ownership. Notwithstanding anything herein to the contrary:
20.1. No Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately after such subscription, owns Shares that account for (including all Shares that may be purchased under outstanding subscriptions under the Plan) five percent or more of the total combined voting power or value of all classes of Shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership;
20.2. No Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant’s rights to purchase Shares under all “employee stock purchase plans” of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such Shares for each calendar year in which such right to subscribe is outstanding at any time. For purposes of this Section 20, the Fair Market Value of Shares shall be determined in each case as of the Commencement Date of the Offering in which such Shares are purchased. The Company shall refund as soon as practicable any contributions by a Participant that exceed the limit set forth in the preceding sentence; and
20.3. No Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant’s rights to purchase Shares under all “employee stock purchase plans” of the Company and its Subsidiaries to accrue at a rate that exceeds 2,500 shares in any one Offering Period.
21. Administration.
21.1. The Plan shall be administered by the Board. The Board may delegate any or all of its authority and obligations under this Plan to such committee or committees (including without limitation, a committee of the Board) or officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board.
21.2. The Committee shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The Committee may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, an ESPP Broker.
22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company’s Human Resources Department, Attention: ESPP Administration shall be authorized to receive such notices.
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APPENDIX C
23. Termination of the Plan.
23.1. This Plan shall terminate at the earliest of the following:
(a) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carry out the right to purchase, and to purchase at the purchase price set forth in Section 5, the number of Shares (including fractional Shares) that may be purchased with that Participant’s Account. In such an event, the Company shall refund to the Participant the funds that remain in the Participant’s Account after such purchase;
(b) The date the Board acts to terminate the Plan in accordance with Section 18 above; or
(c) The date when all of the Shares that were reserved for issuance hereunder have been purchased.
23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant’s Account.
24. Limitations on Sale of Shares Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee’s affairs. An employee, therefore, may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.
25. Governmental Regulation. The Company’s obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.
26. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.
27. Governing Law. The laws of the state of Washington shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.
TrueBlue, Inc. 2023 Proxy Statement P. 90

APPENDIX C
Attachment A
TRUEBLUE, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN
Eligible Subsidiaries
Effective
In addition to the employees of TrueBlue, Inc., the employees of any present or future domestic TrueBlue, Inc. subsidiaries are eligible to participate in the Plan:
TrueBlue, Inc. 2023 Proxy Statement P. 91

TRUEBLUE, INC.
C/O COMPUTERSHARE TRUST COMPANY
PO BOX 505000
LOUISVILLE, KY 40233-5000

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Transmit your voting instructions online until 11:59 P.M. Eastern Daylight Time Wednesday, May 10, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TBI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time Wednesday, May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Wednesday, May 10, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04321-P86726 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUEBLUE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Colleen B. Brown	☐	☐	☐
1b. Steven C. Cooper	☐	☐	☐
1c. William C. Goings	☐	☐	☐
1d. Kim Harris Jones	☐	☐	☐
1e. R. Chris Kreidler	☐	☐	☐
1f. Sonita Lontoh	☐	☐	☐
1g. Jeffrey B. Sakaguchi	☐	☐	☐
1h. Kristi A. Savacool	☐	☐	☐

The Board of Directors recommends you vote "1 Year" on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
2. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To approve, by advisory vote, compensation for our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
4. To approve the Amendment and Restatement of the Company's 2016 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
5. To approve the Amendment and Restatement of the Company's 2010 Employee Stock Purchase Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
6. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If signing on behalf of a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com.

V04322-P86726

TRUEBLUE, INC.
For Annual Meeting of the Shareholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven C. Cooper and Garrett R. Ferencz (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the annual meeting of the Company to be held at 8:00 a.m., Pacific Daylight Time, on Thursday, May 11, 2023, at www.virtualshareholdermeeting.com/TBI2023, and at any adjournment thereof.

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder and with respect to any other business that may properly come before the meeting, in accordance with the discretion of the Proxies. **Unless otherwise specified herein, the Proxies, in their discretion, are further authorized to vote:**

FOR PROPOSAL 1 (the election of directors nominated by the Board of Directors);
FOR "1 Year" on PROPOSAL 2 (advisory vote on the frequency of future advisory votes on executive compensation);
FOR PROPOSAL 3 (advisory vote approving executive compensation);
FOR PROPOSAL 4 (approval of the Amendment and Restatement of the Company's 2016 Omnibus Incentive Plan);
FOR PROPOSAL 5 (approval of the Amendment and Restatement of the Company's 2010 Employee Stock Purchase Plan);
and
FOR PROPOSAL 6 (ratification of the selection of the independent registered public accounting firm).

Continued and to be signed on reverse side